As filed with the Securities and Exchange Commission on December 4, 2012

Registration No. 333-182470

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NORTHWEST BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8731	94-3306718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4800 Montgomery Lane, Suite 800
Bethesda, MD 20814
(240) 497-9024

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Linda F. Powers
Chief Executive Officer
4800 Montgomery Lane, Suite 800
Bethesda, MD 20814
(240) 497-9024

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq. Marcelle S. Balcombe, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725	Yvan-Claude Pierre, Esq. Daniel I. Goldberg, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400 Facsimile: (212) 521-5450

Approximate date of commencement of proposed sale to the public : As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.001 par value per share(2)(3)	$15,525,000	$1,779.17
Common Stock Purchase Warrants	—		(4)
Shares of Common Stock, $0.001 par value per share, underlying Common Stock Purchase Warrants(2)	9,703,125	$1,323.51
Representative’s Common Stock Purchase Warrant	—		(4)
Shares of Common Stock underlying Representative’s Common Stock Purchase Warrant(2)(5)	$843,750	$96.69
Total Registration Fee	$26,071,875	$3,199.37	(6)

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions
(3)	Includes shares the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No registration fee required pursuant to Rule 457(g) under the Securities Act.
(5)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of $843,750, or 125% of $675,000 (5% of $13,500,000).
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 4, 2012

2,250,000 Shares of Common Stock
Warrants to Purchase 1,125,000 Shares of Common Stock

We are offering 2,250,000 shares of common stock and warrants to purchase up to an aggregate 1,125,000 shares of our common stock. The warrants will have a per share exercise price of $__ [125% of public offering price of the common stock and warrants]. The warrants are exercisable immediately and will expire five years from the date of issuance. On September 25, 2012, we effected a 1-for-16 reverse stock split of our issued and outstanding common stock.

Our common stock is quoted on the OTCQB under the symbol “NWBO”. We have received approval to have the common stock listed and application has been made to list the warrants on The NASDAQ Capital Market under the symbols “NWBO” and “NWBOW,” respectively. On November 28, 2012, the last reported sale price for our common stock on the OTCQB was $6.00 per share.

Our business and an investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discount(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 70 of this prospectus for a description of the compensation payable to the underwriters.

The underwriters may also purchase up to an additional 337,500 shares of common stock and/or 168,750 warrants from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the shares and warrants against payment therefor on or about            , 2012.

Aegis Capital Corp

           , 2012

You should rely only on the information contained in this prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “Northwest Biotherapeutics”, “we”, “us”, or “our” refer to Northwest Biotherapeutics, Inc. DCVax® is a registered trademark of the Company.

NORTHWEST BIOTHERAPEUTICS, INC.

Business Overview

We are a development stage biotechnology company focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, and, through a proprietary batch manufacturing process, on a cost-effective affordable basis initially in both the United States and Europe (the two largest medical markets in the world).

We have developed a platform technology, DCVax, which uses activated dendritic cells to mobilize a patient's own immune system to attack their cancer. The DCVax technology is expected to be applicable to most cancers, and is embodied in several complementary product lines. One of the product lines (DCVax-L) is designed to cover all solid tumor cancers in which the tumors can be surgically removed. Another product line (DCVax-Direct) is designed for all solid tumor cancers which are considered inoperable and cannot be surgically removed. The broad applicability of DCVax to many cancers provides multiple opportunities for commercialization and partnering.

After more than a decade of pre-clinical and clinical development, the DCVax technology has reached late stage development for two different cancers (brain and prostate), with a Phase III clinical trial in glioblastoma multiforme, or GBM, brain cancer currently under way, and a Phase III clinical trial in prostate cancer which was previously cleared to proceed by the U.S. Food and Drug Administration, or FDA, which we anticipate will proceed when we secure a partner. We have also completed a small early stage trial in metastatic ovarian cancer, and we have received clearance from the FDA for early stage trials in multiple other diverse cancers.

In the Phase I/II trials which formed the foundation for reaching these late stage Phase III trials, the clinical results with DCVax were striking. DCVax treatment delayed disease progression and extended survival by years, rather than weeks or months as is typical with cancer drugs. In addition, DCVax was non-toxic: no serious adverse events related to the treatment were seen. These clinical results (both the efficacy and the lack of toxicity) are consistent with a large and growing body of scientific literature and clinical experience, relating to the underlying biology involved.

As of November 28, 2012, our Phase III clinical trial in GBM is being conducted at 41 sites across the United States. Due to the expansion of the trial in the U.S., and the patient flow in the trial, we are amending our agreement with Cognate BioServices, our contract manufacturer, to double the amount of manufacturing capacity for DCVax.

The Phase III GBM trial is also progressing in Europe. On August 23, 2012, we announced that we received approval from the Medicines and Healthcare Products Regulatory Authority in the United Kingdom to proceed with our Phase III clinical trial in GBM in the U.K., and 4 major medical centers in the U.K. are preparing to proceed with the trial. On July 25, 2012, we announced that manufacturing certification has been received from the German regulatory authorities, which is the first step towards implementation of the Phase III trial in Germany. As of November 28, 2012, 24 clinical centers are in varying stages of preparations as trial sites in Germany. We have accelerated and strengthened our programs in Europe by partnering with large, prominent institutions, including the Fraunhofer Institute in Germany and Kings College Hospital in the U.K.

Our DCVax immunotherapies are based on a platform technology involving dendritic cells, the master cells of the immune system, and are designed to reinvigorate and educate the immune system to attack cancers. The dendritic cells are able to mobilize all parts of the immune system, including T cells, B cells and antibodies, natural killer cells and many others. Mobilizing the entire immune system provides a broader attack on the cancer than mobilizing just a particular component, such as T cells alone, or a particular antibody alone. Likewise, our DCVax technology is designed to attack the full set of biomarkers, or antigens on a patient’s cancer, rather than just a particular selected target or several targets. Clinical experience indicates that when just one or a few biomarkers on a cancer are targeted by a drug or other treatment, sooner or later the cancer usually develops a way around that drug, and the drug stops working. We believe that mobilizing all agents of the immune system, and targeting all biomarkers on the patient’s cancer, contributes to the effectiveness of DCVax.

We believe that the market potential of this technology is particularly large because the DCVax products are expected to be applicable to most cancers. We believe that the market potential is also enhanced by our two-continent strategy. By conducting our Phase III clinical trial in GBM on an international basis, with trial sites in both the United States and Europe, we believe we are positioned to potentially apply for product approval in both markets.

Market Opportunity

DCVax is expected, ultimately, to be applicable to most types of solid tumor cancers (i.e., cancers in any tissues). According to the American Cancer Society, 1 in 2 men, and 1 in 3 women in the United States will develop some form of cancer in their lifetime. There are nearly 1.5 million new cases of cancer per year in the U.S., and nearly 600,000 deaths from cancer. The statistics are similar in Europe and in much of the rest of the world.

Brain cancer

Brain cancer falls into two broad categories: primary, in which the cancer originates in the brain and metastatic, where the cancer first appears elsewhere in the body, but subsequently metastasizes to the brain. In the United States, on an annual basis, there are some 40,000 new cases of primary brain cancer, and 160,000 new cases of metastatic brain cancer.

Within the category of primary brain cancer, Grade 4 (GBM), is the most aggressive and lethal type. Among the 40,000 new cases of primary brain cancer per year in the U.S., at least 12,000 cases are GBM, with some estimates as high as 17,000, and the incidence is increasing.

In addition, brain cancer is a serious medical problem in children 18 years old and under. It is the second most frequent type of childhood cancers (after leukemias) and, following progress in reducing death rates from leukemias, it is now the number one cause of childhood cancer deaths.

Very little has changed in the last 30 years in the treatment and clinical outcomes for GBM. With all standard of care treatment today — surgery, radiation and chemotherapy — patients still die within a median of 14.6 months from diagnosis.

Temodar, which has become the standard of care chemotherapy treatment for GBM achieved market saturation extremely rapidly, within two years of product launch for brain cancer. Temodar added only 10 weeks of survival, extending survival from its historical median of 12 months to 14.6 months median today, and did so in a limited percentage of patients. Other drugs approved by FDA for GBM, such as Avastin, did not extend survival at all.

We believe DCVax is well positioned for this target market of GBM, as DCVax can potentially add substantially longer survival, in a higher percentage of patients, than does the existing medical standard of care, and DCVax does so without toxicity. Further, in the future we plan to conduct additional clinical trials and seek approval for other primary brain cancers and for metastatic brain cancers.

We believe DCVax is well positioned for this target market. Further, in the future we plan to conduct additional clinical trials and seek approval for other primary brain cancers and for metastatic brain cancers.

Prostate cancer

Prostate cancer is the most common cancer in men. At least 217,000 new cases per year are diagnosed in the U.S. alone, according to the American Cancer Society, with similar numbers in Europe. Among these, at least 100,000 new cases reach late stage prostate cancer each year in the U.S., with similar numbers in Europe.

Among these 100,000 new cases of late-stage prostate cancer per year, 80 – 85% of these patients have no visible metastases, and only 15 – 20% already have visible metastases. In our prior Phase I/II clinical trial, we treated both groups of patients and obtained clinical results significantly better than standard of care in both groups. Based on these prior results, our Phase III clinical trial will be focused on the much larger of the two markets: patients without visible metastases, who comprise 80-85% of the 100,000 new cases per year in the U.S.

Our Clinical Trials

In clinical trials to date, our DCVax treatments have been achieving what we believe to be striking results. In patients with newly diagnosed GBM, the most aggressive and lethal form of brain cancer, patients treated with full standard of care treatment today (surgery, radiation and chemotherapy), typically have recurrence of their cancer within a median of 6.9 months, and typically die within a median of 14.6 months. In contrast, our early stage clinical trials showed that patients who received DCVax in addition to standard of care typically did not experience recurrence until approximately 2 years, rather than 6.9 months, after diagnosis and typically lived for approximately 3 years, rather than just 14.6 months. This data, if reproducible in a larger study, such as our 300-patient Phase III trial that is currently under way, would demonstrate that patients with GBM can derive significant clinical benefit from DCVax treatment. Moreover, long-term follow-up data on the GBM patients treated with DCVax in prior clinical trials show that, as of the most recent update, 33% of the patients have reached or exceeded 4 years’ survival, and 27% of the patients have reached or exceeded 6 years’ survival (as compared with the median survival of 14.6 months with standard of care treatment today).

Similar results (doubling survival time compared with standard of care treatment) have been obtained in patients with late stage prostate cancer, either with or without metastases, in our prostate cancer clinical trial. Encouraging early results — significantly delaying progression of the cancer — have also been seen in patients in the initial metastatic ovarian cancer clinical trial.

Nearly as important in clinical trials to date, there have been no serious adverse events (i.e., no toxicity) related to DCVax. The broad and rapidly growing body of scientific literature about dendritic cells is consistent with the DCVax clinical experience, and provides added support regarding the lack of toxicity.

We are working to position DCVax as a front line therapy that could potentially become standard of care. Accordingly, we are highly sensitive to the cost and affordability of DCVax. We have spent more than a decade pioneering a unique method of batch manufacturing which now results in costs and pricing of DCVax lower than most cancer drugs (especially the newer ones), even though DCVax is a personalized product.

We have also worked to make DCVax an extremely simple product for both physicians and patients. DCVax is administered to patients as a simple intra-dermal injection, similar to a flu shot and does not involve any complex procedures for physicians or patients. Unlike chemical or biologic drugs, however, DCVax must remain frozen throughout the distribution and delivery process, until the time of administration to the patient, and cannot be handled at room temperature. Thus, hospitals, pharmacies and physicians may need to adopt new requirements for handling, distribution and delivery of DCVax.

As of November 28, 2012, our Phase III clinical trial in GBM patients is open at 41 sites across the United States, with additional sites expected to open before the end of 2012. In Europe, we are working in partnership with the Fraunhofer Institute (Fraunhofer), a multi-billion dollar organization with 18,000 scientists, engineers and business personnel, which is based in Germany and has operations worldwide, to add 24 or more additional sites in Germany that will be part of the U.S. trial. Up to half of the clinical trial costs in Germany will be covered by a $5.5 million German government grant to us (one of the largest grants ever awarded by the German government agency).

We have continued to expand our management team and to build further strength through partnering with leading institutions in Europe. We have recently appointed Dr. Gunter Rosskamp as CEO of our German subsidiary, Northwest Biotherapeutics, GmbH. Dr. Rosskamp has extensive experience as a senior manager in the pharmaceutical industry, as well as in running biotech companies, and is well known in the industry. He served as Head of Central Nervous System Therapeutics and Head of Business Development at Schering AG (now part of Bayer AG), and was responsible for the development and commercialization of several blockbuster drugs. We have also partnered with Kings College Hospital in London as the lead clinical trial site in the United Kingdom, and partnered with King's College London for the manufacture of DCVax in the United Kingdom. Kings College Hospital is a venerable institution, nearly 200 years old, and one of the most prominent medical institutions in the U.K.

As part of our partnering arrangements, the Fraunhofer Institute in Germany and Kings College in the U.K. have dedicated their own “cGMP” (clean room) state-of-the-art manufacturing facilities to our programs. We have thereby obtained these manufacturing facilities without any capital cost to us and without the 18-month or more lead time usually required. Each of these manufacturing locations, in Germany and the United Kingdom, can produce DCVax product for anywhere in Europe.

These manufacturing arrangements at Fraunhofer in Germany and Kings College London in the United Kingdom have been developed (including the training of personnel) and are being supervised by Cognate BioServices, Inc., our contract manufacturer in the United States, to ensure consistency. Adding these two manufacturing operations carries several important benefits for us: it increases capacity, it provides local operations to satisfy European regulators, and it provides important risk mitigation in case of any disruption in the U.S. manufacturing operation (In such case, DCVax product can be produced in Europe for the U.S. market).

We believe that our approach of conducting a Phase III clinical trial of DCVax-L in GBM at 80 or more sites on both sides of the Atlantic, at some of the best medical research institutions in the U.S., U.K. and Germany, is unique in giving us two chances at product approval in the two largest medical markets in the world: the United States and Europe. We have worked for two years to build these institutional relationships, and pursue the necessary regulatory and institutional approvals. We are now positioned to reap the benefits of this two-continent strategy.

In parallel with our clinical trial program, we are undertaking compassionate use programs in both the United Kingdom and Germany. In the United Kingdom, this program is proceeding under the “Specials” category. In Germany, this program will proceed under the “Hospital Exemption” provided in §4b of the German Drug Act. Both Kings College London and Fraunhofer will manufacture product for these compassionate use cases. In these cases, patients who are not eligible for the clinical trial can obtain DCVax. Such cases are not covered by insurance: the patients pay for the product on a self-pay basis.

Recent Developments

Our Board of Directors intends to take action to adopt a shareholder rights plan.

In August 2012, our Board and a majority of our stockholders approved an amendment to our Amended and Restated 2007 Stock Option Plan providing that, on an ongoing basis, effective January 1 each year, the aggregate number of shares of common stock that are available for issuance under the plan shall automatically be increased by such number of shares as is sufficient to cause the option pool to equal twenty percent (20%) of our issued and outstanding common stock at such time.

On September 25, 2012, we effected a 1-for-16 reverse stock split of our issued and outstanding common stock. In addition, we filed an amendment to our certificate of incorporation increasing our authorized shares of preferred stock from 20,000,000 to 40,000,000.

As of November 28, 2012, we have executed agreements to retire $34,472,930 aggregate amount of convertible notes, notes and payables by entering into Conversion Agreements with our non-affiliated and affiliated note holders and creditors, including certain of our directors and executive officers. This aggregate debt amount will be converted into 9,199,998 common shares and warrants exercisable for 4,599,994 shares of common stock, effective upon the closing of this public offering. The warrants will have an exercise period of five years from the date of issuance and an exercise price of $6.40 per share. Approximately $4.7 million aggregate principal amount of convertible notes and notes will be outstanding after the offering. We intend to enter into agreements after this offering to convert a portion of the convertible notes and notes into common stock and warrants. There can be no assurance that we will be able to enter into such agreements or that the terms of such agreements will be on acceptable terms.

Risks

We are a development stage company and have generated minimal revenues to date. Since our inception, we have incurred substantial losses. Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should carefully consider the following risks, which are discussed more fully in “Risk Factors” beginning on page 10 of this prospectus.

•	We will need to continue to raise substantial funds, on an ongoing basis, for general corporate purposes and operations, including our clinical trials. Such funding may not be available or, if available, may not be available on attractive terms.
•	We are likely to continue to incur substantial losses, and may never achieve profitability.
•	Our auditors have issued a “going concern” audit opinion.
•	As a development stage company with a novel technology and unproven business strategy, our limited history of operations makes an evaluation of our business and prospects difficult.
•	We will need to expand our management and technical personnel as our operations progress, and we may not be able to recruit such additional personnel and/or retain existing personnel.
•	We rely at present on third-party contract manufacturers. As a result, we may be at risk for capacity limitations and/or supply disruptions.
•	The manufacturing of our product candidates will have to be greatly scaled up for commercialization, and neither we nor other parties in the industry have experience with such scale-up.
•	The necessary specialized facilities, equipment and personnel may not be available or obtainable for the scale-up of manufacturing of our product candidates.
•	Our technology is novel, involves complex immune system elements, and may not prove to be effective.
•	Clinical trials for our product candidates are expensive and time consuming, and their outcome is uncertain.
•	We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates.
•	We have limited experience in conducting and managing clinical trials.
•	Multiple late stage clinical trials of DCVax-L for brain cancer, our lead product, may be required before we can obtain regulatory approval.
•	Changes in manufacturing methods for DCVax-L could require us to conduct equivalency studies and/or additional clinical trials.
•	We may not receive regulatory approvals for our product candidates or there may be a delay in obtaining such approvals.
•	We may fail to comply with regulatory requirements.
•	Regulatory approval of our product candidates may be withdrawn at any time.
•	Our product candidates will require a different distribution and handling model than conventional therapeutic products, and this may impede commercialization of our product candidates.

•	Our product candidates will require different marketing and sales methods and personnel than conventional therapeutic products. Also, we lack sales and marketing experience. These factors may result in significant difficulties in commercializing our product candidates.
•	We may not obtain or maintain the benefits associated with orphan drug status, including market exclusivity.
•	The availability and amount of potential reimbursement for our product candidates by government and private payers is uncertain and may be delayed and/or inadequate.
•	Competition in the biotechnology and biopharmaceutical industry is intense and most of our competitors have substantially greater resources than we do.
•	Competing generic medicinal products may be approved.
•	We may be exposed to potential product liability claims and our existing insurance may not cover these claims in whole or in part. In addition, insurance against such claims may not be available to us on reasonable terms in the future, if at all.
•	Our intellectual property rights may be overturned, narrowed or blocked, or they may not provide sufficient commercial protection for our product candidates, or third parties may infringe upon our intellectual property.
•	We may be exposed to claims or lawsuits — with or without merit — on various subjects, including that our products infringe patents or other proprietary rights of other parties.
•	DCVax is our only technology in clinical development.
•	Collaborations play an important role in our business, and could be vulnerable to competition or termination.
•	Our business could be adversely affected by new legislation.
•	Our business could be adversely affected by animal rights activists.
•	There may not be an active, liquid trading market for our common stock and warrants.
•	The market for our common stock may be limited, because our common stock is subject to “penny stock” rules.
•	Your ability to sell your shares in the secondary trading market may be limited, because our common stock is quoted on the OTCQB.
•	The price of our common stock may be highly volatile.
•	Toucan Capital and its affiliates are the principal holders of our shares of common stock, and this concentration of ownership may have a negative effect on the market price of our common stock.
•	The requirements of the Sarbanes-Oxley Act of 2002 and other U.S. securities laws impose substantial costs, and may drain our resources and distract our management.
•	Our management has identified internal control deficiencies, which our management and our independent auditor believe constitute material weaknesses.
•	We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the market price of our common stock.
•	Substantial amounts of our previously issued common stock are now and/or will soon be eligible for re-sale under Rule 144. This may have a negative effect on the market price of our common stock.
•	Our certificate of incorporation and bylaws, our shareholder rights plan and Delaware law have anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

•	Our management will have broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in way with which you disagree or which does not produce beneficial results.
•	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future as we do further financings and transactions.
•	Our reverse stock split may not increase our stock price sufficiently to enable us to list our common stock and warrants on The NASDAQ Capital Market, in which case this offering will not be completed.
•	Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.
•	Even if the reverse stock split achieves and maintains the requisite increase in the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.
•	The reverse stock split may decrease the liquidity of the shares of our common stock.
•	Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Corporate Information

We were formed in 1996 and incorporated in Delaware in July 1998. Our principal executive offices are located in Bethesda, Maryland, and our telephone number is (240) 497-9024. Our website address is www.nwbio.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

The Offering

Securities offered by us
2,250,000 shares of common stock and warrants to purchase up to an aggregate 1,125,000 shares of common stock.
Common Stock to be outstanding after this offering
24,755,094 shares(1) (25,880,094 if the warrants are exercised in full). If the underwriter’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 25,092,594 (26,386,344 if the warrants are exercised in full).
Description of Warrants
The warrants will have a per share exercise price equal to $ [125% of public offering price of the common stock and warrants]. The warrants are exercisable immediately and expire five years from the date of issuance.
Use of Proceeds
We expect to use the net proceeds received from this offering to fund our research and development activities and for working capital and general corporate purposes. We may also use a portion of the net proceeds to repay up to $3.8 million aggregate principal amount of convertible notes and notes. See “Use of Proceeds” on page 27.
Risk Factors
See “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
OTCQB symbol for our common stock
NWBO
The NASDAQ Capital Market proposed listing symbols
Common Stock — NWBO Warrants — NWBOW

Unless we indicate otherwise, all information in this prospectus:

•	reflects a 1-for-16 reverse stock split of our issued and outstanding shares of common stock, options and warrants effected on September 25, 2012 and the corresponding adjustment of all common stock price per share data and stock option and warrant exercise price per share data;
•	is based on 13,305,106 shares of common stock issued and outstanding as of November 28, 2012;
•	assumes no exercise by the underwriters of their option to purchase up to an additional 337,500 shares of common stock and/or 168,750 warrants to cover over-allotments, if any;
•	excludes 1,573,688 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $10.72 per share as of November 28, 2012;
•	excludes 5,436,858 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.13 per share as of November 28, 2012; and
•	excludes 112,500 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

(1)	consists of (i) 13,305,106 shares of common stock outstanding as of November 28, 2012, (ii) 2,250,000 shares of common stock to be sold in this offering and (iii) 9,199,998 shares of common stock issuable upon conversion of $34,472,930 aggregate amount of convertible notes, notes and payables upon the closing of this offering.

Summary Consolidated Financial Data

The following table sets forth our summary statement of operations data for the years ended December 31, 2011 and 2010 derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data for the nine months ended September 30, 2012 and 2011, and as of September 30, 2012, are derived from our unaudited financial statements appearing elsewhere in this prospectus and are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31, (in thousands, except per share data)		Nine Months Ended September 30, (in thousands, except per share data)
	2010	2011	2011	2012
Statement of Operations Data:
Research material sales	$10	$10	$10	$—
Research grant and other	—	—	—	450
Total Revenues	10	10	10	450
Operating Cost and Expenses:
Research and development	9,899	13,452	11,474	20,533
General and administration	5,463	13,335	10,675	8,152
Depreciation and amortization	2	10	6	10
Total Operating Costs and Expenses	15,364	26,797	22,155	28,695
Loss from Operations	(15,354)	(26,787)	(22,145)	(28,245)
Other Income (Expense):
Valuation of reclassified equity instruments	—	8,821	7,413	491
Conversion inducement expense	(4,673)	(7,944)	(125)	—
Derivative valuation gain	54	728	29	583
Interest expense	(7,884)	(7,648)	(5,426)	(9,626)
Interest income and other	489	—	—	—
Net Loss	$(27,368)	$(32,830)	$(20,254)	$(36,797)
Net Loss applicable to common stockholders	$(27,368)	$(32,830)	$(20,254)	$(36,797)
Net loss per share applicable to common stockholders – basic	$(6.56)	$(5.60)	$(3.78)	$(3.59)
Weighted average shares used in computing basic loss per share	4,191	5,887	5,355	10,258

	As of September 30, 2012 (in thousands)
	Actual	Pro Forma, as Adjusted(1)
Balance Sheet Data:
Total current assets	$297	$17,185
Total assets	428	17,316
Total liabilities	38,532	2,460
Total stockholders’ equity (deficit)	(38,104)	14,855

(1)	Pro forma, as adjusted amounts give effect to (i) the issuance of our securities from October 1, 2012 through and immediately prior to the date of this prospectus, (ii) the conversion of $34.5 million aggregate principal amount of debt and payables to common stock and (iii) the sale of the shares in this offering at the assumed public offering price of $6.00 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock and warrants. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to our Business

We will need to raise substantial funds, on an ongoing basis, for general corporate purposes and operations, including our clinical trials. Such funding may not be available or may not be available on attractive terms.

As of September 30, 2012, we had approximately $0.1 million of cash on hand. We will need substantial additional funding, on an ongoing basis, in order to continue execution of our clinical trials, to move our product candidates towards commercialization, to continue prosecution and maintenance of our large patent portfolio, to continue development and optimization of our manufacturing and distribution arrangements, and for other corporate purposes. Any financing, if available, may include restrictive covenants and provisions that could limit our ability to take certain actions, preference provisions for the investors, and/or discounts, warrants or other incentives. Any financing will involve issuance of equity and/or debt, and such issuances will be dilutive to existing shareholders. There can be no assurance that we will be able to complete any of the financings, or that the terms for such financings will be attractive. If we are unable to obtain additional funds on a timely basis or on acceptable terms, we may be required to curtail or cease some or all of our operations at any time.

As of November 28, 2012, we have executed agreements to retire $34,472,930 aggregate amount of convertible notes, notes and payables by entering into Conversion Agreements with our non-affiliated and affiliated note holders and creditors, including certain of our directors and executive officers. This aggregate debt amount will be converted into 9,199,998 common shares and warrants exercisable for 4,599,994 shares of common stock, effective upon the closing of this public offering. The warrants will have an exercise period of five years from the date of issuance and an exercise price of $6.40 per share. Approximately $4.7 million aggregate principal amount of convertible notes and notes will be outstanding after the offering. Of such amount, approximately $0.88 million aggregate principal amount of our convertible notes and notes are past due. We intend to enter into agreements after this offering to convert a portion of the convertible notes and notes into common stock and warrants. There can be no assurance that we will be able to enter into such agreements or that the terms of such agreements will be on acceptable terms.

We are likely to continue to incur substantial losses, and may never achieve profitability.

We have incurred net losses every year since our formation in March 1996, and had a deficit accumulated during the development stage of approximately $251.8 million and $288.6 million as of December 31, 2011 and September 30, 2012, respectively, of which $117.2 million was cash expenditures and $134.6 million was non-cash accounting measures as of December 31, 2011 and $131.7 million was cash expenditures and $156.9 million was non-cash accounting measures as of September 30, 2012. We expect that these losses will continue, and we anticipate negative cash flows from operations for the foreseeable future. We may never achieve or sustain profitability.

Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated, in their report on our December 31, 2011 financial statements, that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities, that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to shareholders, in the event of liquidation.

As a development stage company with a novel technology and unproven business strategy, our limited history of operations makes an evaluation of our business and prospects difficult.

We have had a limited operating history and we are still in the process of developing our product candidates through clinical trials. Our technology is novel and involves mobilizing the immune system to fight a patient’s cancer. Immune therapies have been pursued by many parties for decades, and have experienced many failures. In addition, our technology involves personalized treatment products, a new approach to medical products that involves new product economics and business strategies, which have not yet been shown to be commercially feasible or successful. We have not yet gone through scale-up of our operations to commercial scale. This limited operating history, along with the novelty of our technology, product economics, and business strategy, and the limited scale of our operations to date, makes it difficult to assess our prospects for generating revenues commercially in the future.

We will need to expand our management and technical personnel as our operations progress, and we may not be able to recruit such additional personnel and/or retain existing personnel.

As of November 28, 2012, we employ eight (8) full-time employees. The rest of our personnel are retained on a consulting or contractor basis. Biotech companies would typically have a larger number of employees by the time they reach late stage clinical trials. Such trials require extensive management activities and skill sets, including scientific, medical, regulatory (for FDA and foreign regulatory counterparts), manufacturing, distribution and logistics, site management, business, financial, legal, public relations outreach to both the patient community and physician community, intellectual property, administrative, regulatory (SEC), investor relations and other.

In order to fully perform all these diverse functions, with late stage trials under way at many sites across the U.S. and soon in Europe, we will need to expand our management and technical personnel. However, the pool of such personnel with expertise and experience with living cell products, such as our DCVax immune cell product, is very limited. In addition, we are a small company with limited resources, our business prospects are uncertain and our stock price is volatile. For some or all of such reasons, we may not be able to recruit all the management and technical personnel we need, and/or we may not be able to retain all of our existing personnel. In such event, we may have to continue our operations with a smaller than usual team of personnel, and our business and financial results may suffer.

We rely at present on third-party contract manufacturers. As a result, we may be at risk for capacity limitations and/or supply disruptions.

We currently rely upon Cognate BioServices, Inc., or Cognate, to produce all of our DCVax product in the U.S., and to supervise the production of our DCVax product candidates outside the U.S. The majority owner of Cognate is Toucan Capital, one of our major stockholders, and its affiliates. We have an agreement in place with Cognate pursuant to which Cognate has agreed to provide manufacturing and other services for the next five years, in connection with our Phase III clinical trial of DCVax -L in brain cancer, and other programs. The agreement requires us to make certain minimum monthly payments to Cognate in order to have dedicated manufacturing capacity available for our products, irrespective of whether we actually order any DCVax products. The agreement also specifies the amounts we must pay for Cognate's actual manufacturing of DCVax for patients.

We have entered into an agreement with King’s College London to manufacture DCVax for our clinical trial and our compassionate use cases. Cognate will manage and supervise the processing in London. In addition, our partner, Fraunhofer, has received approval and certification from the regional and national regulatory agencies in Germany for the manufacture of DCVax for GBM. We anticipate that the manufacturing facilities in the U.K. and Germany will be able to supply DCVax products for anywhere in Europe (and to the U.S., if needed), however this may not turn out to be feasible, for regulatory, operational and/or logistical reasons.

Problems with the manufacturing facilities or processes of Cognate or our partners in the U.K. and/or Germany could result in a failure to produce, or a delay in production, of adequate supplies of our DCVax product candidates. A number of factors could cause interruptions or delays, including the inability of a supplier to provide raw materials, equipment malfunctions or failures, damage to a facility due to natural disasters or otherwise, changes in FDA regulatory requirements or standards that require modifications to our manufacturing processes, action by the FDA or European regulators, or by us that results in the halting or slowdown of production of components or finished products due to regulatory issues, our manufacturers going out of business or failing to produce product as contractually required, and/or other similar factors. Because manufacturing processes for our DCVax product candidates are highly complex, require specialized facilities and personnel that are not widely available in the industry, involve equipment and training with long lead times, and are subject to lengthy regulatory approval processes, alternative qualified production capacity may not be available on a timely basis or at all. Difficulties, delays or interruptions in the manufacturing and supply of our DCVax product candidates could require us to stop enrolling additional new patients into our trial, and/or require us to stop the trial or other program, increase our costs, damage our reputation and, if our product candidates are approved for sale, cause us to lose revenue or market share if our manufacturers are unable to timely meet market demands.

The manufacturing of our product candidates will have to be greatly scaled up for commercialization, and neither we nor other parties in the industry have experience with such scale-up.

As is the case with any clinical trial, our Phase III clinical trial of DCVax-L for GBM involves a number of patients that is a small fraction of the number of potential patients for whom DCVax-L may be applicable in the commercial market. The same will be true of our other clinical programs with our other DCVax product candidates. If our DCVax-L, and/or other DCVax product candidates, are approved for commercial sale, it will be necessary to greatly scale up the volume of manufacturing, far above its level for the trials. Neither we nor our contract manufacturers have experience with such scale-up. In addition, there are virtually no consultants or advisors in the industry who have such experience and can provide guidance or assistance, because active immune therapies such as DCVax are a fundamentally new category of product in two major ways: these active immune therapy products consist of living cells, not chemical or biologic compounds, and the products are personalized. To our knowledge, no such products have successfully completed the necessary scale-up for commercialization without material difficulties. For example, Dendreon has encountered substantial difficulties trying to scale up the manufacturing of its Provenge product for commercialization.

The necessary specialized facilities, equipment and personnel may not be available or obtainable for the scale-up of manufacturing of our product candidates.

The manufacture of living cells requires specialized facilities, equipment and personnel which are entirely different than what is required for manufacturing of chemical or biologic compounds. Scaling up the manufacturing of living cell products to volume levels required for commercialization will require enormous amounts of these specialized facilities, equipment and personnel — especially where, as in the case of our DCVax product candidates, the product is personalized and must be made for each patient individually. Since living cell products are so new, and have barely begun to reach commercialization, the supply of the specialized facilities, equipment and personnel needed for them has not yet developed. It may not be possible for us or our manufacturers to obtain all of the specialized facilities, equipment and personnel needed for commercialization of our DCVax product candidates. This could delay or halt our commercialization.

Our technology is novel, involves complex immune system elements, and may not prove to be effective.

Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Over the course of several decades, there have been many different immune therapy product designs — and many product failures and company failures. To our knowledge, to date, only one active immune therapy, Provenge, has been approved by the FDA. The human immune system is complex, with many diverse elements, and the state of scientific understanding of the immune system is still limited. Some immune therapies previously developed by other parties showed surprising and unexpected toxicity in clinical trials. Other immune therapies developed by other parties delivered promising results in early clinical trials, but failed in later stage clinical trials. To date, we have only completed early stage trials in limited numbers of patients. Although the results of those trials were quite positive, those results may not be achieved in our later stage clinical trials, such as the 300-patient Phase III trial we are now conducting for GBM, and our product candidates may not ultimately be found to be effective.

Clinical trials for our product candidates are expensive and time consuming, and their outcome is uncertain.

The process of obtaining and maintaining regulatory approvals for new therapeutic products is expensive, lengthy and uncertain. Costs and timing of clinical trials may vary significantly over the life of a project owing to any or all of the following non-exclusive reasons:

•	the duration of the clinical trial;
•	the number of sites included in the trials;
•	the countries in which the trial is conducted;
•	the length of time required and ability to enroll eligible patients;
•	the number of patients that participate in the trials;
•	the number of doses that patients receive;
•	the drop-out or discontinuation rates of patients;
•	per patient trial costs;
•	third party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;
•	our final product candidates having different properties in humans than in lab testing;
•	the need to suspect or terminate our clinical trials;
•	insufficient or inadequate supply of quality of necessary materials to conduct our trials;
•	potential additional safety monitoring, or other conditions required by FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, or other studies requested by regulatory agencies;
•	problems engaging IRBs to oversee trials or in obtaining and maintaining IRB approval of studies;
•	the duration of patient follow-up;
•	the efficacy and safety profile of a product candidate;
•	the costs and timing of obtaining regualtory approvals; and
•	the costs involved in enforcing or defending patent claims or other intellectual property rights.

Late stage clinical trials, such as our Phase III clinical trial for GBM patients, are especially expensive, typically requiring tens of millions of dollars, and take years to reach their outcomes. Such outcomes often fail to reproduce the results of earlier trials. It is often necessary to conduct multiple late stage trials (including multiple Phase III trials) in order to obtain sufficient results to support product approval, which further increases the expense. Sometimes trials are further complicated by changes in requirements while the trials are under way (for example, when the standard of care changes for the disease that is being studied in the trial). Accordingly, any of our current or future product candidates could take a significantly longer time to gain regulatory approval than we expect, or may never gain approval, either of which could delay or stop the commercialization of our DCVax product candidates.

We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates.

Our clinical trials may be suspended at any time for a number of reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to the clinical trial patients. In addition, the FDA or other regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements or that they present an unacceptable safety risk to the clinical trial patients.

Administering any product candidate to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying further development or approval of our product candidates for any or all targeted indications. Ultimately, some or all of our product candidates may prove to be unsafe for human use. Moreover, we could be subject to significant liability if any volunteer or patient suffers, or appears to suffer, adverse health effects as a result of participating in our clinical trials.

We have limited experience in conducting and managing clinical trials.

We rely on third parties to assist us, on a contract services basis, in managing and monitoring all of our clinical trials. We do not have experience conducting late stage clinical trials ourselves without third party service firms, other than our current Phase III trial, nor do we have experience in supervising such third parties in managing late stage, multi-hundred patient clinical trials, other than our current Phase III trial. Our lack of experience and/or our reliance on these third party service firms may result in delays or failure to complete these trials successfully and on time. If the third parties fail to perform, we may not be able to find sufficient alternative suppliers of those services in a reasonable time period, or on commercially reasonable terms, if at all. If we were unable to obtain alternative suppliers of such services, we might be forced to delay, suspend or stop our 300-patient Phase III clinical trial of DCVax-L for GBM.

Multiple late stage clinical trials of DCVax-L for GBM, our lead product, may be required before we can obtain regulatory approval.

Typically, companies conduct multiple late stage clinical trials of their product candidates before seeking product approval. Our current Phase III 300-patient clinical trial of DCVax-L for GBM is our first late stage trial. We may be required to conduct additional late stage trials with DCVax-L for GBM before we can obtain product approval. This would substantially delay our commercialization. There is also some possibility that changes requested by the FDA could complicate the application process for product approval. In addition, a number of products are under development for brain cancer and at least one has recently been approved in the U.S.. It is possible that the standard of care for brain cancer could change while our Phase III trial is still under way. This could necessitate further clinical trials with our DCVax-L product candidate for brain cancer.

Changes in manufacturing methods for DCVax-L could require us to conduct equivalency studies and/or additional clinical trials.

With biologics products, “the process is the product”: i.e., the manufacturing process is considered to be as integral to the product as is the composition of the product itself. If any changes are made in the manufacturing process, and such changes are considered material by the regulatory authorities, the company sponsor may be required to conduct equivalency studies to show that the product is equivalent under the changed manufacturing processes as under the original manufacturing processes, and/or the company sponsor may be required to conduct additional clinical trials. Our manufacturing processes have undergone some changes during the early clinical trials. Accordingly, we may be required to conduct equivalency studies, and/or additional clinical trials, before we can obtain product approval, unless the regulatory authorities are satisfied that the changes in processes do not affect the quality, efficacy or safety of the product.

We may not receive regulatory approvals for our product candidates or there may be a delay in obtaining such approvals.

Our products and our ongoing development activities are subject to regulation by regulatory authorities in the countries in which we or our collaborators and distributors wish to test, manufacture or market our products. For instance, the FDA will regulate the product in the U.S. and equivalent authorities, such as the European Medicines Agency, or EMA, will regulate in Europe. Regulatory approval by these authorities will be subject to the evaluation of data relating to the quality, efficacy and safety of the product for its proposed use, and there can be no assurance that the regulatory authorities will find our data sufficient to support product approval of DCVax-L .

The time required to obtain regulatory approval varies between countries. In the U.S., for products without “Fast Track” status, it can take up to eighteen (18) months after submission of an application for product approval to receive the FDA's decision. Even with Fast Track status, FDA review and decision can take up to twelve (12) months. At present, we do not have Fast Track status for our lead product, DCVax-L for GBM. We plan to apply for Fast Track status, but there can be no assurance that FDA will grant us such status for DCVax-L.

Different regulators may impose their own requirements and may refuse to grant, or may require additional data before granting, an approval, notwithstanding that regulatory approval may have been granted by other regulators. Regulatory approval may be delayed, limited or denied for a number of reasons, including insufficient clinical data, the product not meeting safety or efficacy requirements or any relevant manufacturing processes or facilities not meeting applicable requirements as well as case load at the regulatory agency at the time.

We may fail to comply with regulatory requirements.

Our success will be dependent upon our ability, and our collaborative partners’ abilities, to maintain compliance with regulatory requirements, including current good manufacturing practices, or cGMP, and safety reporting obligations. The failure to comply with applicable regulatory requirements can result in, among other things, fines, injunctions, civil penalties, total or partial suspension of regulatory approvals, refusal to approve pending applications, recalls or seizures of products, operating and production restrictions and criminal prosecutions.

Regulatory approval of our product candidates may be withdrawn at any time.

After regulatory approval has been obtained for medicinal products, the product and the manufacturer are subject to continual review, including the review of adverse experiences and clinical results that are reported after our products are made available to patients, and there can be no assurance that such approval will not be withdrawn or restricted. Regulators may also subject approvals to restrictions or conditions, or impose post-approval obligations on the holders of these approvals, and the regulatory status of such products may be jeopardized if such obligations are not fulfilled. If post-approval studies are required, such studies may involve significant time and expense.

The manufacturer and manufacturing facilities we use to make any of our products will also be subject to periodic review and inspection by the FDA or EMA, as applicable. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer or facility, including withdrawal of the product from the market. We will continue to be subject to the FDA or EMA requirements, as applicable, governing the labeling, packaging, storage, advertising, promotion, recordkeeping, and submission of safety and other post-market information for all of our product candidates, even those that the FDA or EMA, as applicable, had approved. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

Our product candidates will require a different distribution model than conventional therapeutic products, and this may impede commercialization of our product candidates.

Our DCVax product candidates consist of living human immune cells. Such products are entirely different from chemical or biologic drugs, and require different handling, distribution and delivery than chemical or biologic drugs. One crucial difference is that our DCVax products must remain frozen throughout the distribution and delivery process, until the time of administration to the patient, and cannot be handled at room temperature. In addition, our DCVax product candidates are personalized and they involve ongoing treatment cycles over several years for each patient. Each product shipment for each patient must be tracked and managed individually. For all of these reasons, among others, we will not be able to simply use the distribution networks and processes that already exist for conventional drugs. It may take time for shipping companies, hospitals, pharmacies and physicians to adapt to the requirements for handling, distribution and delivery of these products, which may adversely affect our commercialization.

Our product candidates will require different marketing and sales methods and personnel than conventional therapeutic products. Also, we lack sales and marketing experience. These factors may result in significant difficulties in commercializing our product candidates.

The commercial success of any of our product candidates will depend upon the strength of our sales and marketing efforts. We do not have a marketing or sales force and have no experience in marketing or sales of products like our lead product, DCVax-L for GBM. To fully commercialize our product candidates, we will need to recruit and train marketing staff and a sales force with technical expertise and ability to manage the distribution of our DCVax-L for GBM. As an alternative, we could seek assistance from a corporate partner or a third party services firm with a large distribution system and a large direct sales force. However, since our DCVax living cell, immune therapy products are a fundamentally new and different type of product than are on the market today, we would still have to train such partner’s or such services firms’ personnel about our products, and would have to make changes in their distribution processes and systems to handle our products. We may be unable to recruit and train effective sales and marketing forces or our own, or of a partner or a services firm, and/or doing so may be more costly and difficult than anticipated. Such factors may result in significant difficulties in commercializing our product candidates, and we may be unable to generate significant revenues.

We may not obtain or maintain the benefits associated with orphan drug status, including market exclusivity.

Although our lead product, DCVax-L for GBM, has been granted orphan drug status in both the United States and the European Union, or EU, we may not receive the benefits associated with orphan drug designation (including the benefit providing for market exclusivity for a number of years). This may result from a failure to maintain orphan drug status, or result from a competing product reaching the market that has an orphan designation for the same disease indication. Under U.S. and EU rules for orphan drugs, if such a competing product reaches the market before ours does, the competing product could potentially obtain a scope of market exclusivity that limits or precludes our product from being sold in the U.S. for seven years or from being sold in the EU for ten years. Also, in the EU, even after orphan status has been granted, that status is re-examined shortly prior to the product receiving any regulatory approval. The EMA must be satisfied that there is evidence that the product offers a significant benefit relative to existing therapies, in order for the therapeutic product to maintain its orphan drug status. Accordingly, our product candidates will have to re-qualify for orphan drug status prior to any potential product approval in the EU.

The availability and amount of potential reimbursement for our product candidates by government and private payers is uncertain and may be delayed and/or inadequate.

The availability and extent of reimbursement by governmental and/or private payers is essential for most patients to be able to afford expensive treatments, such as cancer treatments. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare. Private payers tend to follow CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for fundamentally novel products such as ours, as there is no body of established practices and precedents for these new products. To date, we are aware of only one active immune therapy that has reached the stage of a reimbursement decision (Provenge). Although CMS approved coverage and reimbursement for Provenge, and private payers followed suit, there remain substantial questions and concerns about reimbursement for Provenge, and such questions and concerns appear to be impeding sales.

Reimbursement agencies in Europe can be even more conservative than CMS in the U.S.. A number of cancer drugs which have been approved for reimbursement in the U.S. have not been approved for reimbursement in certain European countries, and/or the level of reimbursement approved in Europe is lower than in the U.S.

Various factors could increase the difficulties for our DCVax products to obtain reimbursement. Costs and/or difficulties associated with the reimbursement of Provenge could create an adverse environment for reimbursement of other immune therapies, such as our DCVax products. Approval of other competing products (drugs and/or devices) for the same disease indications could make the need for our products and the cost-benefit balance seem less compelling. The cost structure of our product is not a typical cost structure for medical products, as the majority of our costs are incurred up front, when the manufacturing of the personalized product is done. Our atypical cost structure may not be accommodated in any reimbursement for our products. If we are unable to obtain adequate levels of reimbursement, our ability to successfully market and sell our product candidates will be adversely affected.

The manner and level at which reimbursement is provided for services related to our product candidates (e.g., for administration of our product to patients) is also important. If the reimbursement for such services is inadequate, that may lead to physician resistance and adversely affect our ability to market or sell our products.

The methodology under which CMS makes coverage and reimbursement determinations is subject to change, particularly because of budgetary pressures facing the Medicare program. For example, the Medicare Prescription Drug, Improvement, and Modernization Act, or Medicare Modernization Act, enacted in 2003, provided for a change in reimbursement methodology that has reduced the Medicare reimbursement rates for many drugs, including oncology therapeutics.

In markets outside the U.S., where we plan to operate in the future, the prices of medical products are subject to direct price controls and/or to reimbursement with varying price control mechanisms, as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the U.S. Some jurisdictions operate positive and/or negative list systems under which products may only be marketed once a reimbursement price has been agreed. Other countries allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. Accordingly, in markets outside the U.S., the reimbursement for our products may be reduced compared with the U.S. and may be insufficient to generate commercially reasonable revenues and profits.

Competition in the biotechnology and biopharmaceutical industry is intense and most of our competitors have substantially greater resources than we do.

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Several companies, such as Dendreon, Celldex Therapeutics, Inc., Ark Therapeutics plc, Oxford Biomedica plc, Argos Therapeutics, Inc., Agenus, Inc., Prima Biomed, Ltd., Avax Technologies, Inc., Immunocellular Therapeutics, Ltd., Bavarian Nordic, Bellicum Pharmaceuticals, and others are actively involved in the research and development of immune therapies or cell-based therapies for cancer. In addition, other novel technologies for cancer are under development, such as the electro-therapy device of NovoCure. Of these companies, only one has obtained approval of such an immune therapy: Dendreon (for its Provenge treatment of prostate cancer). Additionally, several companies, such as Medarex, Inc., Amgen, Inc., Agensys, Inc., and Genentech, Inc., are actively involved in the research and development of monoclonal antibody-based cancer therapies. Currently, at least seven antibody-based products are approved for commercial sale for cancer therapy, and a large number of additional ones are under development. Genentech is also engaged in several Phase III clinical trials for additional antibody-based therapeutics for a variety of cancers, and several other companies are in early stage clinical trials for such products. Many other third parties compete with us in developing alternative therapies to treat cancer, including: biopharmaceutical companies; biotechnology companies; pharmaceutical companies; academic institutions; and other research organizations, as well as some medical device companies (e.g., NovoCure and MagForce Nano Technologies AG).

We face extensive competition from companies developing new treatments for brain cancer. These include a variety of immune therapies, as mentioned above, as well as a variety of small molecule drugs and biologics drugs . There are also a number of existing drugs used for the treatment of brain cancer that may compete with our product, including, Avastin® (Roche Holding AG), Gliadel® (Eisai Co. Ltd.), and Temodar® (Merck & Co., Inc.), as well as Novocure’s electrotherapy device.

Most of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing and sales than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly if they enter into collaborative arrangements with large and established companies.

These third parties compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to our programs, and in obtaining sites for our clinical trials and enrolling patients.

Our competitors may develop more effective or affordable products, or achieve earlier patent protection or earlier product marketing and sales. Any products developed by us may be rendered obsolete and non-competitive.

Competing generic medicinal products may be approved.

In the EU, there exists a process for approval of generic biological medicinal products once patent protection and other forms of data and market exclusivity have expired. Arrangements for approval of generic biologics products exist and are under consideration in the U.S., as well. Other jurisdictions are considering adopting legislation that would allow the approval of generic biological medicinal products. If generic medicinal products are approved, competition from such products may substantially reduce sales of our products.

We may be exposed to potential product liability claims, and our existing insurance may not cover these claims in whole or in part. In addition, insurance against such claims may not be available to us on reasonable terms in the future, if at all.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing, marketing and sale of therapeutic products. We carry insurance coverage but this insurance may not cover any claims made. In the future, insurance coverage may not be available to us on commercially reasonable terms (including acceptable cost), if at all. Insurance that we obtain may not be adequate to cover claims against us. Regardless of whether they have any merit or not, and regardless of their eventual outcome, product liability claims may result in substantially decreased demand for our product candidates, injury to our reputation, withdrawal of clinical trial participants or physicians, and/or loss of revenues. Thus, whether or not we are insured, a product liability claim or product recall may result in losses that could be material.

We store, handle, use and dispose of controlled hazardous, radioactive and biological materials in our business. Our current use of these materials generally is below thresholds giving rise to burdensome regulatory requirements. Our development efforts, however, may result in our becoming subject to additional requirements, and if we fail to comply with applicable requirements we could be subject to substantial fines and other sanctions, delays in research and production, and increased operating costs. In addition, if regulated materials were improperly released at our current or former facilities or at locations to which we send materials for disposal, we could be liable for substantial damages and costs, including cleanup costs and personal injury or property damages, and we could incur delays in research and production and increased operating costs.

Insurance covering certain types of claims of environmental damage or injury resulting from the use of these materials is available but can be expensive and is limited in its coverage. We have no insurance specifically covering environmental risks or personal injury from the use of these materials and if such use results in liability, our business may be seriously harmed.

Our intellectual property rights may be overturned, narrowed or blocked, and may not provide sufficient commercial protection for our product candidates, or third parties may infringe upon our intellectual property.

Patent laws afford only limited protection and may not protect our rights to the extent necessary to sustain any competitive advantage we may have. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in those countries. Moreover patents and patent applications relating to living cell products are relatively new, involve complex factual and legal issues, and are largely untested in litigation — and as a result, are uncertain. Third parties may challenge our existing patents, and such challenges could result in overturning or narrowing some of our patents. Even if our patents are not challenged, third parties could assert that their patents block some or all of our patents

As of November 28, 2012, we have over 100 issued patents (7 in the U.S.) and more than 90 pending patent applications related to our product candidates, and related processes such as manufacturing processes.

The issued patents expire at various dates from 2015 to 2026. Our issued patents may be challenged, and such challenges may result in reductions in scope or invalidations. Our pending patent applications may not result in issued patents. Moreover, our patents and patent applications may not be sufficiently broad to prevent others from using substantially similar technologies or from developing competing products. We also face the risk that others may independently develop similar or alternative technologies, or design around our patented technologies.

We have taken security measures (including execution of confidentiality agreements) to protect our proprietary information, especially proprietary information that is not covered by patents or patent applications. These measures, however, may not provide adequate protection for our trade secrets or other proprietary information. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

We may be exposed to claims or lawsuits — with or without merit — on various subjects, including that our products infringe patents or other proprietary rights of other parties.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. The patent landscape is especially uncertain in regard to cell therapy products, as it involves complex legal and factual questions for which important legal principles remain unresolved. Infringement and other intellectual property claims — with or without merit — can be expensive and time-consuming to litigate and can divert management’s attention. We have already been exposed to one frivolous patent lawsuit by a large company, which we vigorously defended and forced the large company to withdraw all of the claims made. We have also been exposed to frivolous claims (without a lawsuit) by a competitor asserting or implying inaccurately that a recent patent issued to them somehow covers our products (which it does not). In the future, we may again be exposed to claims by third parties — with or without merit — that our products infringe their intellectual property rights. Such claims or lawsuits may involve substantial costs and diversion of management attention to defend.

In addition, because patents can take many years to issue, and patent applications are not published until up to eighteen months after they are filed, there may be currently pending applications, unknown to us, which may later result in issued patents that our products may inadvertently infringe. There could also be existing patents of which we are not aware that one or more of our products may inadvertently infringe.

DCVax is our only technology in clinical development.

Unlike many pharmaceutical companies that have a number of products in development and which utilize many different technologies, we are dependent on the success of our DCVax platform technology. While the DCVax technology has a wide scope of potential use, and is embodied in several different product lines for different clinical situations, if the core DCVax technology is not effective or is not commercially viable, our business could fail. We do not currently have other technologies that could provide alternative support for us.

Collaborations play an important role in our business, and could be vulnerable to competition or termination.

We work with scientists and medical professionals at academic and other institutions, including UCLA, among others, some of whom have conducted research for us or have assisted in developing our research and development strategy. These scientists and medical professionals are collaborators, not our employees. They may have commitments to, or contracts with, other businesses or institutions that limit the amount of time they have available to work with us. We have little control over these individuals. We can only expect that they devote time to us and our programs as required by any license, consulting or sponsored research agreements we may have with them. In addition, these individuals may have arrangements with other companies to assist in developing technologies that may compete with our products. If these individuals do not devote sufficient time and resources to our programs, or if they provide substantial assistance to our competitors, our business could be seriously harmed.

The success of our business strategy may partially depend upon our ability to develop and maintain our collaborations and to manage them effectively. Due to concerns regarding our ability to continue our operations or the commercial feasibility of our personalized DCVax product candidates, these third parties may decide not to conduct business with us or may conduct business with us on terms that are less favorable than those customarily extended by them. If either of these events occurs, our business could suffer significantly.

We may have disputes with our collaborators, which could be costly and time consuming. Failure to successfully defend our rights could seriously harm our business, financial condition and operating results. We intend to continue to enter into collaborations in the future. However, we may be unable to successfully negotiate any additional collaboration and any of these relationships, if established, may not be scientifically or commercially successful.

Our business could be adversely affected by new legislation and/or product related issues.

Changes in applicable legislation and/or regulatory policies or discovery of problems with the product, production process, site or manufacturer may result in delays in bringing products to market, the imposition of restrictions on the product’s sale or manufacture, including the possible withdrawal of the product from the market, or may otherwise have an adverse effect on our business.

Our business could be adversely affected by animal rights activists.

Our business activities have involved animal testing, as such testing is required before new medical products can be tested in clinical trials in patients. Animal testing has been the subject of controversy and adverse publicity. Some organizations and individuals have attempted to stop animal testing by pressing for legislation and regulation in these areas. To the extent that the activities of such groups are successful, our business could be adversely affected. Negative publicity about us, our pre-clinical trials and our product candidates could also adversely affect our business.

Risks Related to our Common Stock and this Offering

There may not be an active, liquid trading market for our common stock and warrants.

Our common stock is currently listed on the OTCQB, which is generally recognized as being a less active market than NASDAQ. In addition, there is no established trading market for the warrants being offered in this offering. The pool of potential investors who may buy and sell on the OTCQB is limited. Many institutional investors have policies which preclude them from doing so. You may not be able to sell your shares at the time desired or at the price desired. There may be significant consequences associated with our stock trading on the OTCQB rather than a national exchange. The effects of not being able to list our securities on a national exchange include:

•	limited dissemination of the market price of our securities;
•	limited news coverage;
•	limited interest by investors in our securities;
•	volatility of our stock price due to low trading volume;
•	increased difficulty in selling our securities in certain states due to “blue sky” restrictions; and
•	limited ability to issue additional securities or to secure additional financing.

The market for our common stock may be limited, because our common stock is subject to “penny stock” rules.

Our common stock is subject to the SEC’s “penny stock” rules. As a result, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected. Under the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended, or Exchange Act, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these rules, broker-dealers may find it difficult to effectuate customer transactions, and trading activity in our common stock may be adversely affected. As a result, the market price of our common stock may be depressed, and stockholders may find it more difficult to sell our common stock.

Your ability to sell your shares in the secondary trading market may be limited, because our common stock is quoted on the OTCQB.

Our common stock is currently quoted on the over-the-counter market on the OTCQB, as described above. Consequently, the liquidity of our common stock is quite limited, not only in regard to the number of shares that are bought and sold, but also through delays in the timing of transactions, and lack of coverage by security analysts and the news media of our Company. As a result, prices for shares of our common stock may be lower than might otherwise be the case if our common stock were quoted and traded on NASDAQ or a national securities exchange.

The price of our common stock may be highly volatile.

The share prices of publicly traded biotechnology and emerging pharmaceutical companies, particularly companies without consistent product revenues and earnings, can be highly volatile and are likely to remain highly volatile in the future. The price which investors may realize in sales of their shares of our common stock may be materially different than the price at which our common stock is quoted, and will be influenced by a large number of factors, some specific to us and our operations, and some unrelated to our operations. Such factors may cause the price of our stock to fluctuate frequently and substantially. Such factors may include large purchases or sales of our common stock, positive or negative events relating to other companies developing immune therapies for cancer, positive or negative events relating to healthcare and the overall pharmaceutical and biotech sector, currency fluctuations, legislative or regulatory changes, and/or general economic conditions. In the past, shareholder class action litigation has been brought against other companies that experienced volatility in the market price of their shares. Whether or not meritorious, litigation brought against a company following fluctuations in the trading price of its common stock can result in substantial costs, divert management’s attention and resources, and harm the company’s financial condition and results of operations.

Speculative nature of warrants.

The warrants do not confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $___ per share [125% of public offering price of the common stock and warrants], prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

Toucan Capital and its affiliates are the principal holders of our shares of common stock, and this concentration of ownership may have a negative effect on the market price of our common stock.

As of November 28, 2012, Toucan Capital and its affiliates (including Cognate BioServices, Toucan Partners and Linda Powers, who also serves as our Chief Executive Officer and Chairperson of the Board of Directors), collectively, beneficially owned an aggregate of 8,188,050 shares of our common stock, representing approximately 48.0 percent of our issued and outstanding common stock. This concentration of ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning stock of companies with controlling stockholders. Toucan Capital and its affiliates have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. This influence could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to investors.

The requirements of the Sarbanes-Oxley Act of 2002 and other U.S. securities laws impose substantial costs, and may drain our resources and distract our management.

We are subject to certain of the requirements of the Sarbanes-Oxley Act of 2002 in the U.S., as well as the reporting requirements under the Exchange Act. The Exchange Act requires, among other things, filing of annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K following the happening of certain material events, with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Our existing controls have some weaknesses, as described below. Meeting the requirements of the Exchange Act and the Sarbanes-Oxley Act may strain our resources and may divert management's attention from other business concerns, both of which may have a material adverse effect on our business.

Our management and our independent auditor have identified internal control deficiencies, which our management and our independent auditor believe constitute material weaknesses.

In connection with the preparation of our financial statements for the year ended December 31, 2011, and prior years, our management and our independent auditor identified certain internal control deficiencies that, in the aggregate, represent material weaknesses, including:

•	lack of a sufficient number of independent directors on our audit committee;
•	lack of a financial expert on our audit committee;
•	insufficient segregation of duties in our finance and accounting function due to limited personnel;
•	lack of controls in place to ensure that all material developments impacting the financial statements are reflected;
•	lack of oversight and review of financial reporting;
•	lack of internal accounting technical expertise;
•	lack of preparation and review and verification of internally developed documentation; and
•	lack of executed agreements for significant contracts.

As part of our independent auditors’ communications with our audit committee with respect to audit procedures for the year ended December 31, 2011, our independent auditors informed the audit committee that these deficiencies constituted material weaknesses, as defined by Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements and Related Independence Rule and Conforming Amendments,” established by the Public Company Accounting Oversight Board, or PCAOB. We have begun taking appropriate and reasonable steps, and will continue and complete such steps in due course, to make the necessary improvements to address these deficiencies, but the timing of such steps is uncertain and the availability of funding and resources for such steps are also uncertain. Our ability to attract qualified individuals to serve on our Board and to take on key management roles within the Company is also uncertain. Our failure to successfully complete the remedies of the existing weaknesses could lead to heightened risk for financial reporting mistakes and irregularities, and/or lead to a loss of public confidence in our internal controls that could have a negative effect on the market price of our common stock.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the market price of our common stock.

We have not paid any cash dividends on our common stock to date in our history, and we do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Also, any credit agreements which we may enter into with institutional lenders may restrict our ability to pay dividends. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of our common stock. Such increases in the trading price of our stock may not occur.

Substantial amounts of our previously issued common stock are now and/or will soon be eligible for re-sale under Rule 144. This may have a negative effect on the market price of our common stock.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a six- month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. In addition, under certain circumstances Rule 144 also permits the sale of securities, without any limitation, by a person who is not our affiliate (as such term is defined in Rule 144(a)(1)), and who has satisfied a one-year holding period.

As of November 28, 2012, 9,334,101 shares of our common stock were previously issued as restricted securities under Rule 144 of the Securities Act of 1933, as amended. All of such restricted stock has been outstanding for more than six months and all of these shares may be resold without restriction pursuant to Rule 144. If substantial amounts of such shares are sold pursuant to Rule 144, this may have a negative effect on the market price of our common stock.

In addition, we have executed agreements to retire approximately $34.5 million aggregate amount of convertible notes, notes and payables in exchange for 9,199,998 shares of common stock and warrants exercisable for 4,599,994 shares of common stock effective upon the closing of this offering. Approximately $4.7 million aggregate principal amount of convertible notes will be outstanding after the offering. We intend to enter into agreements after this offering to convert a portion of the convertible notes into common stock and warrants. Future issuances or sales of our common stock, or the availability of our common stock for issuance or sale, may harm the market price of our common stock or our ability to raise capital.

The warrants being offered pursuant to this prospectus entitle the holders of such warrants to purchase up to an aggregate 1,125,000 shares of common stock at any time from the date of issuance until five years from such date. Sales of either the warrants or the underlying shares of common stock or even the existence of the warrants, may depress the price of the common stock or the warrants in any markets that may develop for such securities.

Our certificate of incorporation and bylaws, our shareholder rights plan and Delaware law have anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our certificate of incorporation and bylaws and Delaware law contain provisions which could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 40,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Provisions of our certificate of incorporation and bylaws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the certificate of incorporation and bylaws and Delaware law, as applicable, among other things:

•	provide the Board of Directors with the ability to alter the bylaws without stockholder approval;
•	establish staggered terms for board members;
•	place limitations on the removal of directors; and
•	provide that vacancies on the Board of Directors may be filled by a majority of directors in office, although less than a quorum.

We expect to adopt a shareholder rights plan and declare a dividend distribution of one right for each outstanding share of common stock as fixed by our Board of Directors. Each right, when exercisable, will entitle the registered holder to purchase from us shares of a new series of preferred stock on the terms stated in the rights plan. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our Board of Directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, our stockholder rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors.

We are also subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Our management will have broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree or which do not produce beneficial results.

We currently intend to use the net proceeds from this offering to fund our research and development activities and for working capital and general corporate purposes. We may also use a portion of the net proceeds to repay up to $3.8 million aggregate principal amount of convertible notes and notes. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future as we do further financings and transactions.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 2,250,000 shares of common stock and warrants to purchase up to an aggregate 1,125,000 shares of common stock offered in this offering at an assumed public offering price of $6.00 per share, and after deducting the underwriter’s discount and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $5.40 per share. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options or warrants are ultimately exercised, you will sustain further future dilution.

Risks Related to Our Reverse Stock Split

Our reverse stock split may not increase our stock price sufficiently to enable us to list our common stock on The NASDAQ Capital Market, in which case this offering will not be completed.

We expect that the 1-for-16 reverse stock split of our outstanding common stock which was effected on September 25, 2012 will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the Listing Rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The NASDAQ Capital Market, in which case this offering will not be completed.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The NASDAQ Capital Market, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, The NASDAQ Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, there can be no assurance that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase following the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events, and they are subject to risks and uncertainties (known and unknown) that could cause actual results and developments to differ materially from those expressed or implied in such statements, including the following, among others:

•	our ability to raise funds for general corporate purposes and operations, including our clinical trials;
•	the commercial feasibility and success of our technology;
•	our ability to recruit qualified management and technical personnel;
•	our ability to scale up the manufacturing of our product candidates for commercialization;
•	the success of our clinical trials;
•	our ability to obtain and maintain required regulatory approvals for our products; and
•	the other factors discussed in the “Risk Factors” section and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock and warrants offered pursuant to this prospectus will be approximately $11,887,500, or approximately $13,760,625 if the underwriters exercise in full their option to purchase 337,500 additional shares and 168,750 additional warrants, based upon an assumed public offering price of $6.00 per share, and after deducting the underwriting discount and the estimated offering expenses that are payable by us.

A $1.00 increase (decrease) in the assumed public offering price of $6.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $2,081,250, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds received from this offering to fund our research and development activities and for working capital and general corporate purposes. We may also use a portion of the net proceeds to repay up to $3.8 million aggregate principal amount of convertible notes and notes. Such convertible notes and notes have interest rates ranging between 6% and 10% and are past due.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock was traded on NASDAQ under the symbol NWBO from December 14, 2001 to December 23, 2002. From December 23, 2002 to July 23, 2012, our common stock was quoted on the Over The Counter Bulletin Board and since July 23, 2012, our common stock has been quoted on the OTCQB. The table below sets forth the high and low prices for our common stock for the last two recent fiscal years. Quotations reflect inter-dealer prices, without retail mark-up, mark-down commission, and may not represent actual transactions.

	High	Low
Year ending December 31, 2012
First Quarter	$6.40	$4.64
Second Quarter	5.44	3.04
Third Quarter	10.95	3.49
Fourth Quarter (through November 28, 2012)	8.00	5.66
Year ended December 31, 2011
Fourth Quarter	$9.12	$5.44
Third Quarter	11.20	6.08
Second Quarter	14.08	6.08
First Quarter	12.32	5.44
Year ended December 31, 2010
Fourth Quarter	$13.60	$10.40
Third Quarter	21.60	10.72
Second Quarter	25.60	11.20
First Quarter	15.20	11.52

The closing price of our common stock on the OTCQB on November 28, 2012 was $6.00 per share. As of November 28, 2012, we had 77 stockholders of record of our common stock. We have received approval to have the common stock listed and application has been made to list the warrants on The NASDAQ Capital Market under the symbols “NWBO” and “NWBOW,” respectively.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings, if any, to fund the ongoing development and growth of our business. We do not currently anticipate paying any cash dividends in the foreseeable future.

DILUTION

If you invest in our securities, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Our pro forma net tangible book value as of September 30, 2012 was approximately $(31.5) million or $(2.37) per share of common stock, based upon shares outstanding after giving effect, to issuances of our securities from October 1, 2012 through and immediately prior to the date of this offering. After giving effect to (i) the sale of the shares and warrants in this offering at the assumed public offering price of $6.00 per share and (ii) the conversion of $34.5 million aggregate amount of debt and payables to common stock, at September 30, 2012, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2012 would have been approximately $14.9 million or $0.60 per share. This represents an immediate increase in pro forma net tangible book value of approximately $2.97 per share to our existing stockholders, and an immediate dilution of $5.40 per share to investors purchasing shares in the offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share		$6.00
Pro forma net tangible book value per share as of September 30, 2012	$(2.37)
Increase in net tangible book value per share attributable to this offering	$2.97
Pro forma as adjusted net tangible book value per share after this offering		$0.60
Amount of dilution in net tangible book value per share to new investors in this offering		$5.40

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $0.67 per share, representing an immediate increase to existing stockholders of $3.04 per share and an immediate dilution of $5.33 per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2012:

•	on an actual basis;
•	on a pro forma basis to give effect to the issuance of our securities from October 1, 2012 through and immediately prior to the date of this prospectus; and
•	on a pro forma, as adjusted basis to give effect to (i) the issuance of our securities from October 1, 2012 through and immediately prior to the date of this prospectus, (ii) the conversion of $34.5 million aggregrate amount of debt and payables to common stock and (iii) the sale of the shares in this offering at the assumed public offering price of $6.00 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of September 30, 2012 (in thousands, except share data)
	Actual	Pro forma	Pro forma, as adjusted
Stockholders’ equity (deficiency):
Preferred stock, $0.001 par value, 20,000,000 shares authorized, actual and 40,000,000 shares authorized, pro forma and pro forma, as adjusted; 0 shares issued and outstanding, actual, pro forma and pro forma, as adjusted	$—	$—	$—
Common stock, $0.001 par value, 450,000,000 shares authorized, 11,827,595 shares issued and outstanding, actual; 13,305,106 and 24,755,094 shares issued and outstanding, pro forma and pro forma, as adjusted, respectively.	194	196	207
Additional paid-in capital	250,467	257,064	303,413
Deficit accumulated during the development stage	(288,575)	(288,575)	(288,575)
Cumulative translation adjustment	(190)	(190)	(190)
Total stockholders’ equity(deficiency)	(38,104)	(31,505)	14,855

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a development stage biotechnology company focused on discovering, developing and commercializing immunotherapy products to generate and enhance immune system responses to treat cancer. Data from our clinical trials suggest that our cancer therapies significantly extend both the time to tumor recurrence and patient survival time, while providing a superior quality of life with no debilitating side effects when compared with current therapies.

Our financing activities are described below under “Liquidity and Capital Resources.” We will need to raise additional capital to fund our operations, including our Phase III DCVax-L clinical trial. If the results of our Phase III trial are positive, we plan to seek early product approval for DCVax-L at the end of this trial.

Going Concern

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We have experienced recurring losses from operations and have a deficit accumulated during the development stage through December 31, 2011 and September 30, 2012 of $251.8 million and $288.6 million, respectively, of which $117.2 million was cash expenditures, $134.6 million was non-cash accounting measures as of December 31, 2011, and $131.7 million was cash expenditures and $156.9 million was non-cash accounting measures as of September 30, 2012. Our auditors have issued an opinion, for the year ended December 31, 2011, which states that there is substantial doubt about our ability to continue as a going concern.

If we are unable to continue as a going concern, we would consider all opportunities for creating value in the Company, including investigating alternative ways to advance our dendritic cell-based product, such as potential corporate partnerships and/or the possible sale of some or all of our assets.

Expenses

From our inception through September 30, 2012, we incurred costs of approximately $110.8 million associated with our research and development activities. We are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization because our technologies are unproven, the outcome of our ongoing clinical trials is uncertain, the regulatory pathway is not yet well established for personalized, living cell products like DCVax, and we have no experience yet with the scale-up required for commercialization.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing these financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. On a regular basis we evaluate our assumptions, judgments and estimates and make changes accordingly. We believe that, of the significant accounting policies discussed in Note 3 to our consolidated financial statements, the following accounting policies require our most difficult, subjective and/or complex judgments:

Policy for Reclassified Equity Contracts

We account for potential shares that can be converted to common stock and if converted, will be in excess of authorized shares, as a liability that is recorded on the balance sheet (at fair value) only until the authorized number of shares is increased (at which time the whole liability will be re-measured, with changes in value included in other income/(expense), and then reclassified to additional paid-in capital).

Embedded Derivative Liability

We evaluate financial instruments for freestanding or embedded derivatives. Derivative instruments that have been separated from the host contract and do not qualify for hedge accounting are recorded at fair value with changes in value recognized as other income (expense) in the consolidated statements of operations in the period of change.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Stock-Based Compensation

Compensation expense for all stock-based awards is measured at the grant date based on the fair value of the award and is recognized as an expense, on a straight-line basis, over the employee's requisite service period (generally the vesting period of the equity award). The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. Stock-based compensation expense is recognized only for those awards that are expected to vest using an estimated forfeiture rate. Estimates of pre-vesting forfeiture are periodically revised in subsequent periods if actual forfeitures differ from those estimates. To the extent that actual results differ from our estimates, such amounts will be recorded as cumulative adjustments in the period the estimates are revised.

Results of Operations

Operating costs:

Operating costs and expenses consist primarily of research and development expenses, including clinical trial expenses, which increase when we are actively participating in clinical trials (and are especially high when we are in a phase III trial, as we now are), and general and administrative expenses.

Research and development:

Discovery and preclinical research and development expenses include scientific personnel-related salary and benefit expenses, costs of laboratory supplies used in our internal research and development projects, travel, regulatory compliance, and expenditures for preclinical and clinical trial operation and management when we are actively engaged in clinical trials.

Because we are a development stage company, we do not allocate research and development costs on a project basis. We adopted this policy in part due to the unreasonable cost burden associated with accounting at such a level of detail and our limited number of financial and personnel resources.

General and administrative:

General and administrative expenses include administrative personnel related salary and benefit expenses, cost of facilities, insurance, travel, legal support, property and equipment and amortization of stock options and warrants.

Nine Months Ended September 30, 2012 and 2011

We recognized a net loss of $36.8 million for the nine months ended September 30, 2012 compared to a net loss of $20.2 million for the nine months ended September 30, 2011. This net loss included $14.5 million in total net cash outlays, as well as certain non-cash charges related to financing transactions.

Research and Development Expense.  Research and development expense was $20.5 million for the nine months ended September 30, 2012 compared to $11.5 million for the nine months ended September 30, 2011. The increase was primarily attributable to increased number of clinical trial sites open and recruiting across the United States in our ongoing Phase III clinical trial of DCVax-L immune therapy for GBM, as well as extension of the trial and manufacturing into Europe.

General and Administrative Expense.  General and administrative expense was $8.2 million for the nine months ended September 30, 2012 compared to $10.7 million for the nine months ended September 30, 2011. These G&A expenses included non-cash fees related to stock based compensation amortization and fees related to financing transactions. The decrease was primarily due to an incremental $3.0 million of stock compensation expense primarily related to the grant of stock options to the new management team in September 2011.

Valuation of reclassified equity contracts.  During the nine months ended September 30, 2012, the Company recognized a non-cash gain amounting to $0.5 million from the decrease in value of reclassified equity contracts. There was a non-cash gain of $7.4 million in reclassified equity contracts during the nine months ended September 30, 2011.

Derivative valuation gain and loss.  During the nine months ended September 30, 2012 we recognized a gain on derivative liabilities of $0.6 million due to the change in value of the financial instruments. We recognized a $0.03 million gain in the nine months ended September 30, 2011.

Interest (Expense).  Interest expense (including amortization of debt discount) increased to $9.6 million for the nine months ended September 30, 2012 from $5.4 million for the nine months ended September 30, 2011. Interest expense increased for the nine month period ended September 30, 2012 primarily related to the increase in notes payable, net balance from $12.3 million as of September 30, 2011 to $22.2 million as of September 30, 2012.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

We recognized a net loss of $32.8 million for the year ended December 31, 2011, of which $14.7 million was cash and $18.1 million was non-cash. This compares to a net loss of $27.4 million for the year ended December 31, 2010, of which $6.4 million was cash and $21 million was non-cash.

Research and Development Expense

Research and development expense increased to $13.5 million for the year ended December 31, 2011 from $9.9 million for the year ended December 31, 2010. This increase was due to increased clinical trial and compassionate use activity in the United States and Europe.

General and Administrative Expense.

General and administrative expense increased to $13.4 million for the year ended December 31, 2011 from $5.5 million for the year ended December 31, 2010. This increase was primarily due to increased clinical trial costs and financing activities.

Depreciation and Amortization

Depreciation and amortization increased to $10,000 during the year ended December 31, 2011 from $2,000 for the year ended December 31, 2010 as a result of new assets placed in service.

Conversion inducement

Conversion inducement expense increased from $4.7 million in the year ended December 31, 2010 to $7.9 million in the year ended December 31, 2011. These were non-cash accounting charges.

The conversion inducement expense relates to the conversion of accounts payable to a related party. During 2011, we converted over $9 million of accounts payable into shares of our common stock, which resulted in a non-cash charge of $7.8 million to operations.

Derivative valuation gain (loss)

On December 31, 2011 the derivative liability associated with the Whitebox loans and warrants issued in connection with certain loans made to other parties in September and October 2011 was revalued resulting in a net change in the fair value of the derivative liability during the twelve months ended December 31, 2011 of $728,000.

Valuation of reclassified equity contracts

In 2011, during the course of our financing activities, convertible debt and warrants were issued that provided for the possibility of conversions into a number of common shares that would exceed our authorized and allowed number of common stock. As a result, we recognized a liability for reclassified equity transactions. On February 23, 2012, we amended our articles of incorporation to increase the authorized number of shares of common stock, which resulted in de-recognition (removal) of this liability. We recorded an $8.8 million non-cash gain to operations to record the decrease of this potential liability for 2011. This gain was largely due to the effect of the declining market price of our common stock in reducing the valuations of warrants and convertible debt that had been in excess of the authorized number of shares of common stock.

Interest Expense, Net

Interest expense decreased from $7.9 million for the year ended December 31, 2010 to $7.6 million for the year ended December 31, 2011. Interest expense includes interest payable on notes payable, debt discount amortization, warrant amortization and other financing costs. Interest expense for the year ended December 31, 2010 and December 31, 2011 was $3.0 million and $1.9 million, respectively, and debt discount amortization and other costs for the year ended December 31, 2010 and December 31, 2011 was $4.9 million and $5.7 million respectively. The decrease was primarily due to a decrease in the average balance of notes payable outstanding during 2011 compared to 2010 and lower debt discount amortization during 2011 compared to 2010.

Liquidity and Capital Resources

At September 30, 2012, cash and cash equivalents totaled $0.1 million, compared to $24,000 at December 31, 2011. Working capital was a deficit of $35.9 million at September 30, 2012, compared to a deficit of $50.6 million at December 31, 2011. The working capital deficit decreased as of September 30, 2012 as compared to December 31, 2011 primarily due to the decrease in the liability for reclassified equity contracts in 2012. Upon the closing of this offering, approximately $34.5 million aggregate amount of convertible notes, notes and payables will be converted into 9,199,998 shares of common stock and warrants exercisable for 4,599,994 shares of common stock.

The change in cash for the periods presented was comprised of the following (in thousands):

	Nine Months Ended September 30,
	2012	2011	Change
Net cash provided by (used in):
Operating activities	$(14,505)	$(10,152)	$(4,353)
Investing activities	(31)	(31)	—
Financing activities	14,663	11,717	2,946
Effect of exchange rates on cash and cash equivalents	(40)	(44)	4
Increase in cash and cash equivalents	$87	$1,490	$(1,403)

Operating Activities

We used $14.5 million in cash for operating activities during the nine months ended September 30, 2012. The increase in cash used in operating activities was primarily attributable to an increased number of clinical trial sites open and recruiting across the United States in our ongoing Phase III clinical trial of DCVax-L immune therapy for GBM, as well as extension of the trial and manufacturing into Europe.

Investing Activities

Investing activities for the periods presented are not material.

Financing Activities

During the nine months ended September 30, 2012, our financing activities consisted of net proceeds from notes payable amounting to $13.2 million and proceeds from the issuance of common stock amounting to $1.5 million. The increase in our financing activities was primarily attributable to raising funding to support the increased number of clinical trial sites open and recruiting across the U.S. in our ongoing Phase III clinical trial of DCVax-L immune therapy for GBM and to expand the trial and manufacturing in Europe.

In order to continue with our current activities under our DCVax-L program, we will have to obtain substantial amounts of further funding. Our ongoing funding requirements will depend on many factors, including the number of staff we employ, the pace of patient enrollment in our brain cancer trial, the cost of establishing clinical studies and compassionate use/named patient programs in other countries, and unanticipated developments. Without additional capital, we will not be able to continue significant enrollment in our DCVax-L clinical trial or move forward with compassionate use/named patients programs or with any of our other product candidates for which investigational new drug applications have been cleared by the FDA. We will also be constrained in developing improved manufacturing processes.

The additional funding will be required in the near future and there can be no assurance that our efforts to seek such funding or obtain such funding on reasonable terms will be successful. If our capital raising efforts are unsuccessful, our inability to obtain additional cash as needed could have a material adverse effect on our financial position, results of operations and our ability to continue our existence. We may seek additional funds through the issuance of additional common stock or other securities (equity or debt) convertible into shares of common stock, which could dilute the ownership interest of our stockholders. We may seek funding from Toucan Capital or Toucan Partners or their affiliates or other third parties. Such parties are under no obligation to provide us any additional funds, and any such funding may be dilutive to stockholders and may contain restrictive covenants that could limit our ability to take certain actions.

Debt Conversions

As of November 28, 2012, we have executed agreements to retire $34,472,930 aggregate amount of convertible notes, notes and payables by entering into Conversion Agreements with our non-affiliated and affiliated note holders and creditors, including certain of our directors and executive officers. This aggregate debt amount will be converted into 9,199,998 common shares and warrants exercisable for 4,599,994 shares of common stock, effective upon the closing of this public offering. The warrants will have an exercise period of five years from the date of issuance and an exercise price of $6.40 per share. Approximately $4.7 million aggregate principal amount of convertible notes and notes will be outstanding after the offering. We intend to enter into agreements after this offering to convert a portion of the convertible notes and notes into common stock and warrants. There can be no assurance that we will be able to enter into such agreements or that the terms of such agreements will be on acceptable terms.

Contractual Obligations

As of September 30, 2012, we had no contractual commitments, other than contracts entered into in the normal course of its business, which involve material financial obligations.

Recent Accounting Pronouncements

See Note 2 to Condensed Consolidated Financial Statements in this prospectus.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

Inflation

It is our opinion that inflation has not had a material effect on our operations.

BUSINESS

We are a development stage biotechnology company, focused on developing immunotherapy products to treat cancers more effectively than current treatments, without toxicities of the kind associated with chemotherapies, using a proprietary single-batch manufacturing process, on a cost-effective affordable basis, in both the United States and Europe.

We have developed a platform technology, DCVax, which is designed to use activated dendritic cells to mobilize a patient’s own immune system to attack their cancer. The DCVax technology is expected to be applicable to most cancers, and is embodied in several complementary product lines. One of the product lines (DCVax-L) is designed to cover all solid tumor cancers in which the tumors can be surgically removed. Another product line (DCVax-Direct) is designed for all solid tumor cancers which are considered inoperable and cannot be surgically removed. The broad applicability of DCVax to many cancers provides multiple opportunities for commercialization and partnering.

After more than a decade of pre-clinical and clinical development, the first DCVax product line (DCVax-L) has reached the Phase III trial stage for two different cancers (brain and prostate), with a Phase III clinical trial in glioblastoma multiforme, or GBM, brain cancer patients currently underway, and a Phase III clinical trial in prostate cancer which has been cleared by the U.S. Food and Drug Administration, or FDA, which we anticipate will proceed when we secure a partner. We have also completed a small early stage trial in metastatic ovarian cancer, and have received clearance from the FDA for early stage trials in multiple other diverse cancers.

In the Phase I/II trials with DCVax-L that formed the foundation for reaching these late stage Phase III trials, the clinical results with DCVax were striking. DCVax treatment delayed disease progression and extended survival by years, rather than weeks or months as is typical with cancer drugs. In addition, DCVax was non-toxic: no serious adverse events related to the treatment were seen. These clinical results (both the efficacy and the lack of toxicity) are consistent with a large and growing body of scientific literature and clinical experience, relating to the underlying biology involved.

As of November 28, 2012, our Phase III clinical trial in brain cancer is being conducted at 41 sites across the U.S.. Due to the expansion of the trial in the U.S., and the patient flow from the trial sites, we are amending our agreement with Cognate BioServices, our contract manufacturer, to double the amount of manufacturing capacity for DCVax.

The Phase III GBM trial is also progressing in Europe. On August 23, 2012, we announced that we received approval from the Medicines and Healthcare Products Regulatory Authority, or MHRA, in the U.K. to proceed with our Phase III clinical trial in GBM in U.K. and 4 major medical centers in the U.K. are preparing to proceed with the trial. On July 25, 2012, we announced that manufacturing certification has been received from the German regulatory authorities, which is the first step towards implementation of the Phase III trial in Germany. As of November 12, 2012, 24 clinical centers are in varying stages of preparations as trial sites in Germany. We have accelerated and strengthened our programs in Europe by partnering with large, prominent institutions, including the Fraunhofer Institute in Germany and Kings College Hospital in the U.K.

Our DCVax immunotherapies are based on a platform technology involving dendritic cells, the master cells of the immune system, and are designed to reinvigorate and educate the immune system to attack cancers. The dendritic cells are able to mobilize all parts of the immune system, including T cells, B cells and antibodies, natural killer cells and many others. Mobilizing the entire immune system provides a broader attack on the cancer than mobilizing just a particular component, such as T cells alone, or a particular antibody alone. Likewise, our DCVax technology is designed to attack the full set of biomarkers, or antigens on a patient’s cancer, rather than just a particular selected target or several targets. Clinical experience indicates that when just one or a few biomarkers on a cancer are targeted by a drug or other treatment, sooner or later the cancer usually develops a way around that drug, and the drug stops working. We believe that mobilizing all agents of the immune system, and targeting all biomarkers on the patient’s cancer, may contribute to the effectiveness of DCVax.

We believe that the market potential of this DCVax technology is particularly large because the DCVax products are expected to be applicable to most cancers. We believe that the market potential is also enhanced by our two-continent strategy. By conducting our Phase III clinical trial in GBM on an international basis, with trial sites in both the United States and Europe, we believe we are positioned to potentially apply for product approval in both markets.

In clinical trials to date, our DCVax treatments have been achieving what we believe to be striking results. In patients with newly diagnosed GBM, the most aggressive and lethal form of brain cancer, patients treated with full standard of care treatment today (surgery, radiation and chemotherapy), typically have recurrence of their cancer within a median of 6.9 months, and typically die within a median of 14.6 months. In contrast, our early stage clinical trials showed that patients who received DCVax in addition to standard of care typically did not experience recurrence until approximately 2 years, rather than 6.9 months, and typically lived for approximately 3 years, rather than just 14.6 months. This data, if reproducible in a larger study, such as our current Phase III trial, would demonstrate that patients with GBM can derive significant clinical benefit from DCVax treatment. Moreover, long-term follow-up data on the GBM patients treated with DCVax in prior clinical trials show that, as of the most recent update, 33% of the patients have reached or exceeded 4 years’ survival, and 27% of the patients have reached or exceeded 6 years’ survival (as compared with the median survival of 14.6 months with standard of care treatment today).

Similar results (i.e., doubling of survival time) have been obtained in patients with late stage prostate cancer, either with or without metastases, in our prostate cancer clinical trial. Encouraging early results, significantly delaying progression of the cancer, have also been seen in patients in the initial metastatic ovarian cancer clinical trial.

Nearly as important in clinical trials to date, there has been no toxicity (no serious adverse events) related to DCVax. The broad and rapidly growing body of scientific literature about dendritic cells is consistent with the DCVax clinical experience, and provides added support regarding the lack of toxicity.

We are developing and positioning DCVax as a front line therapy that could potentially become standard of care. Accordingly, we are highly sensitive to the cost and affordability of DCVax. We have spent more than a decade pioneering a unique method of single-batch manufacturing which now results in costs and pricing of DCVax lower than most cancer drugs, even though DCVax is a personalized product.

We have also worked to make DCVax an extremely simple product for both physicians and patients. DCVax is administered to patients as a simple intra-dermal injection, similar to a flu shot and does not involve any complex procedures for physicians or patients. Unlike chemical or biologic drugs, however, DCVax must remain frozen throughout the distribution and delivery process, until the time of administration to the patient, and cannot be handled at room temperature. Hospitals, pharmacies and physicians may need to adopt new requirements for handling, distribution and delivery of DCVax.

As of November 28, 2012, our Phase III clinical trial in GBM patients is open at 41 sites across the U.S., with additional sites expected to open before the end of 2012. In Europe, we are working in partnership with the Fraunhofer IZI Institute for Applied Research, or Fraunhofer, to add 24 or more sites in Germany that will be part of the U.S. trial. Up to half of the clinical trial costs in Germany will be covered by a $5.5 million German government grant to us. On July 25, 2012, we announced that Fraunhofer received approval and certification from the regional and national regulatory agencies in Germany for the manufacture of DCVax for GBM, as the culmination of an 18-month regulatory process.

We have continued to expand the management team and to build further strength through partnering with leading institutions in Europe. We recently appointed Dr. Gunter Rosskamp as CEO of our German subsidiary, Northwest Biotherapeutics, GmbH. Dr. Rosskamp has extensive experience as a senior manager in the pharmaceutical industry, as well as running biotech companies, and is well known in the industry. He served as Head of Central Nervous System Therapeutics and as Head of Business Development at Schering AG (now part of Bayer AG). We have also partnered with Kings College Hospital in London as the lead clinical trial site in the United Kingdom, and King's College London for the manufacture of DCVax. Kings is a venerable institution, nearly 200 years old, and one of the most prominent medical centers in the U.K.

As part of our partnering arrangements, the Fraunhofer Institute in Germany and Kings College in the U.K. have dedicated their own “cGMP” (clean room) state-of-the-art manufacturing facilities to our programs. We thereby obtained these manufacturing facilities without any capital cost to us, and without the 18-month or more lead time usually required.

These manufacturing arrangements at Fraunhofer in Germany and Kings College London in the U.K. have been developed by (including the training of all personnel) and are being supervised by Cognate BioServices, Inc., our contract manufacturer in the U.S., to ensure consistency. Adding these two manufacturing operations in Europe carries several important benefits for us: it increases capacity, it provides local operations to satisfy European regulators, and it provides important risk mitigation in case of any disruption in the U.S. manufacturing operation (In such case, we believe our DCVax product could be produced in Europe for the U.S. market).

We believe that our approach of conducting a Phase III clinical trial of DCVax-L on GBM patients at 80 or more sites in both the United States and Europe is unique in giving us two chances for product approval in the two largest medical markets in the world: the U.S. and Europe.

In parallel to our clinical trial program, we are undertaking compassionate use programs in both the U.K. and Germany. In the U.K., this program is proceeding under the “Specials” category. In Germany, this program will proceed under the “Hospital Exemption” provided in §4b of the German Drug Act. Both Kings College London and Fraunhofer will manufacture product for these compassionate use cases. In these compassionate use cases, patients who are not eligible for the clinical trial can obtain DCVax. Such cases are not covered by insurance and must be paid for by patients on a self-pay basis.

Product Information

Immune therapies for cancer

Development of effective immune therapies for cancer has long been a goal of the medical and scientific communities. The human immune system is very powerful, and also very complex: an “army” with many divisions and many different kinds of weapons. A diagram of some key agents and weapons of the immune system is set forth below:

Diagram 1:  The immune system “army” includes many diverse agents. Dendritic cells are the “General” of the army.

It has taken decades of research to identify the many different types of agents and weapons, to determine the relationships among them, and to determine how they work together to attack and defeat invaders such as bacteria, viruses and cancers. While the research was in process, early versions of immune therapies against cancers were tried, with mixed results and a number of failures. Over the course of the 1990s and 2000s, the first commercially successful category of immune agents to treat cancers emerged: drugs that consisted of individual antibodies, such as Avastin, Herceptin and Erbitux.

Antibodies are just one category of weapon in the overall immune “army,” and there are many, many kinds of individual antibodies within this category. Each antibody drug, such as Avastin, consists of just a single one of the many kinds of antibodies within this one category of immune weapon. These drugs do not involve the numerous other important agents in the immune army, such as T cells, NK cells, and so on.

Antibody drugs have been moderate medical successes and huge commercial successes. These drugs have delivered moderate extensions of patient survival compared with traditional chemotherapy drugs, with somewhat lesser (though still significant) toxicity. On this basis, these antibody drugs are achieving multi-billion dollars per year in sales.

Now, more broad based immune therapies are starting to come of age: “therapeutic vaccines” designed to mobilize the entire immune “army,” rather than just a single agent or single category of agents. Therapeutic vaccines are similar to preventive vaccines in that they work by mobilizing the immune system. However, therapeutic vaccines are administered to patients who already have a given disease, for the purpose of preventing or delaying recurrence or progression of the existing disease.

Several of the therapeutic vaccines that are now coming of age are focusing on dendritic cells in various ways, or on T cells. The vaccines focusing on dendritic cells offer a broader potential immune response because dendritic cells are the master cells of the immune system — the “General” of the “army.” When dendritic cells are activated against a particular pathogen (or cancer) they, in turn, mobilize all of the other agents (including T cells as well as B cells, NK cells and others) to attack that pathogen (or cancer). The process by which dendritic cells mobilize other agents takes place to a large extent in the lymph nodes.

A major challenge faced by immune therapies for cancer has been that, unlike in a healthy patient with an infectious disease, in cancer patients the dendritic cells fail to do their job, and the other immune agents also fail to do their job. Pathologists analyzing tumor tissue removed from cancer patients have long observed that there are often substantial numbers of immune cells in the surrounding tissue, but they are not infiltrating and attacking the tumor — as though the immune cells have made it to the doorstep of the tumor and then stopped.

The mechanisms by which cancer cells selectively suppress or block the immune system are still the subject of much research. It is known that cancer cells have many such mechanisms, including secretion of biochemical signals that jam normal immune signaling, that make tumor cells invisible to immune detection and/or that convey false messages to the immune system. Different therapeutic vaccines are taking different approaches to trying to overcome these cancer mechanisms and put the immune system back in action.

Many of the therapeutic vaccines for cancer (e.g., Cell Genesys, CancerVax) have targeted existing dendritic cells in situ in a patient’s body, by administering various compounds or factors that are designed to attract dendritic cells to the tumor or enhance the tumor signals to the dendritic cells (in essence, making the tumor signals “louder”).

We and a few others (e.g., Dendreon) are taking a different approach, based on the belief that existing dendritic cells in situ in a patient’s body are impaired and their ability to receive and process the necessary signals is blocked. Under this view, if the signaling is blocked, then no matter how “loud” the signal may be, it will not get through and will not achieve the activation needed.

The DCVax Technology

Our platform technology, DCVax, is a personalized immune therapy which consists of a therapeutic vaccine that uses a patient's own dendritic cells, or DCs, the master cells of the immune system, as the therapeutic agent. The patient’s DCs are obtained through a blood draw, or leukapheresis. The DCs are then activated and loaded with biomarkers (“antigens”) from the patient’s own tumor. The activation shifts the

DCs into “attack mode.” The loading of biomarkers into the DCs “educates” the DCs about what to attack. The activated, educated DCs are then isolated with very high purity and constitute the DCVax personalized vaccine.

Injection of DCVax (the activated, educated dendritic cells of the patient) back into the patient, through a simple intra-dermal injection, similar to a flu shot, in the upper arm initiates a potent immune response against cancer cells, mobilizing the overall immune system and doing so in the natural way, with the numerous immune agents acting in their normal roles and in combination with each other. In short, DCVax is designed to restore the potent natural functioning of the immune system which has otherwise been impaired or blocked by the cancer.

Importantly, each activated, educated dendritic cell has a large multiplier effect, mobilizing hundreds of T cells and other immune cells. As a result, small doses of such dendritic cells can mobilize large and sustained immune responses.

Diagram 2:  One Educated Dendritic Cell Activates Hundreds of Anti-Cancer Cells

We believe that at least three key aspects of the DCVax technology contribute to the positive results (described more fully below) seen in clinical trials to date:

(1)	DCVax is personalized, and targets the particular biomarkers expressed on that patient’s tumor. Extensive scientific evidence has shown that there is substantial variation in tumor profiles and characteristics among patients with the “same” cancer. The degree of variation is particularly enormous in some of the most aggressive cancers, such as GBM brain cancer and pancreatic cancer. Cancer drugs are typically keyed to a single target which is believed to be found on the cancer cells’ surface or in one of the cancer cells’ signaling pathways in a substantial percentage of patients with a given type of cancer. Such drugs can be of no use in patients whose cancers do not happen to express that particular target, or cease expressing that target as the disease progresses. Most cancer drugs only achieve clinical benefits in a limited percentage of the patients with the type of cancer being targeted (e.g., 25 – 30% of the patients). In contrast, DCVax has achieved clinical benefits (i.e., longer delay in disease progression and longer extension of survival than with standard of care treatment) in over 80% of the patients who have received DCVax in clinical trials to date. Since DCVax is made with biomarkers from the patient’s own tumor, it is automatically tailored to targets that are present on that patient’s cancer.
(2)	DCVax is designed to target not just one but the full set of biomarkers on the patient’s tumor. As mentioned above, cancer drugs are typically rifle shots aimed at just one target on a patient’s cancer. However, cancer is a complex and variable disease. Tumor profiles vary among patients with the “same” cancer and also vary as the disease progresses. Further, when rifle shot drugs hit individual targets on cancers, the cancers find ways around them (called “escape variants”) — and the rifle shot treatments then usually stop working. DCVax takes the opposite approach: instead of aiming at a single target, DCVax is designed to aim at the full set of biomarkers on a patient’s cancer. Such a treatment approach is expected to make it more difficult for tumors to develop escape variants.
(3)	DCVax is designed to mobilize the entire immune system , not just one among the many different categories of immune agents in that overall system. As described above, DCVax is comprised of activated, educated dendritic cells, and dendritic cells are the master cells of the immune system, that mobilize or help the entire immune system. Some of the prominent cancer drugs today are composed of just one type of antibody — and antibodies themselves are just one type of agent in the overall immune “army” (see Diagram 1 above). In contrast, the full immune system involves many types of antibodies, and also many other kinds of agents besides antibodies. Similarly, there have been a variety of early immune therapies that failed in the past. These, too, typically involved single agents, such as a single one among the many, many types of immune signaling molecules (e.g., a particular interferon or interleukin), or a single type of agent such as T cells alone, etc. In contrast, dendritic cells mobilize all of these different categories of agents, comprising the whole immune “army,” in combination with each other and in their natural relationships to each other.

DCVax Product Lines

We have developed several different product lines based on the DCVax technology, to address multiple different cancers and different patient situations. There are two main components to each DCVax product: the immune cells-, (dendritic cells) and the cancer biomarkers-, (antigens).

All of our DCVax product lines are made from the patient’s own dendritic cells. The dendritic cells are freshly isolated, and newly matured and activated. We believe that the existing dendritic cells in a cancer patient have already been compromised by the cancer, and we believe that is the reason other vaccines aimed at the existing dendritic cells in patients have largely failed. However, the patient’s body continues to produce new precursors of dendritic cells, and these precursors (monocytes) circulate in the patient’s blood stream. For all DCVax products, these precursors are obtained through a blood draw, and then (through our proprietary manufacturing processes), the precursors are matured into a fresh, uncompromised batch of new dendritic cells.

The antigen (biomarker) component, which is combined with the fresh, personalized dendritic cells, varies among the DCVax product lines.

DCVax-L — is made with cancer antigens from tumor lysate (a protein extract from processed tumor cells) from the patient’s own tumor tissue. As such, DCVax-L incorporates the full set of tumor antigens, making it difficult for tumors to find ways around it (“escape variants”), as described above. This is the DCVax product that has been used in our brain cancer and ovarian cancer clinical trials, and is currently in our Phase III trial. DCVax-L is expected to be used for most other cancers in situations in which the patient has their tumor surgically removed as part of standard of care.

DCVax-Direct , — is designed for situations in which the tumors are inoperable — where it is not feasible or not desirable for patients to have their tumors surgically removed. This includes situations in which patients have multiple metastases, or for other reasons cannot have their tumors removed. Like DCVax-L, DCVax-Direct also incorporates the full set of tumor antigens — but it does so in situ in the patient’s body rather than at the manufacturing facility. With DCVax Direct, the fresh, new dendritic cells are partially matured in a special way so as to be ready to pick up antigens directly from tumor tissue in the patient’s body, and are then injected directly into the patient’s tumor(s). There, the dendritic cells pick up the antigens in situ rather than picking up the antigens from lysate in a lab dish at the manufacturing facility, as is done with DCVax-L.

DCVax-Prostate — is designed specifically for late stage, hormone independent prostate cancer. Such cancer involves the spread of micro-metastases beyond the prostate tissue. In most patients, there is no focal tumor which can be surgically removed and used to make lysate, or into which dendritic cells can be directly injected. Instead, the cancer cells are diffuse. We have developed a DCVax product line using a particular proprietary antigen — PSMA (Prostate Specific Membrane Antigen) — which is found on essentially all late stage (hormone independent) prostate cancer. The PSMA is produced through recombinant manufacturing methods, and is then combined with the fresh, personalized dendritic cells to make DCVax-Prostate.

Simplicity of DCVax for Physicians and Patients

All of the DCVax product lines are designed to be very simple for both physicians and patients, to fit within existing medical practices and procedures, and to be deliverable in virtually any clinic or doctor’s office. A number of complex, sophisticated and proprietary technologies are required for the production and frozen storage of DCVax, but these technologies are mostly deployed at the manufacturing facility and do not entail any effort or involvement by physicians or patients.

Front-end simplicity

For all DCVax product lines, the precursors (monocytes) for the fresh, new dendritic cells are obtained through a blood draw. This blood draw can be done not only at the hospital or cancer center where the patient is being treated, but at any blood center such as the Red Cross.

For DCVax-L, the collection of the patient’s tumor tissue, which is to be used to make lysate and provide the antigen component of the vaccine, involves a simple kit. The kit consists of a box with a vial which has a grinder top and is pre-loaded with a proprietary mix of enzymes. Such kits can be kept on hand like any inventory item at medical centers. In the operating room, after the tumor has been surgically removed, instead of disposing of the tissue in the medical waste, the nurse or technician chops the tissue coarsely and drops it into the vial, puts the vial back into the box, and hands the box to a courier pick-up service such as FedEx’s or UPS’ life science division, or a specialized courier such as World Courier.

For DCVax-Direct and DCVax-Prostate, there is no tumor tissue collection involved.

Back-end simplicity

For all DCVax products, administration to the patient involves a simple intra-dermal injection under the skin. All DCVax products are stored frozen in single doses. Such doses are tiny, and require less than 5 minutes to thaw. DCVax must remain frozen throughout the distribution and delivery process, until the time of administration to the patient, and cannot be handled at room temperature. Hospitals, pharmacies and physicians may need to adopt new requirements for handling, distribution and delivery of DCVax.

There are no handling steps at the point of care except thawing the frozen DCVax product to room temperature. There are also no lengthy intravenous infusions. DCVax-L and DCVax-Prostate are administered through a simple intra-dermal injection, similar to a flu shot, and are just a few drops in size. With the absence of handling steps at the point of care, and the simple intra-dermal injection, these DCVax products can be delivered to patients in any clinic or doctor’s office.

The simplicity for patients also lies in the fact that DCVax is non-toxic. Patients do not have to take a second set of drugs to manage side effects of DCVax.

Clinical Programs and Clinical Trial Results

Overall Clinical Pipeline

Over the last ten years, we have built a robust clinical pipeline with DCVax products for multiple cancers, which we believe provides us with multiple opportunities for success. Our lead products, DCVax-L for GBM brain cancer and DCVax-Prostate for late stage prostate cancer, have reached late stage clinical trials. In addition to these, our DCVax-L has also been administered in an early stage trial for metastatic ovarian cancer, and other DCVax products have been cleared by the FDA to begin early stage trials in multiple other cancers.

The results seen in patients who received DCVax treatments in our Phase I/II clinical trials have been quite consistent. More than 80% of patients who received DCVax in trials to date have shown clinical benefits (longer delays in disease progression and longer extension of survival than with standard of care), compared with only 25 – 30% of patients showing clinical benefits with typical cancer drugs. Further, the clinical effects observed were largely consistent across diverse types of cancer, and diverse patient profiles (including, age, gender, physical condition, and different stages of disease). Nearly as important, in clinical trials to date, there have been no serious adverse events related to study drug.

Brain Cancer (GBM)

As discussed above, GBM is the most aggressive and lethal type of brain cancer. With full standard of care treatment today, including surgery, radiation and chemotherapy the cancer recurs in a median of just 6.9 months and kills the patient in a median of just 14.6 months. There has been very little improvement in clinical outcomes for GBM patients in the last 30 years. The incidence of GBM appears to be on the rise, for unknown reasons, and there is an urgent need for new and better treatments.

Our Prior Clinical Trials

We with our collaborator, Dr. Linda Liau, have conducted two prior Phase I/II clinical trials at UCLA with DCVax-L for GBM brain cancer. These trials consisted of 30 patients with newly diagnosed GBM and recurrent GBM. The newly diagnosed patients who received DCVax in addition to standard of care treatment typically did not have tumor recurrence for a median of approximately 2 years, more than triple the usual time, and patients survived for a median of approximately 3 years, approximately 2½ times the usual period attained with standard of care treatment.

Furthermore, a substantial percentage of patients who received DCVax in the prior clinical trials have continued far beyond even the 3 year median survival. As of the latest long-term data update in July, 2011, 33% of the patients had reached or exceeded 4 years’ median survival and 27% had reached or exceeded 6 years’ median survival, compared with 14.6 months median survival with full standard of care treatment today.

Although the number of patients in our prior clinical trials for GBM has been limited, the difference in clinical outcomes with DCVax has been very large relative to outcomes with standard of care treatments, and it has attained a high level of statistical significance rarely seen, even in clinical trials with much larger numbers of patients. This data, if reproducible in a larger study, such as our current 300-patient Phase III trial, would demonstrate that patients with GBM can derive significant clinical benefit from DCVax treatment.

The measure of statistical significance, or “p value,” measures the probability that a set of clinical results are due to chance or random events. Accordingly, the smaller the “p value,” the smaller the chance that the results are random and the higher the statistical significance of the results. The FDA generally requires that the results of clinical trials reach a “p value” of .05 or less, meaning that there is a 5% or less chance that the trial results were due to chance or random events.

The clinical results in our two prior clinical trials with DCVax for GBM, with a small number of patients, achieved the following “p values”:

•	For the delay in time to recurrence, from 6.9 months with standard of care to approximately 2 years in patients treated with DCVax, the “p value” was .00001 (i.e., a 1 in 100,000 chance that these results were random events). In general, the FDA requires a p value of 0.05 or less for product approval (i.e., a 5 in 100 chance or less that the clinical trial results were random events).
•	For the extension of survival time, from 14.6 months with standard of care to approximately 3 years in patients treated with DCVax, the “p value” was .0003 (i.e., a 3 in 10,000 chance that these results were random events). In general, the FDA requires a p value of 0.05 or less for product approval (i.e., a 5 in 100 chance or less that the clinical trial results were random events).

Following up on these results, in 2007 – 2008, we designed and began a 140-patient randomized, controlled Phase II trial but without a placebo and without blinding (which can only be achieved with a placebo that is indistinguishable from the new treatment being tested), as no placebo had been developed for a living cell product like DCVax. Unfortunately, without a placebo and blinding, patients who were randomized to the control group in the trial knew that this was the case — and, not surprisingly, they tended to drop out of the trial. As a result, that 140-patient Phase II trial had to be stopped and a placebo had to be developed to enable blinding, so that patients would not know whether they were receiving DCVax or a placebo.

Placebos to look indistinguishable from various kinds of pills have been made for decades, but creating or selecting a placebo to be indistinguishable from living cells in a vial (such as the living immune cells that comprise DCVax) was a new and difficult challenge. Not only must the placebo look indistinguishable from the DCVax visually , it must also not have any positive functional action of its own that would muddy the trial results. After considerable work, we succeeded in developing such placebo arrangements and re-designing the Phase II trial to accommodate them, including nearly doubling the number of patients (from 140 to 240 patients).

We obtained a new FDA clearance and re-approvals by all the clinical sites, and commenced the new Phase II trial in early 2009. In an amendment to the clinical trial protocol which became effective on May 3, 2012, the FDA, among other things, accepted the re-designation of this ongoing trial from a Phase II to a Phase III.

Our Current Phase III Clinical Trial

The ongoing Phase III clinical trial in GBM patients is open and recruiting, and it offers a relatively short timeline of approximately fourteen to sixteen months to a major milestone: namely, reaching full enrollment of the 300-patient trial.

In addition, another major milestone may be reached within just a few months after the enrollment milestone: namely the primary endpoint of the trial. This endpoint will be the time to disease progression (recurrence of the tumor) in the group treated with DCVax vs. in the control group. The milestone is based on 110 “events” among the total 300 patients (with an “event” being disease progression/tumor recurrence or death).

As of November 28, 2012, there are 41 clinical sites open and operating for the trial across the United States with more expected to be operational by the end of 2012. Based on a partnership with Fraunhofer IZI Institute for Applied Research, or Fraunhofer, we are now adding more than 24 additional sites in Germany that will be part of the U.S. trial, with up to half the clinical trial costs being covered by a $5.5 million German government grant to us. On July 25, 2012, we announced that Fraunhofer received approval and certification from the regional and national regulatory agencies in Germany for the manufacture of DCVax for GBM. We have also partnered with Kings College Hospital in London as the lead clinical trial site in the

United Kingdom, and King's College London for the manufacture of DCVax. On August 23, 2012, we announced that we received approval from the Medicines and Healthcare Products Regulatory Authority in the United Kingdom to proceed with our Phase III clinical trial in GBM in U.K.

The manufacturing arrangements at Fraunhofer in Germany and Kings College London in the U.K. have been developed (including the training of personnel) and are being managed and supervised by Cognate BioServices, Inc., our contract manufacturer in the U.S., to ensure consistency. Adding these two manufacturing operations carries several important benefits for us: it increases capacity, it provides local operations to satisfy European regulators, and it provides important risk mitigation in case of any disruption in the U.S. manufacturing operation. (In such case, DCVax product can be produced in Europe for the U.S. market.) Importantly, both Fraunhofer in Germany and Kings College London in the U.K. had existing “cGMP” (clinical grade) manufacturing facilities for cell products, and both of them dedicated their facilities to our programs — which enable us to engage these two manufacturing facilities without any capital expenditure.

We believe that our approach of conducting a Phase III clinical trial of DCVax-L for GBM at 80 or more sites in the U.S. and Europe will potentially give us the opportunity to obtain product approval in the two largest medical markets in the world.

In parallel to our clinical trial program, we are undertaking compassionate use programs in both the U.K. and Germany. In the U.K., this program will proceed under the “Specials” category. In Germany, this program will proceed under the “Hospital Exemption” provided in §4b of the German Drug Act. Both Kings College London and Fraunhofer will manufacture product for these compassionate use cases. In these compassionate use cases, patients who are not eligible for the clinical trial can obtain DCVax. Such cases are not covered by insurance and must be paid for by patients on a self-pay basis.

Prostate Cancer

Prostate cancer is the most common cancer in men in the U.S., accounting for more than 25% of all cancers in men, and nearly twice as many cases per year as lung cancer in men, according to the American Cancer Society. For late stage prostate cancer, there is a pressing unmet need for new treatments. This late stage cancer includes two subsets of patients, comprising two distinct markets: (A) about 80 – 85% of patients do not yet show metastases, have a last good period of life, and typically live for about 36 months; and (B) about 15 – 20% of patients have more aggressive disease, show metastases right away, and only live for about 18 months. Nearly 100,000 men reach these late stages of prostate cancer every year in the United States alone (with similar numbers in Europe). Yet, even today, there is no FDA approved drug specifically for the patients in group A, who comprise the vast majority of late stage prostate cancer patients.

For the patients in group B, there are at least four FDA approved drugs — taxotere (docetaxil), Provenge, Xytiga and Xtandi — but none of them add more than a few months of survival. Taxotere adds about 10 weeks of survival, in only a limited percentage of patients, and has toxic side effects. The Provenge immune therapy developed by Dendreon Corporation adds about 4 months (16 weeks) of survival. Xytiga and Xtandi work through different mechanisms of action — and they, too, add only 4 – 5 months of survival.

We believe that DCVax-Prostate can offer a much needed treatment for late stage prostate cancer patients in group A, for whom there is no treatment specifically approved by FDA today. In addition, for patients in group B, for whom there are now four FDA-approved treatments, we believe that DCVax-Prostate can offer a much longer extension of survival, and potentially lower pricing.

Inoperable Solid Tumor Cancers

We are currently in late stage discussions with medical centers in the U.S. and Europe to proceed with a Phase I/II clinical trial with our third product line, DCVax-Direct for all types of solid tumor cancers (i.e., cancers in any tissues). We have previously received FDA approval of this clinical trial for all solid tumor cancers.

DCVax-Direct offers a potential new treatment option for the wide range of clinical situations in which patients' tumors are considered “inoperable” because the patient has multiple tumors, or their tumor cannot be completely removed, or the surgery would cause undue damage to the patient and impair their quality of life.

A large number of patients with a variety of cancer types (including lung, colon, pancreatic, liver, ovarian, head and neck, and others) are faced with this situation, because their tumors are already locally advanced or have begun to metastasize by the time symptoms develop and the patients seek treatment. For these patients, the outlook today is bleak and survival remains quite limited.

DCVax-Direct is administered by direct injection into a patient's tumors. It can be injected into any number of tumors, enabling patients with locally advanced disease or with metastases to be treated. DCVax-Direct can also be injected into tumors in virtually any location in the body: not only tissues at or near the surface of the body but also, with ultra-sound guidance, into interior tissues.

We anticipate that the Phase I/II trial with DCVax-Direct will treat 36 patients in two parts. In Part 1, 24 patients with any type of solid tumor cancer will be treated in groups with escalating dose levels. Then, in Part 2, an additional 12 patients with any selected cancer will be treated with the optimal dose.

Our Prior Clinical Trials

Clinical experience with DCVax-Prostate dates back more than a decade, and has reached the Phase III trial stage. More than one hundred patients were treated with DCVax-Prostate in an academic clinical setting in the mid and late 1990s. Based on encouraging results from those treatments, we undertook a Phase I/II clinical trial with 35 patients at two leading clinical centers: MD Anderson and UCLA. Based upon positive results from that trial, we designed a large 612-patient, Phase III clinical trial, and previously obtained FDA clearance to proceed with this trial. The details of these clinical programs are described below.

The Phase III prostate cancer trial is our second lead program, after the brain cancer program. The Phase III trial will require funding in the range of $75 million. We plan to finance that trial on a non-dilutive basis, through corporate and/or regional partnering or through revenue based financing.

Our clinical development of DCVax-Prostate has focused from the outset on patients with late stage, “hormone independent” prostate cancer. Prostate cancer typically progresses through three stages: (i) early stage, following diagnosis, when surgery or brachytherapy, a procedure where radioactive seeds are implanted into the prostate tissue, are typical treatments; (ii) mid stage, which can last for a number of years, when hormone therapy is used to keep the cancer under control and confined to the prostate; and (iii) late stage, when hormone treatments fail, the cancer becomes “hormone independent,” spreads and becomes lethal.

Our Phase I/II clinical trial, conducted at MD Anderson and UCLA, included both subsets of hormone independent prostate cancer patients: group A, without visible metastases, and group B, with metastases. As is standard for Phase I/II trials, in our Phase I/II trial all patients in the trial received the DCVax treatment —  there was no placebo control arm. For group A patients, the information below shows a comparison of our clinical results with the natural course of the disease in group A (for whom there is no established standard of care treatment). For group B patients, the information below shows a comparison of our clinical results with the results reported in clinical trials and clinical practice with two of the four treatments that are currently FDA approved for these patients (Taxotere and Provenge). The results of this clinical trial were as follows. The other two drugs not shown below (Zytiga and Xtandi) produced clinical results similar to Provenge.

Group A: Hormone Independent Prostate Cancer Patients With out Metastases*

	Natural Course of Disease	With DCVax-Prostate
Median time to disease progression (appearance of bone metastases)	28 - 34 weeks	59 weeks
Median survival	36 months	>54 months and continuing**
**(more than half of these patients still alive as of 12/31/05-last data follow-up)

*	To our knowledge, there are no FDA approved drugs specifically for this group of patients.

Group B:  Hormone Independent Prostate Cancer Patients With Metastases

	With Standard of Care (Taxotere)	With Provenge	With DCVax-Prostate
Median survival	18.9 months	25.9 months	38.7 months
Overall survival at 3 years	11%	33%	64%

Thus, in the prior Phase I/II clinical trial, patients without metastases (group A) who were treated with DCVax-Prostate typically lived at least 1½ years longer than patients going through the natural course of the disease.

Patients with metastases (group B) who were treated with DCVax-Prostate lived twice as long as patients typically do with standard of care (receiving the drug taxotere), and more than a year longer than Dendreon has reported that such patients lived when treated with its Provenge immune therapy in the clinical trials upon which FDA approval of Provenge was based.

Following these positive results in both group A and group B patients, we determined to focus our Phase III clinical trial on the patients in group A, because 80-85% of late stage prostate cancer patients fall into this group, while only 15 – 20% fall into group B. In contrast, Dendreon focused its clinical trials on the group B patients, and obtained FDA approval only for that group of patients. Thus, the addressable market for our DCVax-Prostate will be at least four times the size of the addressable market for Provenge.

Target Markets

Since DCVax is expected, ultimately, to be applicable to most types of cancers, we believe the potential market for DCVax can be very large. According to the American Cancer Society, 1 in 2 men, and 1 in 3 women in the U.S. will develop some form of cancer in their lifetime. There are nearly 1.5 million new cases of cancer per year in the U.S., and nearly 600,000 deaths from cancer. The statistics are similar in Europe and in much of the rest of the world.

Even focusing just on the two DCVax products which have already reached late stage clinical trials — for GBM brain cancer and for hormone independent prostate cancer, as described above — we believe that the target markets for each of these have very large (billion dollar) revenue potential.

Brain cancer

Brain cancers fall into two broad categories: primary (meaning the cancer first originates in the brain) and metastatic (meaning the cancer first appears elsewhere in the body, but subsequently metastasizes to the brain). In the U.S. alone, on an annual basis, there are some 40,000 new cases of primary brain cancer, and 160,000 new cases of metastatic brain cancer. The numbers are similar in Europe and the rest of the world.

Within the category of primary brain cancer, Grade 4 GBM is the most aggressive and lethal type. Among the 40,000 new cases of primary brain cancer per year in the U.S., at least 12,000 cases are GBM (with some estimates as high as 17,000) and the incidence is increasing.

In addition, brain cancer is a serious medical problem in children 18 years and under. It is the second most frequent type of childhood cancers (after leukemias) and, following progress in reducing death rates from leukemias, it is now the leading cause of childhood cancer deaths.

Very little has changed in the last 30 years in the treatment and clinical outcomes for GBM. With all standard of care treatment today — surgery, radiation and chemotherapy — patients still die within a median of about 14.6 months from diagnosis.

The one drug which has become the standard of care chemotherapy treatment for GBM, Temodar, achieved market saturation extremely rapidly, within two years of product launch. Temodar added 10 weeks of survival (extending survival from its historical 12 months to the 14.6 months typical today), and did so in a limited percentage of patients. Other drugs approved by FDA for GBM, such as Avastin, did not extend survival at all.

Against this backdrop, we believe DCVax is well positioned for this target market. Further, after seeking regulatory approval for DCVax for the GBM subset of primary brain cancers, in the future we plan to conduct clinical trials and seek approval for other (lower grade) primary brain cancers and for metastatic brain cancers.

We believe that the market potential of DCVax for brain cancer, even under conservative assumptions, is very large. For example, if one counts only GBM cases (and not other primary brain cancers nor any metastatic brain cancers), only in the U.S. and Europe (and not rest of world), and one assumes a 50% market share (compared with Temodar whose market share rapidly reached saturation), the number of cases to be treated with DCVax would be 12,000 per year.

Prostate cancer

We also believe that the market potential of DCVax for prostate cancer is very large, even under conservative assumptions. Prostate cancer is the most common cancer in men. At least 217,000 new cases per year are diagnosed in the U.S. alone, according to the American Cancer Society, with similar numbers in Europe. Among these, at least 100,000 new cases reach late stage prostate cancer each year in the U.S. (with similar numbers in Europe).

Among these 100,000 new late stage prostate cancer cases per year, 80 – 85% of the patients have no visible metastases, and only 15 – 20% already have visible metastases. As noted above, in prior clinical trials, patients in both groups were treated with DCVax, and both groups showed positive results (substantial extensions of survival, far beyond existing treatment options — including Provenge). We are focusing our Phase III trial on the much larger market: patients without visible metastases, comprising 80 – 85% of the 100,000 new cases per year in the U.S.

If one counts only those 80 – 85,000 late stage patients, only in the U.S. (not counting either Europe or rest of world), and one assumes only a 25% market share (compared with Taxotere, whose market share is very high despite adding only 10 weeks of survival), the number of cases to be treated with DCVax would be 20 – 21,000 cases per year.

Manufacturing of DCVax

We believe that our proprietary manufacturing process for DCVax products is the key to our favorable product economics, and we are positioning DCVax to be a potential front line therapy that can be provided to patients everywhere. We have spent more than a decade honing this manufacturing process.

We have pioneered a manufacturing model under which at least 3 years of treatments are produced in one large batch in each manufacturing cycle. In addition, we have implemented special cryopreservation methods which enable this multi-year quantity of product to be frozen, and kept frozen for years, while maintaining its potency.

Both of these technologies, the multi-year batch manufacturing and the cryopreservation, are essential elements of our manufacturing model and product economics. Together, they enable us to incur the high costs of manufacturing just one time, and then store the multi-year quantity of product, frozen, in single doses. This makes DCVax effectively an “off the shelf” product for the patient, even though it is personalized, and enables the price of DCVax to be at or below the price level of modern, non-personalized cancer drugs while still achieving reasonable profit margins. This is already the case while we are using first generation manufacturing, without automation and have not yet scaled up to obtain significant economies of scale. We believe that both automation and economies of scale will further enhance the product economics.

Our manufacturing process has been taught to, and replicated at, Kings College in England and the Fraunhofer Institute in Germany, so that the same efficiencies and quality controls will be present for the DCVax produced both in Europe and the United States.

Our manufacturing process takes about 8 days, followed by quality control and sterility testing. It involves several main steps as follows:

Isolation of Precursors.  The precursors of new dendritic cells are isolated from the patient's white blood cells, which were obtained through a blood draw and sent to the manufacturing facility.

Differentiation of Precursors into Immature Dendritic Cells.   Precursors are differentiated (transformed) into immature dendritic cells through a six-day culture period, during which specific growth factors are applied in a manner that mimics the natural process in a healthy person's body.

Maturation of Dendritic Cells.  Immature dendritic cells are exposed to proprietary maturation factors and methods.

Antigen Display and Activation of Dendritic Cells.  Cancer-associated antigens or antigen fragments obtained from the patient’s own tumor tissue or, for prostate cancer, produced recombinantly, are added to the maturing dendritic cells. The dendritic cells ingest and process the antigen materials, and then display fragments on their outer cell surfaces (which will serve to pass along the activation signals from these dendritic cells to other agents in the immune system, such as T cells and B cells, when the dendritic cells are injected back into the patient.

Harvest.   These matured and activated new dendritic cells are isolated with very high purity, and divided into single-dose vials. They are then frozen and stored until needed.

We contract out the manufacturing of our DCVax products to Cognate BioServices, Inc. or Cognate. Although there are many contract manufacturers for small molecule drugs and for biologics, there are only three major contract manufacturers in the U.S. that specialize in producing living cell products. Cognate is one of those three and appears to have the most substantial track record of clinical trial approvals from FDA for cellular products. The manufacturing of living cell products is highly specialized and entirely different than production of biologics: the physical facilities and equipment are different, the types of personnel and skill sets are different, and the processes are different.

In addition, the regulatory requirements for living cell products are exceptionally difficult to meet particularly, for personalized living cell products, which can vary considerably from patient to patient. We believe that among companies developing such living cell products, nearly all cases in which clinical trials have been put on clinical hold (i.e., stopped) by FDA have been because of product or manufacturing related issues.

Cognate has a leading regulatory track record. According to Cognate, the Cognate team has been responsible for the product and manufacturing aspects of more than 20 INDs (applications for FDA approval of clinical trials) for living cells products, and all of these INDs have been approved by FDA. Moreover, the Company believes, based upon information provided by Cognate, that no client of Cognate has been put on clinical hold in connection with its product.

Cognate’s manufacturing facility for clinical-grade cell products is located in Memphis, Tennessee, near the airport. Memphis is a worldwide air shipping hub for both Federal Express and UPS. Cognate's facility is approximately 35,000 square feet and contains substantial expansion space in addition to the portions currently built out and in use. The current manufacturing facilities are sufficient to produce DCVax for at least several thousand patients per year — an amount well in excess of what is needed for the late stage clinical trial under way. There is a large amount of expansion space, which is already planned for build -out in stages to allow for scale -up of production capacity in a modular fashion as the need increases for commercialization. This would allow Cognate's current facility to increase to a total capacity of some 5,000 patients per year. In addition, the manufacturing arrangements with Fraunhofer in Germany and Kings College London in the United Kingdom provide further manufacturing capacity and flexibility. As a comparison, Dendreon commercially launched its Provenge dendritic cell vaccine for prostate cancer with initial manufacturing capacity for only 2,000 patients per year for a cancer that occurs in at least 100,000 new cases per year In the U.S. alone.

On July 25, 2012, we announced that Fraunhofer received approval and certification from the regional and national regulatory agencies in Germany for the manufacture of DCVax for GBM. In addition, we have also partnered with King’s College London for the manufacture of DCVax in the United Kingdom. Each of these manufacturing locations, in Germany and the United Kingdom, can produce DCVax product for anywhere in Europe.

Intellectual Property and Orphan Drug Designation

We have an integrated strategy for protection of our technology through both patents and other mechanisms, such as Orphan Drug status. As of November 28, 2012, we have over 100 issued patents (7 in the U.S.), and more than 90 pending patent in the U.S. and abroad. These issued and pending patents are grouped into 18 patent families. Some cover the use of dendritic cells in particular DCVax products. Others cover key processes for manufacturing and quality control for DCVax, as well as an automated system which we believe will play a major role in the scale-up of production for large numbers of patients on a cost-effective basis.

The expiration dates of the issued patents range from 2015 to 2026. For some of the earlier dates, we plan to seek extensions of the patent life, and believe we have reasonable grounds for doing so.

In addition to our patent portfolio, we have obtained Orphan Drug designation for our lead product, DCVax-L for brain cancer. Such designation brings with it a variety of benefits, including potential market exclusivity for seven years in the U.S. and ten years in Europe if our product is the first of its type to reach the market.

Many industrialized countries, including the U.S. and the European Union, have long-established legislation to incentivize companies to develop therapies for diseases which occur in less than a specified number of patients per year, and are referred to as “Orphan Diseases.” Under U.S. law, Orphan Diseases can involve up to 200,000 cases. Companies who develop new treatments for such diseases can obtain substantial incentives, including enhanced access to advice from the FDA while the drug is being developed, and market exclusivity once the product reaches approval and begins sales, provided that the new product is first to market. This market exclusivity applies regardless of patents, according product exclusivity on the market even if the company that developed it has no patent coverage on the product. In addition, the time period for such market exclusivity does not begin to run until product sales begin. In contrast, the time period of a patent begins when the patent is filed and runs down during the years while the product is going through development and clinical trials.

In order to qualify for these incentives, a company must apply for designation of its product as an “Orphan Drug” and obtain approval from the FDA, or its counterpart, abroad. In addition, for the market exclusivity, a product must be either the first of its kind for a particular disease to reach the market, or clinically superior to a product currently on the market. The U.S. and the European Union separately granted an Orphan Drug designation for our DCVax-L product for GBM.

Competition

The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Several companies, such as Dendreon, Celldex Therapeutics, Inc., Ark Therapeutics plc, Oxford Biomedica plc, Argos Therapeutics, Inc., Agenus, Inc., Prima Biomed, Ltd., Avax Technologies, Inc., Immunocellular Therapeutics, Ltd., Bavarian Nordic, Bellicum Pharmaceuticals and others are actively involved in the research and development of immune therapies or cell-based therapies for cancer. In addition, other novel technologies for cancer are under development, such as the electro-therapy device of NovoCure. Of these companies, only one has obtained approval of such an immune therapy: Dendreon (for its Provenge treatment of prostate cancer). Additionally, several companies, such as Medarex, Inc., Amgen, Inc., Agensys, Inc., and Genentech, Inc., are actively involved in the research and development of monoclonal antibody-based cancer therapies. Currently, at least seven antibody-based products are approved for commercial sale for cancer therapy, and a large number of additional ones are under development. Genentech is also engaged in several Phase III clinical trials for additional antibody-based therapeutics for a variety of cancers, and several other companies are in early stage clinical trials for such products. Many other third parties compete with us in developing alternative therapies to treat cancer, including: biopharmaceutical companies; biotechnology companies; pharmaceutical companies; academic institutions; and other research organizations, as well as some medical device companies (e.g., NovoCure and MagForce Nano Technologies AG).

We face extensive competition from companies developing new treatments for brain cancer. These include a variety of immune therapies, as mentioned above, as well as a variety of small molecule drugs and biologics. There are also a number of existing drugs used for the treatment of brain cancer that may compete with our product, including, Avastin® (Roche Holding AG), Gliadel® (Eisai Co. Ltd.), and Temodar® (Merck & Co., Inc.).

Most of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing and sales than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly if they enter into collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to our programs, and in obtaining sites for our clinical trials and enrolling patients.

Our Website

Our website address is www.nwbio.com. Information found on our website is not incorporated by reference into this report.

Employees

As of November 28, 2012, we had 8 full-time employees. We believe our employee relations are satisfactory.

Legal Proceedings

On March 1, 2011, we entered into a transaction under Section 3(a)(10) of the Securities Act of 1933, as amended with Socius CG II, Ltd. (“Socius”). Pursuant to this 3(a)(10) transaction, Socius purchased certain claims for payment totaling $1,650,000 from Cognate. Thereafter, Socius elected to convert the claims into shares of our common stock. The conversion was effected through a settlement agreement between Socius and us. The settlement agreement was then the subject of a court proceeding (nominally brought by Socius against us, but handled on a cooperative basis through a Joint Stipulation by both parties) in order to obtain court approval of the settlement in accordance with the requirements of Section 3(a)(10). That Court approval was obtained on March 1, 2011. Pursuant to the settlement, the full amount of the $1,650,000 debt was converted into shares of common stock and the transaction with Socius was completed.

From time to time, we are involved in claims and suits that arise in the ordinary course of our business. At present, we are not involved in any suits other than an action by a creditor with respect to certain disputed amounts. Although management currently believes that resolving any such claims against us will not have a material adverse effect on our business, financial position or results of operations, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

Properties

On November 30, 2009, we terminated a Sublease Agreement for the space we used as its headquarters at 7600 Wisconsin Avenue, Suite 750, Bethesda, Maryland. Our obligation will be approximately $127,000 in 2012 and will involve similar amounts for subsequent years until the obligation is paid in full.

On March 17, 2010, we entered into a non-cancelable operating lease for 7,097 square feet of office space in Bethesda, Maryland, which expired in September 2012. In September, 2012, we entered into a new five-year lease for the same office space.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each as of November 28, 2012.

Name	Age	Position
Linda F. Powers	56	Director, Chairperson, Chief Executive Officer
Alton L. Boynton, Ph.D.	68	Director, Chief Scientific Officer
Anthony Maida, Ph.D.	59	Chief Operating Officer
Leslie Goldman	66	Senior Vice President, Business Development
Marnix Bosch, Ph.D.	52	Chief Technical Officer
Robert A. Farmer	72	Director
Dr. Navid Malik	43	Director
Jerry Jasinowski	69	Director

Our Board of Directors is divided into three classes for purposes of election. One class is elected at each Annual Meeting of stockholder. Our Board of Director currently consists of five directors, classified into three classes as follows: Alton L. Boynton constitutes a class with a term ending at the 2013 Annual Meeting; Robert A. Farmer and Jerry Jasinowski constitue a class with a term ending at the 2014 Annual Meeting; and Linda F. Powers and Dr. Navid Malik constitute a class with a term ending at the 2015 Annual Meeting.

Executive Biographies

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and executive officers are as follows:

Linda F. Powers.  Ms. Powers has served as the Chairperson of our Board of Directors since her appointment on May 17, 2007 and Chief Executive Officer since June 8, 2011. Ms. Powers served as a managing director of Toucan Capital Fund II, a provider of venture capital, for a decade, starting in 2001. She also has over 15 years’ experience in corporate finance and restructurings, mergers and acquisitions joint ventures and intellectual property licensing. Ms. Powers is a board member of M2GEN (an affiliate of Moffitt Cancer Center), the Trudeau Institute (a specialized research institute focused on immunology), the Chinese Biopharmaceutical Association, and the Rosalind Franklin Society. She was the Chair of the Maryland Stem Cell Research Commission for the first two years of the state’s stem cell funding program, and has served an additional 4 years on the Commission. Ms. Powers served for several years on a Steering Committee of the National Academy of Sciences, evaluating government research funding, and has been appointed to three Governors’ commissions created to determine how to build the respective states’ biotech and other high-tech industries. For six years, Ms. Powers taught an annual internal course at the National Institutes of Health for the bench scientists and technology transfer personnel on the development and commercialization of medical products. Ms. Powers serves on the boards of six private biotechnology companies. Ms. Powers holds a B.A. from Princeton University, where she graduated magna cum laude and Phi Beta Kappa. She also earned a JD, magna cum laude, from Harvard Law School. We believe Ms. Powers’ background and experience makes her well qualified to serve as a Director.

Alton L. Boynton, Ph.D.  Dr. Boynton co-founded our company, has served as our Chief Scientific Officer and a Director since our inception in 1998, was appointed our Chief Operating Officer in August 2001, was appointed President in May, 2003, and served as Chief Executive Officer from June, 2007, to June, 2011. Prior to founding our company, Dr. Boynton headed the Molecular Oncology research lab at the Pacific Northwest Research Foundation (the original foundation of Bill Hutchinson, from which the Fred Hutchinson Cancer Center was spun off). Dr. Boynton has also served as Director of the Department of Molecular Medicine of Northwest Hospital from 1995-2003 where he coordinated the establishment of a program centered on carcinogenesis. Prior to joining Northwest Hospital, Dr. Boynton was Associate Director of the Cancer Research Center of Hawaii, The University of Hawaii, where he also held the positions of Director of Molecular Oncology of the Cancer Research Center and Professor of Genetics and Molecular Biology. Dr. Boynton received his Ph.D. in Radiation Biology from the University of Iowa in 1972. As a result of

Dr. Boynton’s significant years of service as a director and running a number of programs focusing on oncology and cancer-related research programs, including a Ph.D. in Radiation Biology, we concluded that Dr. Boynton is well qualified to serve as a Director.

Anthony E. Maida joined our company in June, 2011, as Chief Operating Officer bringing more than 20 years' experience in building oncology companies, with expertise in the business, financial, clinical and regulatory aspects of and the underlying science of oncology business. Over these two decades, Dr. Maida has held positions as Chairman, CEO, COO, CSO, CFO and VP Business Development. Among these experiences, he served as CEO of CancerVax Corporation, an early leader in cancer vaccines. In that role, he was responsible for conducting multi-hundred patient, multi-center clinical trials with the company's cancer vaccines. Prior to joining us, Dr. Maida was serving as global head of oncology for a leading contract research organization that manages clinical trials in the U.S. and internationally.

Leslie J. Goldman joined us as Senior Vice President, Business Development, in June, 2011. Prior to joining us, Mr. Goldman was a partner at the law firm of Skadden, Arps for over 30 years, specializing in a wide array of advanced technologies and their commercialization. Mr. Goldman also serves as an advisor to a number of other technology companies. In addition, for eight years, Mr. Goldman has served as Chairman of the Board of a group of TV stations in four mid-size cities across the country.

Marnix L. Bosch joined us in 2000, and has been serving as Chief Technical Officer for a number of years. In this capacity, he plays a key role in the preparation and submission of our regulatory applications, as well as ongoing development of our product lines, and ongoing development and/or acquisition of new technologies. Dr. Bosch led the process of designing the protocols, and managed the successful preparation and submission of our Investigational New Drug (IND) applications for FDA approval to conduct clinical trials, for prostate cancer, brain cancer and multiple other cancers. He also led the processes for other regulatory submissions in both the U.S. and abroad (including the successful applications for orphan drug status in both the U.S. and Europe for DCVax-L for brain cancer). He spearheaded the development of our manufacturing and quality control processes, and is working with Cognate on next-generation further development of these processes. Prior to joining us in 2000, Dr. Bosch worked at the Dutch National Institutes of Health (RIVM) as head of the Department of Molecular Biology, as well as in academia as a professor of Pathobiology. He has authored more than 40 peer-reviewed research publications in immunology and virology, and is an inventor on several patent applications on dendritic cell product manufacturing.

Robert A. Farmer was appointed to the Board of Directors in December 2009. Mr. Farmer served as the national treasurer of four presidential campaigns, including those for John Kerry, Bill Clinton, Michael Dukakis and John Glenn. In these roles he led fundraising of over $800 million. He served under Ron Brown as treasurer of the Democratic National Committee, and served for eight years as treasurer of the Democratic Governor’s Association. President Clinton appointed Farmer as the United States Consul General to Bermuda, where he served from 1994 to 1999. Mr. Farmer also had a successful career as an entrepreneur, including building his own publishing company, which he sold in 1983. Mr. Farmer currently serves on the Boards of Directors of International Data Group, Dale Carnegie Associates, Sober Steering Sensors, LLC, Charlesbridge Publishing, and Haute Living. Mr. Farmer is a graduate of Dartmouth College and Harvard Law School. Mr. Farmer’s experience in four presidential campaigns and his service on other boards of directors make him well qualified to serve as a director.

Dr. Navid Malik was appointed to the Board of Directors in April 2012. Dr. Navid Malik is the Head of Life Sciences Research at Cenkos Securities Plc. in the U.K., an independent specialist institutional securities firm. From September 2011 through January 2012, Dr. Malik was the Head of Life Sciences Research at Sanlam (Merchant Securities), a global financial services firm. Dr. Malik was Partner and Head of Life Sciences at Matrix Investment Banking Division, Matrix Group, a financial services firm in London, from December, 2008, through September, 2011. Dr. Malik was a Senior Pharmaceuticals and Biotechnology Analyst at Wimmer Financial LLP from September, 2008, through December, 2008, and was the Senior Life Sciences Analyst at Collins Stewart Plc from January, 2005, through September, 2008. In 2011, Dr. Malik was awarded two Starmine Awards (awarded each year by Thomson Reuters and the Financial Times): Number One Stock Picker in the European Pharmaceutical Sector, and Number Two Stock Picker in the U.K. and Ireland Healthcare Sector. Dr. Malik holds a PhD in Drug Delivery within Pharmaceutical Sciences, as well as degrees in Biomedical Sciences Research (M.Sc.) and Biochemistry and Physiology (B.Sc., joint honors). Dr. Malik also holds an MBA in finance from the City University Business School, London. We believe that Dr. Malik’s extensive experience in the life sciences fields and investment banking sector make him well qualified to serve as a Director.

Jerry Jasinowski was appointed to the Board of Directors in April 2012. Mr. Jasinowski currently serves on the boards of Procurian and the Washington Tennis and Education Foundation and has held directorships in several other companies since 1990. From 2004 through 2007, Mr. Jasinowski has served as the Founder and President of the Manufacturing Institute, an organization dedicated to improving and expanding manufacturing in the United States. Mr. Jasinowski was also the President and CEO of the National Association of Manufactures, a trade association with 13,000 corporate members. Mr. Jasinowski holds an A.B. in Economics from Indiana University and an M.A in Economics from Columbia University. We concluded that Mr. Jasinowski should serve on its Board of Directors because of his extensive board experience across a wide range of manufacturing, technology, and financial firms, including Fortune 1000 and Fortune 500 companies. We believe Mr. Jasinowski’s background and experience make him well qualified to serve as a Director.

Family Relationships

None.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;
•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law;
•	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Leadership Structure

The Board believes that Ms. Powers’ service as both Chairman of the Board and Chief Executive Officer is in our best interest and our stockholders best interests. Ms. Powers possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing us in developing personalized immune cell therapies. The Board believes Ms. Powers is thus best positioned to develop agendas that ensure that the

Board’s time and attention are focused on the most critical matters. Her combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and partners.

Director Independence

Our Board of Directors has determined that a majority of the board consists of members who are currently “independent” as that term is defined under current listing standards of NASDAQ. The Board of Directors considers Messrs. Farmer, Malik and Jasinowski to be independent.

Audit Committee

The Audit Committee has responsibility for recommending the appointment of our independent accountants, supervising our finance function (which includes, among other matters, our investment activities), reviewing our internal accounting control policies and procedures, and providing the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require the attention of the Board. The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the Board. The Board has adopted a written charter for the Audit Committee.

The Audit Committee currently consists of Messrs. Farmer, Malik and Jasinowski. Our Board of Directors considers each of Messrs. Farmer, Malik and Jasinowski as “independent” as that term is defined under applicable SEC and NASDAQ rules.

Mr. Jasinowski meets the definition of an “audit committee financial expert” as defined by the SEC.

Compensation Committee

The Compensation Committee is responsible for determining the overall compensation levels of our executive officers and administering our stock option plans. The board has adopted a written charter for the Compensation Committee and its current members are Messrs. Farmer, Malik and Jasinowski. Our Board of Directors has determined that all of the members are “independent” under the current listing standards of NASDAQ.

Corporate Governance/Nominations Committee

The Corporate Governance/Nominating Committee has responsibility for assisting the Board of Directors in, among other things, effecting Board organization, membership and function including identifying qualified board nominees; effecting the organization, membership and function of board committees including composition and recommendation of qualified candidates; establishment of and subsequent periodic evaluation of successor planning for the chief executive officer and other executive officers; development and evaluation of criteria for Board membership such as overall qualifications, term limits, age limits and independence; and oversight of compliance with the Corporate Governance Guidelines. The Corporate Governance/Nominating Committee shall identify and evaluate the qualifications of all candidates for nomination for election as directors. Potential nominees are identified by the Board of Directors based on the criteria, skills and qualifications that have been recognized by the Corporate Governance/Nominating Committee. While our nomination and corporate governance policy does not prescribe specific diversity standards, the Corporate Governance/Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, difference in viewpoints and skills, and personal qualities that will result in a well-rounded Board of Directors.

The Corporate Governance/Nominating Committee currently consists of Messrs. Farmer, Malik and Jasinowski. The Board of Directors has determined that all of the members are “independent” under the current listing standards of NASDAQ. The Board of Directors has adopted a written charter setting forth the authority and responsibilities of the Corporate Governance/Nominating Committee.

Board of Directors’ Role in Risk Oversight

The Board plays an active role in risk oversight of our management of the Company. The Board does not have a formal risk management committee, but administers this oversight function through various standing committees of the Board of Directors. The Audit Committee maintains responsibility for oversight of financial reporting-related risks, including those related to our accounting, auditing and financial reporting practices. The Audit Committee also reviews reports and considers any material allegations regarding potential violations of the Company’s Code of Ethics. The Compensation Committee oversees risks arising from our compensation policies and programs. This Committee has responsibility for evaluating and approving our executive compensation and benefit plans, policies and programs. The Nominations/Corporate Governance Committee oversees corporate governance risks and oversees and advises the Board with respect to our policies and practices regarding significant issues of corporate responsibility.

Summary Compensation Table

The following table sets forth certain information concerning compensation paid or accrued to our named executive officers (the “Named Executive Officers”) during the years ended December 31, 2011 and 2010. The Option Awards shown in the table below do not constitute cash or value actually received by the named executive officer. Instead, the amounts shown are the non-cash aggregate fair values of Option Awards that were granted during the periods presented but were then subject to vesting requirements. The majority of the Options were not vested and will not vest unless certain milestones are met in the future, or certain employment period requirements are met in the future. With respect to the portion of the Options that did vest, in the case Ms. Powers and Mr. Goldman, upon vesting all of those Options became subject to an extended lock-up (until the earlier of 18 months or the Company reaching the primary endpoint of its GBM brain cancer clinical trial).

Name and Principal Position	Year	Salary	Bonus	Option Awards	Total
Linda F. Powers President, Chairperson & Chief Executive Officer	2011	$203,308	$—	$9,262,133	$9,465,441
	2010	$—	$—	$—	$—

Alton L. Boynton, Ph.D.(1) Chief Scientific Officer President, Chief Executive Officer, Chief Scientific Officer and Secretary	2011	$334,732	$—	$1,547,963	$1,882,695
	2010	$359,528	$—	$—	$359,528
Anthony Maida, Ph.D. Chief Operating Officer	2011	$160,384	$—	$814,182	$974,566
	2010	$—	$—	$—	$—
Leslie Goldman Senior Vice President, Business Development	2011	$149,092	$—	$1,465,527	$1,614,619
	2010	$—	$—	$—	$—
Marnix L. Bosch, Ph.D., M.B.A. Chief Technical Officer	2011	$339,362	$20,000	$1,192,963	$1,552,325
	2010	$431,652	$—	$—	$431,652

(1)	Dr. Boynton resigned as Chief Executive Officer on June 8, 2011 and was appointed Chief Scientific officer on the same day.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and un-exercisable as of December 31, 2011.

	Number of Securities Underlying Unexercised Options
Name and Principal Position	Exercisable		Un-exercisable	Option Exercise Price ($)	Option Expiration Date
Linda F. Powers President & Chief Executive	(0)		888,750	$10.56	6/21/2018

Alton Boynton Chief Scientific Officer	87,910	(2)	60,625	$10.56	6/21/2018
	330	(6)	—	$300.00	4/18/2014
	126	(6)	—	$21.60	2/18/2016
	89,428	(7)	—	$8.80	8/20/2022

Anthony Maida Chief Operating Officer	1,875	(3)	76,250	$10.56	6/21/2018

Leslie Goldman Senior Vice President	(0)		140,625	$10.56	6/21/2018

Marnix Bosch Chief Technical Officer	53,846	(5)	60,625	$10.56	6/21/2018
	21	(8)	—	$300.00	9/20/2014
	52	(8)	—	$1200.00	1/10/2015
	200	(8)	9	$21.60	2/18/2016
	250	(8)	83	$28.80	12/1/2016
	19,271	(9)	33,854	$11.20	6/23/2022
	15,625	(10)	—	$8.80	8/20/2022

(1)	In conjunction with the employment agreement entered into between us and Ms. Powers on June 8, 2011, and in recognition of Ms. Powers’ service to our company while serving as Chair during the preceding four years, we granted Ms. Powers an option to purchase 888,750 shares of our stock with an exercise price of $10.56 per share. One-third of the options vested on the grant date, and upon vesting became subject to a lock-up which extends to the earlier of 18 months or our reaching the primary endpoint of its GBM brain cancer clinical trial. One-third of the options will vest in equal monthly portions over the term of the employment agreement. The remaining one-third will vest in portions tied to material milestones in multiple programs, if and to the extent those milestones are achieved.
(2)	In conjunction with the employment agreement entered into between us and Dr. Boynton on June 8, 2011, we issued Dr. Boynton an option to purchase 148,535 shares of our stock with an exercise price of $10.56 per share. 86,035 options vested on the grant date. 7,500 options will vest in equal monthly portions over the term of the employment agreement. The remaining 55,000 options will vest in portions tied to material milestones in multiple programs, if and to the extent those milestones are achieved.
(3)	In conjunction with the employment agreement entered into between us and Dr. Maida on June 8, 2011, we issued Dr. Maida an option to purchase 78,125 shares of our stock with an exercise price of $10.56 per share. No options vested on the grant date. 7,500 options will vest in equal monthly portions over the term of the employment agreement. The remainder will vest in portions tied to material milestones in multiple programs, if and to the extent those milestones are achieved.
(4)	In conjunction with the employment agreement entered into between us and Mr. Goldman on June 8, 2011, we issued Mr. Goldman an option to purchase 140,625 shares of our stock with an exercise price of $10.56 per share. One-third of the options vested on the grant date, and upon vesting became subject to a lock-up which extends to the earlier of 18 months or our reaching the primary endpoint of our GBM brain cancer clinical trial. One-third will vest in equal monthly portions over the term of the employment agreement. The remaining one-third will vest in portions tied to material milestones in multiple programs, if and to the extent those milestones are achieved.
(5)	In conjunction with the employment agreement entered into between us and Dr. Bosch on June 8, 2011, we issued Dr. Bosch an option to purchase 114,471 shares of our stock with an exercise price of $10.56 per share. 51,971 options vested on the grant date. 7,500 options will vest in equal monthly portions over the term of the employment agreement. The remaining 55,000 options will vest in portions tied to material milestones in multiple programs, if and to the extent those milestones are achieved.
(6)	These options were granted under the 1999 Plan, the 2001 Plan and under Dr. Boynton’s previous employment agreement. Each of these option grants vests over a four year period. One-fourth of each option grant vests on the first anniversary of the grant date and the remaining three-fourths of each grant vests in equal monthly installments over the remaining three year vesting period.
(7)	This option was granted under the 2007 Stock Option Plan. The options were granted August 21, 2009 and vested over a one year period and are exercisable over a 10 year period from issuance at a price of $8.80 per share.
(8)	This option was granted under the 2007 Stock Option Plan. This option grant vested over the balance of 2009 with 70,779 vesting on the grant date and the remainder vesting in equal installments on August 31, September 30, October 31, November 30 and December 31, 2009.
(9)	These options were granted under the 1999 Plan and the 2001 Plan. Each of these option grants vests over a four year period. One-fourth of each option grant vests on the first anniversary of the grant date and the remaining three-fourths of each grant vests in equal monthly installments over the remaining three year vesting period.
(10)	This option was granted under the 2007 Stock Option Plan. This option grant vested over the balance of 2009 with 7,813 vesting on the grant date and the remainder vesting on December 31, 2009.

Director Compensation

The following table sets forth certain information concerning compensation paid or accrued to our non-executive directors during the year ended December 31, 2011.

Name	Year	Fees Earned or Paid in Cash	All Other Compensation(1)	Total
Robert A. Farmer	2011	$25,000	$—	$25,000

(1)	Robert Farmer was also issued 2,082 shares of our stock at $10.72 per share for his services to the Board of Directors.

Only non-employee directors receive director fees. Effective June 22, 2007, we were required to pay Linda F. Powers, as Chairperson and a non-executive member of the Board of Directors, approximately $100,000 per annum for her services. These payments effectively ended subsequent to Ms. Powers assuming the position of Chief Executive Officer. Also effective December 10, 2009 we were required to issue Robert A. Farmer $50,000 per annum for his services as a non-executive member of the Board of Directors. During 2011, Mr. Farmer elected to take 50% of his 2011 directors’ fee in our common stock.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served during our last completed fiscal year as a director of any other entity whose executive officers served as a director on our Board or as a member of our Compensation Committee.

Employment Agreements

Linda Powers

On June 8, 2011, we entered into an employment agreement with Linda Powers, pursuant to which Ms. Powers serves as our CEO. The agreement provides for an annual compensation of $360,000 and options to purchase 888,750 shares of our common stock at an exercise price of $10.56 per share. One third of the options vested upon execution of the employment agreement, 1/3 vest monthly over the term of the agreement and the remaining  1/3 vest according to certain performance milestones. The employment agreement is for a term of two years and can be terminated at any time by either party. If the Agreement is terminated without cause, Ms. Powers is entitled to three months severance; provided however, such payment shall be conditional and shall terminate in the event Ms. Powers obtains employment prior to the expiration of the three month period. If Ms. Powers is terminated without cause, all options that may be earned under the agreement and which have not yet been issued/vested will accelerate and become fully vested under certain conditions. Ms. Powers is not entitled to severance if she resigns or is terminated for Cause, as defined in the agreement. If Ms. Powers is terminated for cause, all vested options will expire thirty days from such termination and all unvested options will lapse immediately. In the event of Ms. Powers’ resignation upon at least 45 days notice, Ms. Powers shall not forfeit any issued/vested options. However, if Ms. Powers provides more than 30 days notice but less than 45 days notice then she shall forfeit all options issued/vested in the preceding 60 days, and shall forfeit all options which were issued/vested during the preceding 90 days if less than 30 days notice is provided. In the event of a change in control, as defined in the agreement, all options that may be earned under the agreement and which have not yet been issued/vested will accelerate and become fully vested.

Dr. Anthony Maida

On June 21, 2011, we entered into an employment agreement with Dr. Anthony Maida pursuant to which Dr. Maida serves as our Chief Operating Officer. The agreement provides for an annual compensation of $300,000 and options to purchase 78,125 shares of common stock with an exercise price of $10.56. 313 options vest on the last day of each month during the term of the agreement with the remainder of the options vesting based on certain milestones. The employment agreement is for a term of two years and can be terminated at any time by either party. If the Agreement is terminated without cause, Dr. Maida is entitled to three months severance; provided however, such payment shall be conditional and shall terminate in the event Dr. Maida obtains employment prior to the expiration of the three month period. Dr. Maida is not entitled to severance if he resigns or is terminated for Cause, as defined in the agreement. If Dr. Maida is terminated without cause, all options that may be earned under the agreement and which have not yet been issued/vested will accelerate and become fully vested under certain conditions. If Dr. Maida is terminated for cause, all issued/vested options will expire thirty days from such termination and all other options will lapse immediately. In the event of Dr. Maida’ resignation upon at least 45 days notice, Dr. Maida shall not forfeit any issued/vested options. However, if Dr. Maida provides more than 30 days notice but less than 45 days notice then he shall forfeit all options issued/vested in the preceding 60 days, and shall forfeit all options which were issued/vested during the preceding 90 days if less than 30 days notice is provided. In the event of a change in control, as defined in the agreement, all options that may be earned under the agreement and which have not yet been issued/vested will accelerate and become fully vested.

Leslie J. Goldman

On June 8, 2011, we entered into an employment agreement with Leslie J. Goldman pursuant to which Mr. Goldman serves as Senior Vice President for Business Development. The agreement provides for an annual compensation of $264,000 and options to purchase 140,625 shares of common stock with an exercise price of $10.56. One third of the options vested upon execution of the employment agreement, 1/3 vest monthly over the term of the agreement and the remaining 1/3 vest according to certain performance milestones. The employment agreement is for a term of two years and can be terminated at any time by either party. If the Agreement is terminated without cause, Mr. Goldman is entitled to three months severance; provided however, such payment shall be conditional and shall terminate in the event Mr. Goldman obtains employment prior to the expiration of the three month period. Mr. Goldman is not entitled to severance if he resigns or is terminated for cause, as defined in the agreement. If Mr. Goldman is terminated without cause, all options that may be earned under the agreement and which have not yet been issued/vested will accelerate and become fully vested under certain conditions. If Mr. Goldman is terminated for cause, all issued/vested options will expire thirty days from such termination. In the event of Mr. Goldman’s resignation upon at least 45 days notice, Mr. Goldman shall not forfeit any issued/vested options. However, if Mr. Goldman provides more than 30 days notice but less than 45 days notice then he shall forfeit all options issued/vested in the preceding 60 days, and shall forfeit all options which were issued/vested during the preceding 90 days if less than 30 days notice is provided. In the event of a change in control, as defined in the agreement, all options that may be earned under the agreement and which have not yet been issued/vested will accelerate and become fully vested.

Marnix Bosch

On June 8, 2011, we entered into an employment agreement with Marnix Bosch pursuant to which Mr. Bosch serves as our Chief Technical Officer. The agreement provides for an annual compensation of $325,000 and options to purchase 62,500 shares of common stock with an exercise price of $10.56, which vests over the term based on certain milestones. In addition, the employment agreement extends the term of existing options for an additional 3 years. The employment agreement is for a term of two years and can be terminated at any time by either party. If the Agreement is terminated without cause, Mr. Bosch is entitled to three months severance; provided however, such payment shall be conditional and shall terminate in the event Mr. Bosch obtains employment prior to the expiration of the three month period. Mr. Bosch is not entitled to severance if he resigns or is terminated for cause, as defined in the agreement. If Mr. Bosch is terminated without cause, as defined in the agreement, all options that may be earned under the agreement and which have not yet been issued/vested will accelerate and become fully vested under certain conditions. If Mr. Bosch is terminated for cause, all issued/vested options will expire thirty days from such termination. In the event of Mr. Bosch’s resignation upon at least 45 days notice, Mr. Bosch shall not forfeit any issued/vested options. However, if Mr. Bosch provides more than 30 days notice but less than 45 days notice then he shall forfeit all options issued/vested in the preceding 60 days, and shall forfeit all options which were issued/vested during the preceding 90 days if less than 30 days notice is provided. In the event of a change in control, as defined in the agreement, all options that may be earned under the agreement and which have not yet been issued/vested will accelerate and become fully vested.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of November 28, 2012 by:

•	each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of any class of our equity securities;
•	our directors;
•	each of our named executive officers, as defined in Item 402(a)(3) of Regulation S-K; and
•	our directors and executive officers as a group.

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of November 28, 2012. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and the entities named in the table have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Except as otherwise noted, the address of the individuals in the following table below is c/o Northwest Biotherapeutics, Inc., 4800 Montgomery Lane, Suite 800, Bethesda, MD 20814.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage(1)
Officers and Directors
Alton L. Boynton, Ph.D.(2)	194,358	1.4%
Marnix L. Bosch, Ph.D., M.B.A.(3)	115,941	1.0%
Linda F. Powers(4)	8,188,050	48.0%
Robert A. Farmer(5)	144,674	1.1%
Leslie Goldman(6)	544,825	4.0%
Dr. Navid Malik	—	—
Anthony Maida, Ph.D.(7)	14,063	*
Jerry Jasinowski(8)	115,771	1.0%
All executive officers and directors as a group (8 persons)(9)	9,276,904	50.2%
5% Security Holders
Toucan Capital Fund III, L.P.(10) 4800 Montgomery Lane, Suite 801 Bethesda, MD 20814	1,900,772	13.2%
Toucan Partners, LLC(11) 4800 Montgomery Lane, Suite 801 Bethesda, MD 20814	2,847,395	18.4%
Al Rajhi Holdings(12) Rue Maurice 3, 1204 Geneve, Switzerland	673,783	5.1%
Cognate BioServices, Inc.(13) 4800 East Shelby Drive, Suite 108, Memphis, TN	2,875,000	21.6%

*	Less than 1%.

(1)	Percentage represents beneficial ownership percentage of common stock calculated in accordance with SEC rules and does not equate to voting percentages. Based upon 13,305,106 shares of common stock issued and outstanding as of November 28, 2012.
(2)	Includes 179,295 shares of common stock underlying options that are currently exercisable.
(3)	Includes 95,065 shares of common stock underlying options that are currently exercisable.
(4)	Includes (i) 456,588 shares of common stock underlying currently exercisable options held by Ms. Powers; (ii) 804,145 shares of common stock held by Toucan Capital; (iii) 1,096,627 shares of common stock underlying currently exercisable warrants held by Toucan Capital; (iv) 662,694 shares of common stock held by Toucan Partners; (v) 1,370,335 shares of common stock underlying currently exercisable warrants held by Toucan Partners; (vi) 814,366 shares of common stock issuable upon conversion of convertible loans to the Company by Toucan Partners; (vii) 2,875,000 shares of common stock issued upon conversion of accounts payable to Cognate. Ms. Powers is a managing member of Toucan Management, LLC, which is the manager of Toucan Capital; is a managing member of Toucan Partners and controls a majority of the stock of Cognate BioServices, Inc.
(5)	Includes (i) 20,525 shares of common stock underlying currently exercisable warrants; and (ii) 8,750 shares of common stock that are currently issuable upon conversion of a loan to the Company by Mr. Farmer.
(6)	Includes (i) 160,139 shares of common stock underlying currently exercisable warrants; (ii) 61,250 shares of common stock underlying currently exercisable options; and (iii) 14,000 shares of common stock issuable upon conversion of loans to the Company by Mr. Goldman.
(7)	Consists of shares of common stock underlying currently exercisable options.
(8)	Consists of (i) 31,250 shares of Common Stock issuable upon conversion of convertible loans and (ii) 49,107 shares of Common Stock underlying currently exercisable warrants.
(9)	Includes (i) 806,231 shares of common stock underlying currently exercisable options; (ii) 3,502,984 shares of common stock underlying currently exercisable warrants; and (iii) 868,366 shares of common stock issuable upon conversion of loans to the Company.
(10)	Includes 1,096,627 shares of common stock underlying currently exercisable warrants. Linda Powers holds the voting and dispositive power over the shares held by Toucan Capital Fund III, L.P.
(11)	Includes (i) 1,370,335 shares of common stock underlying currently exercisable warrants; and (ii) 814,366 shares of common stock issuable upon conversion of loans made to the Company by Toucan Partners, LLC. Linda Powers holds the voting and dispositive power over the shares held by Toucan Partners, LLC.
(12)	Includes 108,963 shares of common stock underlying currently exercisable warrants. Khalid Al Rajhi holds the voting and dispositive power over the shares held by Al Rajhi Holdings.
(13)	Represents shares of common stock issued upon conversion of accounts payable to Cognate BioServices, Inc. Linda Powers through Toucan Capital III LP and Toucan Partners LLC holds the voting and dispositive power over the shares held by Cognate BioServices, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Toucan Capital and Toucan Partners

On July 2, 2010 we entered into a securities purchase agreement with Toucan Partners, under which Toucan Partners purchased 54,166 shares of common stock for $650,000. In connection with this private placement we issued warrants to purchase 5,416 shares of common stock at an exercise price of $12.00 per share with an exercise period of three years. Our Chief Executive Officer and the Board’s Chairperson is the managing director of Toucan Capital.

On October 1, 2010 Toucan Partners loaned us $900,000 under a 6% convertible promissory note on the same terms and conditions as the September Notes that we had negotiated and executed with non-affiliated investors on September 28, 2010, secured by an interest in all our assets, due on December 1, 2010. The conversion feature of the note allows Toucan Partners to convert the principal into shares of common stock at a conversion price of $12.00. Additionally, Toucan Partners received 100% warrant coverage, on the same terms and conditions as the September Notes (including the same market formula for the warrant exercise price), at $13.12 per share. In the event of default, Toucan Partners was entitled to adjust the interest rate to 9% per annum for the default period and to be granted an additional 100% warrant coverage at $13.12 per share. We did not repay the loan on December 1, 2010, however Toucan Partners partially waived its right to the additional warrant. The loan was repaid in full by December 31, 2010.

In December 2010 Toucan Capital transferred 402,072 shares of common stock and 459,064 warrants to purchase shares of our common stock to Regen Med Acquisition Corp. or Regen Med, a non-affiliate third party.

In March 2011, we received $550,000 from Toucan Capital as a convertible note payable. The note was issued with a 10% original issue discount and a 10% one time interest charge payable to Toucan Capital.

On November 1, 2011, we issued 46,875 shares of common stock to Toucan Partners upon conversion of $150,000 of a note payable. On December 29, 2011, we received $100,000 from Toucan Partners and we issued a convertible note for $100,000 to Toucan Partners with 100% warrant coverage.

On March 21, 2008, we executed a Sublease Agreement (the “Sublease Agreement”) with Toucan Capital Corporation for the space we used as our headquarters at 7600 Wisconsin Avenue, Suite 750, Bethesda, Maryland. The Sublease Agreement is effective as of July 1, 2007 and expires on October 31, 2016, unless sooner terminated according to its terms. We were and remain obligated to pay operating expenses allocable to the subleased premises under Toucan Capital Corporation’s master lease. Effective November 30, 2009, the Sublease was terminated in connection with termination and buyout of the overall lease of this space. (The overall lease and our Sublease had 7 years left to run at that time). The termination and buyout did not require any lump sum exit payment. Instead, it requires a partial payout over several years. Our obligation will be approximately $127,000 in 2012.

We received proceeds of $1,255,000 from Toucan Partners in connection with issuing unsecured convertible notes to Toucan Partners on dates between January 3, 2012 and March 6, 2012. Warrants to purchase 279,433 shares of common stock at an exercise price of $6.40, and terms between three and five years, were issued in connection with the notes. The notes are payable on demand with between 7 and 14 days written notice and carried an original issue discount of 10% and a one-time interest charge of 10%. The conversion prices of the notes are 95% of the average five day closing price of our common stock for twenty days prior to conversion. The relative fair value of the warrants and beneficial conversion feature (based on the effective conversion price of the notes payable) amounted to $616,315 and $673,632, respectively. The debt discount associated with the warrants and beneficial conversion feature was written off to interest expense.

On February 9, 2012, we entered into an agreement with Toucan Partners LLC for financing of up to $2.25 million. Toucan provided the first $1.5 million of the funding at the time of execution, and provided the remaining $750,000 shortly thereafter. In consideration of the financing, we issued to Toucan a convertible promissory note, or Note. The Note is payable on demand with 14 days written notice, and carried an original issue discount of 10% and a one time interest charge of 10%. The Note is convertible at any time at a five percent discount to the market price of the common stock at the time of conversion. The Note is unsecured, but will become secured if we enter into any other secured financing or encumbrance upon its assets while any portion of the Note remains outstanding or if there is an event of default under the Note. Pursuant to the Note, we also issued to Toucan warrants to purchase shares of our common stock, comprising one hundred percent warrant coverage of the repayment amount under the Note. The exercise price of the warrants will be $6.40 per share. The relative fair value of the warrants and beneficial conversion feature (based on the effective conversion price of the note payable) amounted to $761,240. The debt discount associated with the warrants and beneficial conversion feature was written off to interest expense.

During 2011, we received an operational loan from an entity controlled by Toucan Capital. Artecel, a cell products company, provided us with $734,000 to be used as funding for ongoing clinical trials. The loan included 10% OID, and 10% interest.

On October 16, 2012, we entered into conversion agreements with Toucan Partners and its affiliates (other than Cognate BioServices), pursuant to which, upon the closing of this public offering, an aggregate of $10,688,615 of convertible notes and payables will be converted into equity. The notes were converted substantially in accordance with their existing terms. With respect to the payables, Toucan had a right to convert on terms no less favorable than we had provided to any other creditor. However, Toucan agreed to instead convert on terms equal to the median of the conversion terms we had provided to other non-affiliated creditors over the preceding six months. Accordingly, the Toucan entities’ $10,688,615 aggregate conversion amount will be converted into a total of 3,340,191 shares of restricted common stock and 1,670,097 warrants exercisable for common stock. The warrants’ exercise period will be five years, and the exercise price will be $6.40 per share.

Officers and Directors

On October 11, 2012, we entered into a conversion agreement with Jerry Jasinowski, a director of our company, pursuant to which, upon the closing of this public offering, an aggregate principal amount and accrued interest of $209,289 of notes will be converted into an aggregate 43,602 shares of restricted common stock and warrants exercisable for 9,810 shares of common stock. The warrants’ exercise price will be $6.40 per share and the exercise period will be five years.

On October 18, 2012, we entered into a conversion agreement with Leslie Goldman, an executive officer and a noteholder of our company, pursuant to which, upon the closing of this offering, an aggregate principal amount and accrued interest of $969,166 of his notes will be converted into an aggregate 201,910 shares of restricted common stock and warrants exercisable for an aggregate 50,478 shares of common stock. The exercise price will be $6.40 per share, and the exercise period will be five years. In addition, we agreed to repay Mr. Goldman $140,000 of his previous loans to us within four days after the closing of this offering.

On November 19, 2012, we entered into a conversion agreement with Robert Farmer, a director of our company, pursuant to which, upon the closing of this offering, an aggregate principal amount and accrued interest of $178,171 of his notes will be converted into an aggregate 40,227 shares of restricted common stock and warrants exercisable for 8,352 shares of common stock. The warrants’ exercise price will be $6.40 per share and the exercise period will be five years.

Cognate BioServices

During the quarter ended June 30, 2011, we entered into a new service agreement with Cognate, a contract manufacturing and services organization in which Toucan Capital has a majority interest. In addition, two of the principals of Toucan Capital are members of Cognate’s Board of Directors and Linda Powers who is a director of Cognate and managing director of Toucan Capital is Chairperson of our Board of Directors and our Chief Executive Officer. This agreement replaces the agreement dated May 17, 2007 between us and Cognate, which had expired. Under the service agreement, we agreed to continue to utilize Cognate’s services, for certain consulting and manufacturing services to us for our current Phase III DCVax clinical trial for GBM. The scope of services and the economic rates are comparable to the prior agreement, and the structure and process for payments are simplified. Under the terms of the new agreement we will pay Cognate a monthly facility fee and a fixed fee (in lieu of cost-plus charges) for each patient enrolled in the study, subject to a specified minimum number of patients per month, plus charges for certain patient and product data services if we request such services. The current service agreement expires on March 31, 2016. Additionally we have agreed to reimburse Cognate for enrollment ramp up costs, foreign program costs and costs of facilities and equipment dedicated to our programs (which were also previously reimbursable).

Cognate has a cGMP (clean room manufacturing under current Good Manufacturing Practices) facility with a potential buildout capacity for up to approximately 5,000 patients per year, which we believe will be sufficient for our Phase III DCVax clinical trial for GBM and for early commercialization. We have a plan with Cognate to accommodate an increase in production capacity based on demand, and have detailed plans and cost analysis for additional modular expansions at the Memphis facility which should increase the capacity of the current facilities from approximately 300 patients to about 5,000 patients per year. We believe that Cognate’s current facilities are sufficient to cover additional agreements for our initial commercialization efforts.

On November 23, 2011, we executed with Cognate the conversion of $9.2 million dollars of amounts owed by us to Cognate into 2,875,000 shares of common stock, using the agreed upon conversion rate of $3.20 per share, and warrants exercisable upon a significant public offering for 1,437,500 shares with an exercise price of $6.40 and exercise period of five years. We recognized a loss on conversion of $7.8 million, which was the difference between the market value of the shares and the carrying amount of the liability. Under our agreement with Cognate from 2009, Cognate may elect to convert any outstanding balances into equity on terms no less favorable than we have provided to any other creditor.

On October 16, 2012, we entered into a conversion agreement with Cognate BioServices pursuant to which, upon the closing of this public offering, an aggregate of $7,506,270 unpaid invoiced amounts and payables will be converted into equity. With respect to the unpaid invoice amounts and payables, Cognate had a right to convert on terms no less favorable than we had provided to any other creditor. However, Cognate agreed instead to convert on terms equal to the median of the conversion terms we had provided to other non-affiliated creditors over the preceding six months. Accordingly, Cognate’s $7,506,270 aggregate conversion amount will be converted into a total of 2,759,658 shares of restricted common stock and 1,379,829 warrants exercisable for common stock. The warrants’ exercise period will be five years, and the exercise price will be $6.40 per share.

During the years ending December 31, 2010 and 2011, respectively, we recognized approximately $7.8 million and $4.7 million of research and development costs related to this service agreement. As of December 31, 2010 and 2011, we owed Cognate approximately $10.2 million and $0.6 million, respectively.

Review, approval or ratification of transactions with related persons

Any transactions with officers, directors or 5% stockholders are on terms no less favorable to us than could be obtained from independent parties, and are approved by a majority of our independent and disinterested directors who have access to our counsel or independent legal counsel at our expense.

Board Determination of Independence

Our Board of Directors has determined that a majority of the board consists of members who are currently “independent” as that term is defined under current listing standards of NASDAQ

DESCRIPTION OF SECURITIES

Common Stock

Number of Authorized and Outstanding Shares

Our Seventh Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of 450,000,000 shares of common stock, $0.001 par value per share, of which 13,305,106 shares were issued and outstanding on November 28, 2012.

Voting Rights

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

Other

No shareholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us. No shareholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. There is no outstanding preferred stock, and no outstanding securities convertible into or exercisable for preferred stock. Our common stock holders are entitled to dividends when, as and if declared by the Board from funds legally available therefor, although we do not anticipate declaring or paying any cash dividends on the common stock in the foreseeable future. Upon liquidation, the common stock holders are entitled to a pro-rata share in any distribution to shareholders.

Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability.  The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.  In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price.  The initial exercise price per share of common stock purchasable upon exercise of the warrants is $     per share [125% of the public offering price of the common stock and warrants]. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments.  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability.  Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing.  The warrants will be issued in registered form under a warrant agency agreement between Computershare Trust Company, N.A., as warrant agent and us.

Fundamental Transaction.  If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a ‘Fundamental Transaction,' then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder's ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Preferred Stock

Our Seventh Amended and Restated Certificate of Incorporation, as amended authorizes the issuance of 40,000,000 shares of “Blank Check” Preferred Stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

As of November 28, 2012, there were no shares of Preferred Stock issued and outstanding.

Stock Options

As of November 28, 2012, we had outstanding stock options to purchase an aggregate of 1,573,688 shares of common stock, with a weighted average exercise price of $10.72 per share.

Other Warrants

As of November 28, 2012 we had outstanding warrants to purchase an aggregate of 5,436,858 shares of common stock, with a weighted average exercise price of $7.13 per share.

Representative's Warrants

Please see “Underwriting — Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative's Warrants prior to the closing of this offering.

Registration Rights

Certain of our outstanding shares of common stock, shares of common stock issuable upon conversion of our convertible notes and shares of common stock issuable upon exercise of outstanding warrants are subject to demand or piggyback registration rights.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Rights Plan

We expect to adopt a shareholder rights plan and declare a dividend distribution of one right for each outstanding share of common stock as fixed by our Board of Directors. Each right, when exercisable, will entitle the registered holder to purchase from us shares of a new series of preferred stock on the terms stated in the rights plan. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our Board of Directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, our stockholder rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Our Seventh Amended and Restated Certificate of Incorporation, as amended and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

•	provide a staggered Board of Directions with three classes of directors;
•	provide our Board of Directors with the ability to alter its bylaws without stockholder approval; and
•	provide that vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Shareowner Services.

Listing

The shares of our common stock are currently quoted on the OTCQB. We have received approval to have the common stock listed and application has been made to list the warrants on The NASDAQ Capital Market under the symbols “NWBO” and “NWBOW,” respectively.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated December     , 2012 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock and warrants listed next to its name in the following table:

Name of Underwriter	Number of Shares	Number of Warrants
Aegis Capital Corp.
Total

The underwriters are committed to purchase all the shares of common stock and warrants offered by us other than those covered by the option to purchase additional shares and/or warrants described below, if they purchase any shares and warrants. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters propose to offer the common stock and warrants directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $    per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $    per share from the public offering price. After the public offering of the shares and warrants, the offering price and other selling terms may be changed by the underwriters.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Discounts and Commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Per Warrant	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$	$
Underwriting discount (7%)	$	$	$	$
Non-accountable expense allowance (0.5%)	$		$	$
Proceeds, before expenses, to us	$	$	$	$

No underwriting discount or non-accountable expense allowance shall be paid to the underwriters for amounts raised in the offering directly from our directors, officers or employees of the Company, and any of their respective immediate family members (spouses and children living in the same household), or from specific individuals or beneficial owners as identified by us and agreed upon with the representative.

We have paid an expense deposit of $10,000 to the representative, which will be applied against the non-accountable expenses that will be paid by us to the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, the $10,000 expense deposit paid to the representative will be returned to the extent offering expenses are not actually incurred. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $    .

Overallotment Option.  We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a

maximum of     additional shares and/or      additional warrants (15% of the shares and/or warrants sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares and/or warrants covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $    and the total net proceeds, before expenses, to us will be $    .

Discretionary Accounts.  The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements.  We, our directors and executive officers and certain of our stockholders expect to enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of three months from the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for shares of our common stock owned or acquired on or prior to the closing date of this offering (including any shares of common stock acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of capital stock of the Company; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except for certain exceptions and limitations.

The lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release.

Representative’s Warrants.  We have agreed to issue to the representative warrants, or the Representative’s Warrants, to purchase up to a total of     shares of common stock (5% of the shares of common stock sold in this offering but not including the warrants or the common stock underlying the warrants). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering, commencing on a date which is one year from the effective date of the offering under this prospectus and expiring five years from the effective date of the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering in compliance with FINRA Rule 5110(g)(1). In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price. We expect to enter into a warrant agreement in respect of the Representative’s Warrants prior to the closing of this offering.

Right of First Refusal.  Until three months after the closing date of the offering, the representative shall have a right of first refusal to act as, in our discretion, lead underwriter or minimally as co-manager with at least 50% of the economics, or in the case of a the underwriter or placement agent transaction, 33% of the economics, for each and every future public and private equity and public debt offerings, on terms no less favorable to the us than the terms of this offering, which we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings during such three (3)-month period. This right of first refusal has a duration of no more than three years from the effective date of the offering.

Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts or may be “naked” shorts. The underwriters may close out any covered short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if a representative of an underwriter purchases common stock in the open market in stabilizing transactions or to cover short sales, the underwriter can require the representative that sold those shares as part of this offering to repay the underwriting discount received by such representative.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Capital Market, in the over-the-counter market or otherwise.

In determining the public offering price, we and the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the underwriters;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the underwriters and us.

Neither we, nor the underwriters can assure investors that an active trading market will develop for our common stock and warrants, or that the shares and warrants will trade in the public market at or above the public offering price.

Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Passive market making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Terms.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees, however, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual but no more than $15,000 in the aggregate; (b) all fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) upon successfully completing this offering, $20,000 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (e) upon successfully completing this offering, $25,000 of the representative’s actual accountable road show expenses for the offering. We paid an advance of $10,000 to the representative, which will be applied against the non-accountable expense allowance (including an advance for the fees and expenses of the underwriter’s counsel.) The total of any advanced payments will be refundable to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the common stock and warrants under this prospectus is only made to persons to whom it is lawful to offer the common stock and warrants without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the common stock and warrants sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the common stock and warrants, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The common stock may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock and warrants will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock and warrants has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (estr au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des estrai financiers (“AMF”). The common stock and warrants have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock and warrants have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs estraint) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle estraint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock and warrants cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock and warrants have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common stock and warrants offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common stock been registered for sale in Israel. The shares and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock and warrants offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common stock and warrants in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ|$$|Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock and warrants may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock and warrants or distribution of any offer document relating to the common stock and warrants in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock and warrants in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock and warrants being declared null and void and in the liability of the entity transferring the common stock and warrants for any damages suffered by the investors.

Japan

The common stock and warrants have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock and warrants may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock and warrants may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock and warrants is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock and warrants have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock and warrants have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock and warrants in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock and warrants be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common stock and warrants may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock and warrants may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock and warrants have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock and warrants will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common stock and warrants have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company. received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock and warrants within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock and warrants, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for common stock and warrants is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock and warrants may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock and warrants has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York. Certain legal matters related to the offering will be passed upon for the underwriters by Reed Smith LLP, New York, New York.

EXPERTS

Our financial statements included in this prospectus as of and for the fiscal years ended December 31, 2011 and 2010 (as indicated in their reports) have been audited by Peterson Sullivan LLP, Seattle, Washington, an independent registered public accounting firm and are included herein in reliance upon the authority as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2010 and 2011	F-3
Consolidated Statements of Operations for the years ended December 31, 2010 and 2011 and for the period from March 18, 1996 (inception) to December 31, 2011	F-4
Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive loss for the period from March 18, 1996 (inception) to December 31, 2011	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2011 and for the period from March 18, 1996 (inception) to December 31, 2011	F-14
Notes to the Consolidated Financial Statements	F-16
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011 (Unaudited)	F-41
Condensed Consolidated Statements of Operations (unaudited) for the three and nine months ended September 30, 2012 and 2011 and the period from March 18, 1996 (inception) to September 30, 2012	F-42
Condensed Consolidated Statements of Comprehensive Loss (unaudited) for the three and nine months ended September 30, 2012 and 2011 and the period from March 18, 1996 (inception) to September 30, 2012	F-43
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (unaudited) for the nine months ended September 30, 2012	F-44
Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2012 and 2011 and the period from March 18, 1996 (inception) to September 30, 2012	F-45
Notes to Condensed Consolidated Financial Statements	F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Northwest Biotherapeutics, Inc.
Bethesda, Maryland

We have audited the accompanying consolidated balance sheets of Northwest Biotherapeutics, Inc. and Subsidiaries (a development stage company) (“the Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for the years then ended, and for the period from March 18, 1996 (date of inception) to December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northwest Biotherapeutics, Inc. and Subsidiaries (a development stage company) as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, and for the period from March 18, 1996 (date of inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced recurring losses from operations since inception, net operating cash flow deficits, and has a deficit accumulated during the development stage. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
April 13, 2012, except for the effects of the reverse stock split described in Note 3, as to which the date is September 25, 2012.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

Consolidated Balance Sheets
(in thousands)

	December 31, 2010	December 31, 2011
Assets
Current assets:
Cash	$153	$24
Prepaid expenses and other current assets	86	94
Total current assets	239	118
Property and equipment:
Laboratory equipment	29	29
Office furniture and other equipment	123	172
	152	201
Less accumulated depreciation and amortization	(113)	(123)
Property and equipment, net	39	78
Deposit and other non-current assets	16	16
Total assets	$294	$212
Liabilities And Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,835	$2,219
Accounts payable, related party	10,527	1,589
Accrued expenses	2,074	2,185
Accrued expenses, related party	1,749	630
Notes payable	1,364	3,149
Note payable to related parties	4,000	2,056
Convertible notes payable, net	2,736	4,832
Convertible notes payable to related party, net	—	3,588
Embedded derivative liability	839	601
Liability for reclassified equity contracts	—	29,903
Total current liabilities	26,124	50,752
Long term liabilities:
Notes payable, net	350	200
Convertible notes payable, net	555	1,433
Convertible notes payable to related party, net	949	—
Total long term liabilities	1,854	1,633
Total liabilities	27,978	52,385
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 20,000,000 shares authorized and none issued and outstanding Common stock, $0.001 par value; 150,000,000 shares authorized, 4,569,904 and 9,334,101 shares issued and outstanding at December 31, 2010 and December 31, 2011, respectively	73	150
Additional paid-in capital	191,344	199,605
Deficit accumulated during the development stage	(218,948)	(251,778)
Cumulative translation adjustment	(153)	(150)
Total stockholders’ equity (deficit)	(27,684)	(52,173)
Total liabilities and stockholders’ equity (deficit)	$294	$212

See accompanying notes to the consolidated financial statements

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

Consolidated Statements of Operations
(in thousands, except per share data)

	Years Ended December 31		Period from March 18, 1996 (Inception) to December 31, 2011
	2010	2011
Revenues:
Research material sales	$10	$10	$580
Contract research and development from related parties	—	—	1,128
Research grants and other	—	—	1,061
Total revenues	10	10	2,769
Operating cost and expenses:
Cost of research material sales	—	—	382
Research and development	9,899	13,452	90,264
General and administration	5,463	13,335	75,324
Depreciation and amortization	2	10	2,363
Loss on facility sublease	—	—	895
Asset impairment loss and other loss	—	—	2,445
Total operating costs and expenses	15,364	26,797	171,673
Loss from operations	(15,354)	(26,787)	(168,904)
Other income (expense):
Valuation of reclassified equity instruments	—	8,821	15,580
Conversion inducement expense	(4,673)	(7,944)	(18,234)
Derivative valuation gain	54	728	782
Gain on sale of intellectual property and property and equipment	—	—	3,664
Interest expense	(7,884)	(7,648)	(41,564)
Interest income and other	489	—	1,707
Net loss	(27,368)	(32,830)	(206,969)
Issuance of common stock in connection with elimination of Series A and Series A-1 preferred stock preferences	—	—	(12,349)
Modification of Series A preferred stock warrants	—	—	(2,306)
Modification of Series A-1 preferred stock warrants	—	—	(16,393)
Series A preferred stock dividends	—	—	(334)
Series A-1 preferred stock dividends	—	—	(917)
Warrants issued on Series A and Series A-1 preferred stock dividends	—	—	(4,664)
Accretion of Series A preferred stock mandatory redemption obligation	—	—	(1,872)
Series A preferred stock redemption fee	—	—	(1,700)
Beneficial conversion feature of Series D preferred stock	—	—	(4,274)
Net loss applicable to common stockholders	$(27,368)	$(32,830)	$(251,778)
Net loss per share applicable to common stockholders – basic	$(6.56)	$5.60
Weighted average shares used in computing basic loss per share	4,191	5,887

See accompanying notes to the consolidated financial statements

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND
COMPREHENSIVE LOSS

			Preferred Stock		Preferred Stock		Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage	Cumulative Translation Adjustment	Total Stockholders’ Equity (Deficit)
	Common Stock		Series A Shares	Series A-1 Amount	Shares	Amount
	Shares	Amount
					(In thousands)
Balances at March 18, 1996	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—
Accretion of membership units mandatory redemption obligation	—	—	—	—	—	—	—	—	(106)	—	(106)
Net loss	—	—	—	—	—	—	—	—	(1,233)	—	(1,233)
Balances at December 31, 1996	—	—	—	—	—	—	—	—	(1,339)	—	(1,339)
Accretion of membership units mandatory redemption obligation	—	—	—	—	—	—	—	—	(275)	—	(275)
Net loss	—	—	—	—	—	—	—	—	(2,560)	—	(2,560)
Balances at December 31, 1997	—	—	—	—	—	—	—	—	(4,174)	—	(4,174)
Conversion of membership units to common stock	138	2	—	—	—	—	—	—	(2)	—	—
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	—	—	—	—	—	(329)	—	(329)
Net loss	—	—	—	—	—	—	—	—	(4,719)	—	(4,719)
Balances at December 31, 1998	138	2	—	—	—	—	—	—	(9,224)	—	(9,222)
Issuance of Series C preferred stock warrants for services related to sale of Series C preferred shares	—	—	—	—	—	—	394	—	—	—	394
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	—	—	—	—	—	(354)	—	(354)
Net loss	—	—	—	—	—	—	—	—	(5,609)	—	(5,609)
Balances at December 31, 1999	138	2	—	—	—	—	394	—	(15,187)	—	(14,791)
Issuance of Series C preferred stock warrants in connection with lease agreement	—	—	—	—	—	—	43	—	—	—	43
Exercise of stock options for cash	0	—	—	—	—	—	1	—	—	—	1

See accompanying notes to the consolidated financial statements

			Preferred Stock		Preferred Stock		Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage	Cumulative Translation Adjustment	Total Stockholders’ Equity (Deficit)
	Common Stock		Series A Shares	Series A-1 Amount	Shares	Amount
	Shares	Amount
					(In thousands)
Issuance of common stock at $0.85 per share for license rights	0	—	—	—	—	—	4	—	—	—	4
Issuance of Series D preferred stock warrants in convertible promissory note offering	—	—	—	—	—	—	4,039	—	—	—	4,039
Beneficial conversion feature of convertible promissory notes	—	—	—	—	—	—	1,026	—	—	—	1,026
Issuance of Series D preferred stock warrants for services related to sale of Series D preferred shares	—	—	—	—	—	—	368	—	—	—	368
Issuance of common stock warrants in conjunction with issuance of promissory note	—	—	—	—	—	—	3	—	—	—	3
Cancellation of common stock	17	—	—	—	—	—	—	—	—	—	—
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	—	—	—	—	—	(430)	—	(430)
Net loss	—	—	—	—	—	—	—	—	(12,779)	—	(12,779)
Balances at December 31, 2000	121	2	—	—	—	—	5,878	—	(28,396)	—	(22,516)
Issuance of Series D preferred stock warrants in conjunction with refinancing of note payable to stockholder	—	—	—	—	—	—	225	—	—	—	225
Beneficial conversion feature of convertible promissory note	—	—	—	—	—	—	456	—	—	—	456
Beneficial conversion feature of Series D preferred stock	—	—	—	—	—	—	4,274	—	(4,274)	—	—
Issuance of Series D preferred stock warrants for services related to the sale of Series D preferred shares	—	—	—	—	—	—	2,287	—	—	—	2,287
Exercises of stock options and warrants for cash	72	1	—	—	—	—	407	—	—	—	408

See accompanying notes to the consolidated financial statements

			Preferred Stock		Preferred Stock		Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage	Cumulative Translation Adjustment	Total Stockholders’ Equity (Deficit)
	Common Stock		Series A Shares	Series A-1 Amount	Shares	Amount
	Shares	Amount
					(In thousands)
Issuance of common stock in initial public offering for cash, net of offering costs of $2,845	250	4	—	—	—	—	17,151	—	—	—	17,155
Conversion of preferred stock into common stock	611	10	—	—	—	—	31,569	—	—	—	31,579
Series A preferred stock redemption fee	—	—	—	—	—	—	—	—	(1,700)	—	(1,700)
Issuance of stock options to nonemployees for services	—	—	—	—	—	—	45	—	—	—	45
Deferred compensation related to employee stock options	—	—	—	—	—	—	1,330	(1,330)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	314	—	—	314
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	—	—	—	—	—	(379)	—	(379)
Net loss	—	—	—	—	—	—	—	—	(10,940)	—	(10,940)
Balances at December 31, 2001	1,054	17	—	—	—	—	63,622	(1,016)	(45,689)	—	16,934
Issuance of unregistered common stock	63	1	—	—	—	—	199	—	—	—	200
Issuance of common stock, Employee Stock Purchase Plan	1	—	—	—	—	—	6	—	—	—	6
Issuance of common stock warrants to Medarex	—	—	—	—	—	—	80	—	—	—	80
Issuance of restricted stock to nonemployees	1	—	—	—	—	—	34	—	—	—	34
Issuance of stock options to nonemployees for service	—	—	—	—	—	—	57	—	—	—	57
Issuance of stock options to employees	—	—	—	—	—	—	22	(22)	—	—	—
Cancellation of employee stock options	—	—	—	—	—	—	(301)	301	—	—	—
Exercise of stock options and warrants for cash	2	—	—	—	—	—	18	—	—	—	18

See accompanying notes to the consolidated financial statements

			Preferred Stock		Preferred Stock		Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage	Cumulative Translation Adjustment	Total Stockholders’ Equity (Deficit)
	Common Stock		Series A Shares	Series A-1 Amount	Shares	Amount
	Shares	Amount
					(In thousands)
Deferred compensation related to employee restricted stock option	6	—	—	—	—	—	449	(449)	—	—	—
Cancellation of employee restricted stock grants	(5)	—	—	—	—	—	(392)	392	—	—	—
Amortization of deferred compensation, net	—	—	—	—	—	—	—	350	—	—	350
Net loss	—	—	—	—	—	—	—	—	(12,804)	—	(12,804)
Balances at December 31, 2002	1,121	18	—	—	—	—	63,794	(444)	(58,493)	—	4,875
Issuance of unregistered common stock to Medarex	63	1	—	—	—	—	199	—	—	—	200
Issuance of unregistered common stock to Nexus	6	—	—	—	—	—	35	—	—	—	35
Issuance of common stock warrants to Medarex	—	—	—	—	—	—	80	—	—	—	80
Issuance of warrants with convertible promissory note	—	—	—	—	—	—	221	—	—	—	221
Beneficial conversion feature of convertible promissory note	—	—	—	—	—	—	114	—	—	—	114
Issuance of common stock, Employee Stock Purchase Plan	0	—	—	—	—	—	—	—	—	—	—
Exercise of stock options and warrants for cash	1	—	—	—	—	—	—	—	—	—	—
Cancellation of employee restricted stock grants	0	—	—	—	—	—	(20)	20	—	—	—
Cancellation of employee stock options	—	—	—	—	—	—	(131)	131	—	—	—
Amortization of deferred compensation, net	—	—	—	—	—	—	—	240	—	—	240
Non-employee stock compensation	—	—	—	—	—	—	2	—	—	—	2
Net loss	—	—	—	—	—	—	—	—	(5,752)	—	(5,752)
Balances at December 31, 2003	1,189	19	—	—	—	—	64,294	(53)	(64,245)	—	15
Issuance of warrants with convertible promissory note	—	—	—	—	—	—	1,711	—	—	—	1,711
Beneficial conversion feature of convertible promissory note	—	—	—	—	—	—	1,156	—	—	—	1,156

See accompanying notes to the consolidated financial statements

			Preferred Stock		Preferred Stock		Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage	Cumulative Translation Adjustment	Total Stockholders’ Equity (Deficit)
	Common Stock		Series A Shares	Series A-1 Amount	Shares	Amount
	Shares	Amount
					(In thousands)
Issuance of common stock, Employee Stock Purchase Plan	0	—	—	—	—	—	—	—	—	—	—
Cancellation of employee stock options	—	—	—	—	—	—	(5)	5	—	—	—
Amortization of deferred compensation, net	—	—	—	—	—	—	—	41	—	—	41
Warrant valuation			—	—	—	—	368	—	—	—	368
Net loss	—	—	—	—	—	—	—	—	(8,508)	—	(8,508)
Balances at December 31, 2004	1,189	19	—	—	—	—	67,524	(7)	(72,753)	—	(5,217)
Issuance of unregistered common stock and preferred stock to Toucan Capital	—	—	2,031	33	—	—	1,243	—	—	—	1,276
Issuance of stock options to non-employees for services	—	—	—	—	—	—	3	—	—	—	3
Issuance of warrants with convertible promissory note	—	—	—	—	—	—	1,878	—	—	—	1,878
Exercise of stock options and warrants for cash	3	—	—	—	—	—	4	—	—	—	4
Amortization of deferred compensation, net	—	—	—	—	—	—	—	7	—	—	7
Beneficial conversion feature of convertible promissory note	—	—	—	—	—	—	1,172	—	—	—	1,172
Common Stock warrant liability	—	—	—	—	—	—	(604)	—	—	—	(604)
Net loss	—	—	—	—	—	—	—	—	(9,937)	—	(9,937)
Balances at December 31, 2005	1,192	19	2,031	33	—	—	71,220	—	(82,690)	—	(11,418)
Issuance of common stock to PIPE Investors for cash, net of cash and non-cash offering costs of $837	2,467	39	—	—	—	—	4,649	—	—	—	4,688
Issuance of warrants to PIPE investment bankers	—	—	—	—	—	—	395	—	—	—	395
Conversion of notes payable due to Toucan Capital to Series A-1 preferred stock	—	—	—	—	301	5	7,702	—	—	—	7,707

See accompanying notes to the consolidated financial statements

			Preferred Stock		Preferred Stock		Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage	Cumulative Translation Adjustment	Total Stockholders’ Equity (Deficit)
	Common Stock		Series A Shares	Series A-1 Amount	Shares	Amount
	Shares	Amount
					(In thousands)
Conversion of notes payable due to management to common stock	168	3	—	—	—	—	266	—	—	—	269
Issuance of warrants with convertible promissory notes	—	—	—	—	—	—	236	—	—	—	236
Exercise of stock options and warrants for cash	4	—	—	—	—	—	9	—	—	—	9
Exercise of stock options and warrants — cashless	246	4	—	—	—	—	(4)	—	—	—	—
Stock compensation expense	—	—	—	—	—	—	19	—	—	—	19
Beneficial conversion feature of convertible promissory note	—	—	—	—	—	—	64	—	—	—	64
Common Stock warrant liability	—	—	—	—	—	—	(6,523)	—	—	—	(6,523)
Net loss	—	—	—	—	—	—	—	—	(1,395)	—	(1,395)
Balances at December 31, 2006	4,078	65	2,031	33	301	5	78,033	—	(84,085)	—	(5,949)
Conversion of common stock at par related to the reverse stock split	(3,806)	(61)	—	—	—	—	61	—	—	—	—
Conversion of Series A and A-1 preferred stock into common stock	938	15	(2,031)	(33)	(301)	(5)	23	—	—	—	—
Issuance of common stock in connection with elimination of Series A and Series A-1 preferred stock preferences	429	7	—	—	—	—	12,342	—	(12,349)	—	—
Modification of preferred stock Series A and Series A-1 warrants	—	—	—	—	—	—	18,699	—	(18,699)	—	—
Series A and Series A-1 preferred stock dividend payment	—	—	—	—	—	—	—	—	(1,251)	—	(1,251)
Warrants issued on Series A and Series A-1 preferred stock dividends	—	—	—	—	—	—	4,664	—	(4,664)	—	—
Issuance of common stock in initial public offering on the AIM London market for cash, net of offering costs of $3,965	987	16	—	—	—	—	25,870	—	—	—	25,886

See accompanying notes to the consolidated financial statements

			Preferred Stock		Preferred Stock		Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage	Cumulative Translation Adjustment	Total Stockholders’ Equity (Deficit)
	Common Stock		Series A Shares	Series A-1 Amount	Shares	Amount
	Shares	Amount
					(In thousands)
Remeasurement of warrants issued in connection with convertible promissory notes	—	—	—	—	—	—	4,495	—	—	—	4,495
Remeasurement of beneficial conversion feature related to convertible promissory notes	—	—	—	—	—	—	1,198	—	—	—	1,198
Exercise of warrants — cashless	21	—	—	—	—	—	—	—	—	—	—
Stock compensation expense	—	—	—	—	—	—	2,679	—	—	—	2,679
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(4)	(4)
Net loss	—	—	—	—	—	—	—	—	(21,247)	—	(21,247)
Total comprehensive loss											(21,251)
Balances at December 31, 2007	2,647	42	—	—	—	—	148,064	—	(142,295)	(4)	5,807
Stock issuance in exchange for license option	8	—	—	—	—	—	225	—	—	—	225
Exercise of stock options — cashless	2	—	—	—	—	—	1	—	—	—	1
Stock compensation expense	—	—	—	—	—	—	3,001	—	—	—	3,001
Issuance of warrants with promissory notes	—	—	—	—	—	—	1,017	—	—	—	1,017
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(20)	(20)
Net loss	—	—	—	—	—	—	—	—	(22,331)	—	(22,331)
Total comprehensive loss											(22,351)
Balances at December 31, 2008	2,656	42	—	—	—	—	152,308	—	(164,626)	(24)	(12,300)
Exercise of stock options — cashless	1	—	—	—	—	—	—	—	—	—	—
Exercise of warrants — cashless	76	—	—	—	—	—	—	—	—	—	—
Issuance of common stock in private placements	149	2	—	—	—	—	1,391	—	—	—	1,393
Stock compensation expense	—	—	—	—	—	—	2,712	—	—	—	2,618
Debt Discount related to beneficial conversion	—	—	—	—	—	—	2,578	—	—	—	2,578
Warrants issued for services	—	—	—	—	—	—	1,645	—	—	—	1,645
Stock and warrants issued for services	229	3	—	—	—	—	2,819	—	—	—	2,916
Loan conversion	35	1	—	—	—	—	111	—	—	—	112

See accompanying notes to the consolidated financial statements

			Preferred Stock		Preferred Stock		Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage	Cumulative Translation Adjustment	Total Stockholders’ Equity (Deficit)
	Common Stock		Series A Shares	Series A-1 Amount	Shares	Amount
	Shares	Amount
					(In thousands)
Loan conversion and conversion inducement	534	10	—	—	—	—	7,321	—	—	—	7,331
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(25)	(25)
Net loss	—	—	—	—	—	—	—	—	(26,954)	—	(26,954)
Total comprehensive loss											(26,979)
Balances at December 31, 2009	3,680	58	—	—	—	—	170,885	—	(191,580)	(49)	(20,686)
Stock compensation expense	—	—	—	—	—	—	2,004	—	—	—	2,004
Debt discount related to beneficial conversion and warrants	—	—	—	—	—	—	3,254	—	—	—	3,254
Stock and warrants issued for services	142	2	—	—	—	—	2,246	—	—	—	2,248
Interest extensions and warrant valuations	71	1	—	—	—	—	2,627	—	—	—	2,628
Issuance of common stock in private placements	320	6	—	—	—	—	3,832	—	—	—	3,838
Loan conversion and conversion inducement	358	6	—	—	—	—	6,406	—	—	—	6,412
Sale of warrants	—	—	—	—	—	—	90	—	—	—	90
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	(104)	(104)
Net loss	—	—	—	—	—	—	—	—	(27,368)	—	(27,368)
Total comprehensive loss											(27,472)
Balance at December 31, 2010	4,570	73	—	—	—	—	191,344	—	(218,948)	(153)	(27,684)
Stock compensation expense	—	—	—	—	—	—	8,445	—	—	—	8,445
Debt discount related to beneficial conversion and warrants	—	—	—	—	—	—	4,267	—	—	—	4,267
Stock and warrants issued for services	503	8	—	—	—	—	5,369	—	—	—	5,377
Interest extensions and warrant valuations	—	—	—	—	—	—	797	—	—	—	797
Issuance of common stock in private placements	511	7	—	—	—	—	5,494	—	—	—	5,501
Loan conversion and conversion inducement	3,750	62	—	—	—	—	21,712	—	—	—	21,774
Reclassified equity instruments	—	—	—	—	—	—	(38,723)	—	—	—	(38,723)

See accompanying notes to the consolidated financial statements

			Preferred Stock		Preferred Stock		Additional Paid-In Capital	Deferred Compensation	Deficit Accumulated During the Development Stage	Cumulative Translation Adjustment	Total Stockholders’ Equity (Deficit)
	Common Stock		Series A Shares	Series A-1 Amount	Shares	Amount
	Shares	Amount
					(In thousands)
Embedded derivitive liabilities reclassified	—	—	—	—	—	—	900	—	—	—	900
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	3	3
Net loss	—	—	—	—	—	—	—	—	(32,830)	—	(32,830)
Total comprehensive loss											(32,827)
Balance at December 31, 2011	9,334	$150	—	—	—	—	$199,605	—	$(251,778)	$(150)	$(52,173)

See accompanying notes to the consolidated financial statements

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,		Period from March 18, 1996 (Inception) to December 31, 2011
	2010	2011
Cash Flows from Operating Activities:
Net Loss	$(27,368)	$(32,830)	$(206,969)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	2	10	2,363
Amortization of deferred financing costs	—	—	320
Amortization debt discount	4,508	6,016	30,225
Derivative valuation gain	(54)	(728)	(782)
Accrued interest converted to stock	—	—	260
Accreted interest on convertible promissory note	—	—	1,484
Stock-based compensation costs	2,004	8,445	19,859
Stock and warrants issued for services and other expenses	4,559	10,934	20,269
Loan conversion inducement	4,673	125	10,415
Valuation of reclassified equity contracts	—	(8,820)	(15,579)
Asset impairment loss and loss (gain) on sale of properties	—	—	(936)
Loss on facility sublease	—	—	895
Increase (decrease) in cash resulting from changes in assets and liabilities:
Prepaid expenses and other current assets	(64)	(8)	616
Accounts payable and accrued expenses	745	1,356	7,146
Related party accounts payable and accrued expenses	4,619	793	13,069
Accrued loss on sublease	—	—	(265)
Deferred rent	—	—	410
Net Cash used in Operating Activities	(6,376)	(14,707)	(117,200)
Cash Flows from Investing Activities:
Purchase of property and equipment, net	(41)	(49)	(5,093)
Proceeds from sale of property and equipment	—	—	258
Proceeds from sale of intellectual property	—	—	1,816
Proceeds from sale of marketable securities	—	—	2,000
Refund of security deposit	—	—	(3)
Transfer of restricted cash	—	—	(1,035)
Net Cash used in Investing Activities	(41)	(49)	(2,057)
Cash Flows from Financing Activities:
Proceeds from issuance of note payable	1,140	2,130	7,980
Proceeds from issuance of convertible notes payable to related parties	—	600	1,900
Proceeds from issuance of note payable to related parties	—	—	11,250
Repayment of note payable to related parties	(900)	(450)	(8,050)
Proceeds from issuance of convertible promissory note and warrants, net of issuance costs	2,992	7,242	23,333
Repayment of convertible promissory note	(551)	(399)	(1,069)
Borrowing under line of credit, Northwest Hospital	—	—	2,834
Repayment of line of credit, Northwest Hospital	—	—	(2,834)

See accompanying notes to the consolidated financial statements

	Years Ended December 31,		Period from March 18, 1996 (Inception) to December 31, 2011
	2010	2011
Payment on capital lease obligations	—	—	(323)
Payments on note payable	—	—	(420)
Proceeds from issuance preferred stock, net	—	—	28,708
Proceeds from exercise of stock options and warrants	—	—	228
Proceeds from issuance common stock, net	3,838	5,501	59,075
Proceeds from sale of stock warrant	90	—	90
Payment of preferred stock dividends	—	—	(1,251)
Series A preferred stock redemption fee	—	—	(1,700)
Deferred financing costs	—	—	(320)
Net Cash provided by Financing Activities	6,609	14,624	119,431
Effect of exchange rates on cash	(104)	3	(150)
Net increase (decrease) in cash	88	(129)	24
Cash at beginning of period	65	153	—
Cash at end of period	$153	$24	$24
Supplemental disclosure of cash flow information – Cash paid during the period for interest	$—	$—	$1,879
Supplemental schedule of non-cash financing activities:
Equipment acquired through capital leases	$—	$—	$285
Issuance of common stock in connection with elimination of Series A and Series A-1 preferred stock preferences	—	—	12,349
Issuance of common stock in connection with conversion of liabilities	1,786	15,769	19,055
Modification of Series A preferred stock warrants	—	—	2,306
Modification of Series A-1 preferred stock warrants	—	—	16,393
Warrants issued on Series A and Series A-1 preferred stock dividends	—	—	4,664
Common stock warrant liability	—	—	11,841
Accretion of mandatorily redeemable Series A preferred stock redemption obligation	—	—	1,872
Debt discount on promissory notes	3,254	5,410	19,501
Conversion of convertible promissory notes and accrued interest to Series D preferred stock	—	—	5,324
Conversion of convertible promissory notes and accrued interest to Series A-1 preferred stock	—	—	7,707
Conversion of convertible promissory notes and accrued interest to common stock	—	—	269
Issuance of Series C preferred stock warrants in connection with lease agreement	—	—	43
Issuance of common stock to settle accounts payable	—	—	4
Liability for and issuance of common stock and warrants to Medarex	—	—	840
Issuance of common stock to landlord	—	—	35
Deferred compensation on issuance of stock options and restricted stock grants	—	—	759
Cancellation of options and restricted stock	—	—	849
Financing of prepaid insurance through note payable	—	—	491
Stock subscription receivable	—	—	480

See accompanying notes to the consolidated financial statements

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Description of Business

Northwest Biotherapeutics, Inc. and its majority owned subsidiaries NW Bio Europe Sarl and NW Bio GmBh (collectively, the “Company”, “we”, “us” and “our”) was organized to discover and develop innovative diagnostics and immunotherapies for prostate and brain cancer. During 1998, the Company incorporated as a Delaware corporation. Prior to 1998, the Company was a limited liability company, which was formed on March 18, 1996. The Company is a development stage company, has yet to generate significant revenues from its intended business purpose and has no assurance of future revenues. While in the development stage, the Company’s principal activities have included defining and conducting research programs, conducting clinical trials, raising capital and recruiting scientific and management personnel.

(2) Liquidity and Going Concern

The Company has experienced recurring losses from operations, has a working capital deficit of $50.6 million, and has a deficit accumulated during the development stage of $251.8 million as of December 31, 2011. The working capital deficit of $50.6 million includes certain non-cash liabilities amounting to $30.5 million that the Company does not expect to settle with cash payments.

Since 2004, Toucan Capital Fund II, L.P. (“Toucan Capital”), Toucan Partners LLC (“Toucan Partners”), entities controlled by Ms. Linda Powers, the managing director of Toucan Capital and managing member of Toucan Partners, and Ms. Linda Powers (collectively “Toucan”) have provided substantial funding to the Company. During the period from 2004 to 2007, the funding consisted of various loans and the purchase of preferred stock and common stock. Under a conversion agreement during 2007, all loans payable to Toucan outstanding at the time were converted to preferred stock and all of the preferred stock was converted to common stock. As a result of additional financing, as of December, 2011, notes payable to Toucan Partners include a $1,150,000 convertible note originating in 2009, and a $100,000 note originating in 2011.

In addition, the Company utilizes the services of Cognate BioServices, Inc., an entity controlled by Toucan, for manufacturing DCVax product candidates, regulatory advice, research and development preclinical activities, and managing clinical trials. During 2011, Cognate BioServices, Inc. agreed to convert accounts payable amounting to $9.2 million into 2.875 million shares of common stock. Also during 2011, the Company received an operational loan from Artecel, an entity also controlled by Toucan, amounting to $734,000. The Company and Artecel have not yet agreed to payment terms.

As of December 31, 2011, Linda Powers, including the holdings of Toucan Capital and Toucan Partners, held 4,450,759 shares of common stock, representing approximately 45% of the common stock outstanding. Further, as of December 31, 2011, Linda Powers, including the holdings of Toucan Capital and Toucan Partners, beneficially owned (including unexercised warrants) 6,920,006 shares of common stock, representing a beneficial ownership interest of approximately 56%.

The Company generated $14,624,000 and $6,609,000 in cash flows from financing activities during 2011 and 2010, respectively. The Company needs to raise additional capital to fund our clinical trials and other operating activities and repay various note payable and loan agreements. The amount of additional funding required will depend on many factors, including the speed with which we are able to identify and hire people to fill key positions, the speed of patient enrollment in our DCVax®-Brain cancer trial, and unanticipated developments, including any litigation matters. However, without additional capital, the Company will not be able to complete our DCVax®-Brain clinical trial or move forward with any of our other product candidates for which investigational new drug applications have been cleared by the U.S. Food and Drug Administration, or FDA. The Company will also not be able to develop our second generation manufacturing processes, which offer substantial product cost reductions if we are unable to obtain additional capital.

The Company has raised an aggregate of approximately $3.4 million from issuing small loans and common stock subsequent to December 31, 2011. We are in late stage discussions with several parties in regard to additional financing transactions, which we hope to complete during 2012. There can be no

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(2) Liquidity and Going Concern - (continued)

assurance that our efforts to seek such funding will be successful or that the terms of such financings will be attractive to us. We may raise additional funds by issuing additional common stock or securities (equity or debt) convertible into shares of common stock, in which case, the ownership interest of our stockholders will be diluted. Any debt financing, if available, is likely to include restrictive covenants that could limit our ability to take certain actions. Further, we may seek funding from Toucan Capital or Toucan Partners or their affiliates. Such parties are under no obligation to provide us any additional funds, and any such funding may be dilutive to stockholders and may contain restrictive covenants. If our capital raising efforts are unsuccessful, our inability to obtain additional cash as needed could have a material adverse effect on our financial position, results of operations and our ability to continue our existence. Our independent registered public accounting firm has indicated in its report on our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 that there is substantial doubt about our ability to continue as a going concern.

(3) Summary of Significant Accounting Policies

(a) References to Authoritative Accounting Literature

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (“ASC”) as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by non-governmental entities in preparation of financial statements in conformity with U.S. GAAP, except for additional authoritative rules and interpretative releases issued by the SEC. While the adoption of the ASC changes how we reference accounting standards, the adoption did not have an impact on our consolidated financial statements.

(b) Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements of the Company were prepared in accordance with U.S. GAAP and include the assets, liabilities, revenues and expenses of the Company’s majority-owned subsidiaries over which the Company exercises control. Intercompany transactions and balances are eliminated in consolidation. The first of the Company's European subsidiaries was established in Switzerland during the third quarter of 2007 and the second subsidiary was established in Germany during the fourth quarter of 2011. The German subsidiary is wholly-owned. The Company contributed 95% of the initial share capital in the Swiss subsidiary and Cognate, a related party to the Company, contributed the remaining 5%. Non-controlling interest is not material for all periods presented.

(c) Reverse Stock Split

On June 30, 2012, the Board of Directors and on July 30, 2012, a majority of the stockholders approved a proposal to amend the Company’s Seventh Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio of not less than one-for-two and not greater than one-for-twenty five at any time prior to August 16, 2013 at the discretion of the Board of Directors. On September 21, 2012, the Board of Directors approved a 1-for-16 reverse stock split of the Company’s issued and outstanding common stock effective on September 25, 2012. All the relevant information relating to number of shares and per share information contained in these consolidated financial statements has been retrospectively adjusted to reflect the reverse stock split for all periods presented.

(d) Foreign Currency Translation

For operations outside the U.S. that prepare financial statements in currencies other than U.S. dollars, we translate the financial statements into U.S. dollars. Results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates, except for equity transactions and advances not expected to be repaid in the foreseeable future, which

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies - (continued)

are translated at historical cost. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as a separate component in other comprehensive income (loss).

(e) Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Embedded Derivative Liability

The Company evaluates financial instruments for freestanding or embedded derivatives. Derivative instruments that have been separated from the host contract and do not qualify for hedge accounting are recorded at fair value with changes in value recognized as other income (expense) in the consolidated statements of operations in the period of change.

(g) Fair Value of Financial Instruments

The fair value of financial instruments other than liabilities payable to related parties approximate the recorded value based on the short term nature of these financial instruments. The fair value of liabilities payable to related parties is presently undeterminable due to the related party nature of the obligations. The fair value of derivative liabilities is estimated using a binomial model or Monte Carlo simulation depending on the complexity of the derivative being measured. See Note 4.

(h) Cash

Cash consists of checking accounts. While cash held by financial institutions may at times exceed federally insured limits, management believes that no material credit or market risk exposure exists due to the high quality of the institutions. The Company has not experienced any losses on such accounts.

(i) Property and Equipment

Property and equipment are stated at cost, as adjusted for any prior impairments. Property and equipment are depreciated on a straight-line basis over the estimated useful lives which range from between three and seven years.

Expenditures for maintenance and repairs are expensed as incurred. Gains and losses from disposal representing the difference between any proceeds received from the sale of property and equipment and the recorded values of the asset disposed are recorded in total operating costs and expenses.

(j) Impairment of Long-Lived Assets

Long-lived assets including property and equipment are reviewed for possible impairment whenever significant events or changes in circumstances, including changes in our business strategy and plans, indicate that impairment may have occurred. An impairment is indicated when the sum of the expected future undiscounted net cash flows identifiable to that asset or asset group is less than its carrying value. Long-lived assets to be held and used, including assets to be disposed of other than by sale, for which the carrying amount is not recoverable are adjusted to their estimated fair value at the date an impairment is indicated, which establishes a new basis for the assets for depreciation purposes. Long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell. Impairment losses are determined from actual or estimated fair values, which are based on market values, net realizable values or projections of discounted net cash flows, as appropriate.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies - (continued)

(k) Operating Leases

The Company recognizes lease expense on a straight-line basis over the initial lease term. For leases that contain rent holidays or escalation clauses, the Company recognizes rent expense on a straight-line basis and records the difference between the rent expense and rental amount payable as deferred rent. As of December 31, 2010 and 2011 the deferred rent is $68,263 and $19,004, respectively.

(l) Revenue Recognition

The Company has earned revenues through sale of research materials, providing research services to third parties and through research grants in the past. Revenues from sale of research materials are to multiple customers with whom there is no other contractual relationship and are recognized when shipped to the customer and title has passed.

Research contracts and grants require the Company to perform research activities as specified in each respective contract or grant on a best efforts basis, and the Company is paid based on the fees stipulated in the respective contracts and grants which approximate the costs incurred by the Company in performing such activities. The Company recognizes revenue under the research contracts and grants based on completion of performance under the respective contracts and grants where no ongoing obligation on the part of the Company exists. Direct costs related to these contracts and grants are reported as research and development expenses.

(m) Research and Development Expenses

Research and development costs are expensed as incurred. These costs include, but are not limited to, contract manufacturing costs, personnel costs, lab supplies, depreciation, amortization and other indirect costs directly related to the Company’s research and development activities.

(n) Income Taxes

We recognize income taxes on an accrual basis based on tax positions taken or expected to be taken in our tax returns. A tax position is defined as a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions are recognized only when it is more likely than not (i.e., likelihood of greater than 50%), based on technical merits, that the position would be sustained upon examination by taxing authorities. Tax positions that meet the more likely than not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. A valuation allowance is established to reduce deferred tax assets if all, or some portion, of such assets will more than likely not be realized. Should they occur, our policy is to classify interest and penalties related to tax positions as income tax expense. Since our inception, no such interest or penalties have been incurred, however. Prior to 1998, the Company was a limited liability company and the Company’s tax losses and credits generally flowed directly to the members.

(o) Stock-Based Compensation

Compensation expense for all stock-based awards is measured at the grant date based on the fair value of the award and is recognized as an expense, on a straight-line basis, over the employee's requisite service period (generally the vesting period of the equity award). The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. Stock-based compensation expense is recognized only for those awards that are expected to vest using an estimated forfeiture rate. We estimate pre-vesting option forfeitures at the time of grant and reflect the impact of estimated pre-vesting option

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies - (continued)

forfeitures in compensation expense recognized. For options and warrants issued to non-employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.

Stock-based compensation expense was as follows ($ in thousands):

	2010	2011
Research and development	$593	$2,355
General and administrative expenses	1,411	6,090
Total stock-based compensation expense	$2,004	$8,445

The assumptions used to estimate the fair value of awards granted for the periods presented are noted in the table below. Expected volatility is based on the separate historical volatility of the market prices of our common stock over the most recent period commensurate with the estimated expected life of the award. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2010	2011
Risk free interest rate	3.6%	2.27%
Volatility	208%	193.5%
Expected term	10 years	7 years
Expected dividends	0%	0%

(p) Loss per Share

Basic loss per share is computed on the basis of the weighted average number of shares outstanding for the reporting period. Diluted loss per share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding using the treasury stock method. Any potentially dilutive securities are antidilutive due to the Company’s net losses. For the years presented, there is no difference between the basic and diluted net loss per share.

Effective September 25, 2012, all shares of the Company’s common stock issued and outstanding were combined and reclassified on a one-for-sixteen basis. The effect of this reverse stock split has been retroactively applied to all periods presented.

(q) Operating Segments

The Company is principally engaged in the discovery and development of innovative immunotherapies for cancer and has a single operating segment as management reviews all financial information together for the purposes of making decisions and assessing the financial performance of the Company.

Operating costs:

Operating costs and expenses consist primarily of research and development expenses, including clinical trial expenses which arise when we are actively participating in clinical trials, and general and administrative expenses.

Research and development:

Discovery and preclinical research and development expenses include scientific personnel related salary and benefit expenses, stock-based compensation, costs of laboratory supplies used in our internal research and development projects, travel, regulatory compliance, and expenditures for preclinical and clinical trial operation and management when we are actively engaged in clinical trials.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies - (continued)

Because the Company is a development stage company, it does not allocate research and development costs on a project basis. The Company adopted this policy, in part, due to the unreasonable cost burden associated with accounting at such a level of detail and its limited number of financial and personnel resources. The Company’s business judgment continues to be that there is little value associated with evaluating expenditures at the project level since the Company is focusing primarily on its lead clinical trial programs as most of the Company’s expenditures relate to those programs.

For the year ended December 31, 2011, of the Company’s operating expenses of approximately $26.8 million, approximately 49.9% of its expended resources were apportioned to its two DCVax clinical trial programs. From its inception through December 31, 2011, the Company incurred costs of approximately $90.3 million associated with its research and development activities. Because its technologies are novel and unproven, the Company is unable to estimate with any certainty the costs it will incur in the continued development of its product candidates for commercialization.

General and administrative:

General and administrative expenses include administrative personnel related salary and benefit expenses, cost of facilities, insurance, travel, legal support, property and equipment depreciation, stock-based compensation, and amortization of debt discounts and beneficial conversion costs associated with the Company’s debt financing.

(r) Reclassifications

Certain reclassifications have been made to prior period financial statements and footnotes in order to conform to the current period's presentation.

(s) Recent and Adopted Accounting Pronouncements

From time to time new accounting guidance is issued by the FASB that the Company adopts as of an effective date. If not discussed, management believes that the impact of the new accounting guidance, which is not yet effective, will not have a material impact on the Company’s financial statements.

In June 2011, the Financial Accounting Standards Board issued ASU No. 2011-05, Comprehensive Income or ASU 2011-05. The guidance in ASU 2011-05 revises the manner in which entities present comprehensive income in their financial statements. An entity is required to report the components of comprehensive income in either one or two consecutive financial statements:

•	A single, continuous statement must present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and a total for comprehensive income.
•	In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income.

ASU 2011-05 does not change the items that must be reported in other comprehensive income. The amendments in ASU 2011-05 are effective for fiscal years beginning after December 15, 2011. The Company does not believe the adoption of ASU 2011-05 will have a material impact on the presentation of information in its financial statements.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3) Summary of Significant Accounting Policies - (continued)

(t) Reclassified Equity Contracts

The Company accounts for potential shares that can be converted to common stock and if converted, will be in excess of authorized shares, as a liability that is recorded on the balance sheet (at fair value) only until the authorized number of shares is increased (at which time the whole liability will be remeasured, with changes in value included in other income/(expense), and then reclassified to additional paid-in capital). The value of the liability was computed by valuing the securities that management believed were most likely to be converted. This liability is revalued at each reporting date with any change in value included in other income/(expense) until such time as enough shares are authorized to cover all potentially convertible instruments.

(4) Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company concluded that certain conversion features and warrant agreements included down-round provisions and were not indexed to the Company’s stock (and are therefore recorded as derivative liabilities).

The Company recognizes the derivative liabilities at their respective fair values at inception and on each reporting date. The Company measures fair values using a binomial model adjusted for the probability of issuance using a Monte Carlo simulation . As of January 1, 2011, the embedded derivative liability associated with certain agreements with down round protection amount to $839,000.

The derivative liabilities associated with the warrants issued with the May 31, 2011 $3,000,000 note from an unaffiliated third party were initially recorded in the consolidated balance sheet upon issuance as of May 31, 2011 at a fair value of $1,389,000. During 2011, derivative liabilities associated with certain instruments amounting to $899,000 were reclassified to equity.

The derivative liabilities continue to be recorded in the consolidated balance sheet at fair value with changes in fair value also recorded in “Derivative valuation gain (loss)” in the consolidated statement of operations. As of December 31, 2011, the fair value of the derivative liabilities was $601,000 with a change in fair value during the period from issuance to December 31, 2011 of $728,000. Key assumptions for determining fair values included expected terms ranging from between 6 and 9 months, volatility ranging between 100% and 207% and risk-free interest rate of 0.39%.

The derivative liabilities are considered Level 3 liabilities on the fair value hierarchy as the determination of fair value includes various assumptions about the future activities and the Company’s stock prices and historical volatility inputs.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair Value Measurements - (continued)

The material Level 3 unobservable inputs used in the valuation analysis are as follows:

–	The Company's ability to obtain a waiver from additional and existing investors regarding the beneficial conversion feature of the warrants issued with the debt;
–	The Company's ability to obtain financing in large or small tranches from multiple or concentrated investors;
–	The flexibility of new and current investors as to the timing of their ability and intent to exercise beneficial conversion features; and
–	The assumptions used for the Monte Carlo simulation in regards to the option valuation.

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured using fair significant unobservable inputs (Level 3). There were no assets as of or during the year ended December 31, 2010 and 2011 measured at fair value using unobservable inputs (Level 3).

	2010	2011
Beginning balance	$—	$839,000
Reclassification to stockholders' equity upon conversion and expiration of derivative	—	(899,000)
Embedded derivative liability recognized	893,000	1,389,000
Net change in fair value of embedded derivative liabilities	(54,000)	(728,000)
Ending balance	$839,000	$601,000

As a result of the Company entering into convertible promissory notes and issuing, stock options, and warrants to purchase common stock, the Company's total potential outstanding common stock exceeded the Company's authorized shares by approximately 6.8125 million shares. As a result the Company is currently required to value a number of shares equal to the excess issuable on exercise of warrants and options and on conversion of convertible notes and recognize the value as a liability. Once an increase in the number of authorized shares sufficient to cover the excess has been approved by stockholders, the liability will be remeasured, with changes in value included in other income/(expense), and then reclassified to additional paid-in capital.

The fair value of these shares totaled approximately $29,903,000 and was recognized as a liability as of December 31, 2011. The value of the liability was computed by valuing the securities that management believed were most likely to be converted. As of December 31, 2011, those securities consisted of warrants and options to purchase common stock and shares issuable upon conversion of convertible notes payable which have been issued over the last 7 years and which have exercise and conversion prices ranging from $2.40 to $51.84 per share. The fair value of the warrants as of December 31, 2011 was determined using the Black-Scholes option pricing model based on the following assumptions: expected dividend yield of 0%, risk-free interest rates between 0.2% and 1.7%, volatility between 100% and 190% and contractual lives between of one and eight years. The fair value of the shares issuable upon conversion of convertible notes was calculated based on the anticipated conversion price relative to the closing price of the Company's common stock on December 31, 2011.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(4) Fair Value Measurements - (continued)

The following table represents the activity for the Company's liability for reclassified equity contracts for the year ended December 31, 2011:

Liability for reclassified equity contracts
Balance, January 1, 2011	$—
Liabilities reclassified at inception	38,724,000
Change in value of liabilities reclassified	(8,821,000)
Balance, December 31, 2011	$29,903,000

(5) Stock-Based Compensation Plans

Stock Option Plans

The Company’s stock option plans are administered by the Board of Directors, which determines the terms and conditions of the options granted, including exercise price, number of options granted and vesting period of such options.

Our employees, directors and consultants previously participated in the 1998 Stock Option Plan and the 1999 Executive Stock Option Plan. The 1998 Stock Option Plan and the 1999 Executive Stock Option Plan were terminated during 2008 and 2009 and no further grants may be made under the plans.

Existing stock option plans are as follows:

(a) 2001 Stock Option Plan

Under the 2001 Stock Option Plan (the “2001 Plan”), 7,500 shares of the Company’s common stock have been reserved for grant of stock options to employees and consultants. Additionally, on January 1 of each year, commencing January 1, 2002, the number of shares reserved for grant under the 2001 Plan will increase by the lesser of (i) 15% of the aggregate number of shares available for grant under the 2001 Plan or (ii) 1,250 shares. Our Board of Directors has the authority to amend or terminate this plan, but such action may not adversely affect any outstanding option previously granted under the plan. If this plan is not terminated earlier, no incentive stock options can be granted under the plan on or after the later of June 2011 or the 10th anniversary of the date when our Board of Directors adopted, subject to approval by our stockholders, the most recent increase in the number of shares available for grant under the plan.

As of December 31, 2011, net of forfeitures, a total of 10,162 shares remain available under this plan; however, effective June 22, 2007, the Company amended the 2001 Stock Option Plan, such that no further option grants may be made under the plan.

(b) 2001 Non-employee Director Stock Incentive Plan

Under the 2001 Non-employee Director Stock Incentive Plan (the “2001 Director Plan”), 833 shares of the Company’s common stock have been reserved for grant of stock options to non-employee directors of the Company. As of December 31, 2011, net of forfeitures, a total of 656 shares remain available under this plan; however, no further grants may be made under this plan.

(c) 2007 Stock Option Plan

The 2007 Stock Option Plan became effective on June 15, 2007 (the “2007 Stock Option Plan”). In April 2008, the Company increased the number of shares reserved for issuance by 32,446 shares for an aggregate of 375,000 shares of its common stock. In May 2010, the Company increased the number of shares reserved for issuance under the 2007 Stock Option Plan by an additional 625,000 shares of its common stock. In 2011, the Company increased the shares available by 1,250,000. The plan provides for the grant to

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(5) Stock-Based Compensation Plans - (continued)

employees of the Company, its parents and subsidiaries, including officers and employee directors, of “incentive stock options,” as defined, and for the grant of non-statutory stock options to the employees, officers, directors, including non-employee directors, and consultants of the Company, its parents and subsidiaries. As of December 31, 2011, net of forfeitures, a total of 687,500 shares remain available for issuance under this plan.

Stock Option Activity

A summary of activity relating to our stock options is as follows (options in thousands):

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2010	204	$11.36
Granted	1,383	10.56
Expired	0	169.92
Forfeited	(35)	9.60
Outstanding as of December 31, 2011	1,551	10.56	$6.57
Exercisable as of December 31, 2011	675	$10.56	$9.02	—

A summary of the Company’s unvested stock option grants and changes during 2011 was as follows (options in thousands):

	Options	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2010	59	$10.83
Granted during 2011	1,383	10.56
Vested during 2011	(566)	10.56
Outstanding at December 31, 2011	876	10.56

Additional information regarding stock options outstanding and exercisable at December 31, 2011 is as follows, in thousands, except option price and weighted average exercise price.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 8.80 – 9.60	105	7.64	$8.80	50	$8.96
$ 9.76 – 33.60	1,446	6.50	$10.72	624	$10.72
$ 38.56 – 1,200.00	6	4.31	$433.76	0	$433.76
Total	1,551	9.02	$10.56	674	$10.72

Options granted under the plans are generally priced at or above the estimated fair market value of the Company’s common stock on the date of grant and generally vest over between four and nine years. Compensation expense, if any, is charged over the period of vesting. All options, if not previously exercised or canceled, expire ten years from the date of grant, or the expiration date specified in the individual option agreement, if earlier.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(5) Stock-Based Compensation Plans - (continued)

During 2011 and 2010, the Company granted options to purchase 1,383,000 and 6,250, respectively, shares of common stock. The weighted average exercise price of options granted in 2011 and 2010 was $10.56 and $12.00 respectively. Stock compensation expense amounted to $8,445,000 and $2,004,000 during 2011 and 2010, respectively.

The aggregate intrinsic value of options exercised during 2011 and 2010 was $0 and $74,241, respectively. Our policy is to issue new shares to fulfill the requirements for options that are exercised.

The aggregate fair value of options vested during 2011 and 2010 was $7,022,998 and $1,998,778, respectively.

As of December 31, 2011 the total unrecognized compensation expense related to unvested stock option awards was $4,664,715 which is expected to be recognized over a weighted average term of approximately 3 years.

(6) Stockholders’ Equity (Deficit)

(a) Stock Purchase Warrants

Toucan Capital and Toucan Partners Warrants

The Company has issued the following warrants to Toucan Capital and Toucan Partners:

Date of Issue	Related transaction	Warrants Issued	Exercise Price	Warrants outstanding at December 31, 2011
Issued to Toucan Capital
June 2007	See Conversion Agreement in Note 2	884,420	$9.60	564,987
June 2007	See Conversion Agreement in Note 2	492,772	2.40	328,514
Issued to Toucan Partners
June 2007	See Conversion Agreement in Note 2	552,033	9.60	552,033
December 2008	December 2008 Loan warrants	8,281	6.40	8,281
September 2009	August and December 2008 Loan Conversions	32,115	6.56	32,115
September 2009	Consulting services	52,648	3.20	52,648
July 2009	Equity Investment ($650,000)	5,416	12.00	5,416
September 2010	October $900,000 loan	75,000	12.00	75,000
September 2011	Loan extension	56,812	12.00	56,812
December 2011	December $100,000 loan	15,625	6.40	15,625
	Total warrants outstanding to related parties			1,691,435

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(6) Stockholders’ Equity (Deficit) - (continued)

Other Warrant Issues

2010	Related transaction	Warrants Issued	Exercise Price	Warrants outstanding at December 31, 2011
May	SDS loan extension	31,250	$8.48	31,250
January	Consultant compensation(1)	6,250	12.00	6,250
April	Private Placement	14,583	12.00	11,062
July	Regen Med July 2010 $1,750,000 Loan	145,833	12.00	121,854
July	Consultant compensation(3)	18,750	12.00	18,750
October	Consultant compensation(4)	1,250	12.00	1,250
November	Consultant compensation(5)	4,739	12.00	4,739
December	December 16, 2010 $100,000 loan	8,333	12.00	8,333
December	December SDS loan warrants	7,385	12.00	7,385
October	October 1, 2010 $500,000 Loan	38,109	13.12	38,109
September	September 28, 2010 $350,000 Loan	26,355	13.28	26,355
February	Consultant compensation(2)	15,625	16.00	15,625
November	Warrant issued for cash	203,125	24.00	203,125
Total of warrants issued in 2010		521,590		494,087

2011	Related transaction	Warrants Issued	Exercise Price	Warrants outstanding at December 31, 2011
February	Regen Med November 2010 Loan	312	$2.40	312
March	Regen Med November 2010 Loan	300	2.40	300
September	Related party loan extension	8,493	6.24	8,493
May	Warrant coverage for 100,000 loan	723	6.88	723
September	Loan Extension for officers and related parties	21,187	8.00	21,187
May	Warrant issued in conjunction with Whitebox loans	329,003	9.12	54,824
June	Warrant issued in conjunction with Whitebox loans	279,605	9.12	279,605
November	Loan Extensions and note payable	93,456	9.12	93,456
December	Toucan Partners, $100,000 loan	15,625	6.40	15,625
February	Regen Med November 2010 Loans	2,343	9.60	2,343
March	Regen Med November 2010 Loans	2,250	9.60	2,250
June	Warrant Coverage of Loans	98,913	11.04	98,913
January	Consultant compensation(6)	15,625	11.52	15,625
June	Regen Med November 2010 Loan	651	11.52	651
January	$50,000, 100% warrant coverage	4,166	12.00	4,166
February	Regen Med November 2010 Loans	468	12.00	468
March	Regen Med November 2010 Loans	450	12.00	450
September	Officer and related party loan extensions	216,456	12.00	216,456
January	Private placement	29,296	12.80	29,296
Total of warrants issued in 2011		1,119,329		845,143

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(6) Stockholders’ Equity (Deficit) - (continued)

(1)	The fair value of the warrants amounting to $72,000 was recognized as general and administrative expense.
(2)	The fair value of the warrants amounting to $169,000 was recognized as general and administrative expense.
(3)	The fair value of the warrants amounting to $203,000 was recognized as general and administrative expense.
(4)	The fair value of the warrants amounting to $14,000 was recognized as general and administrative expense.
(5)	The fair value of the warrants amounting to $48,000 was recognized as general and administrative expense.
(6)	The fair value of the warrants amounting to $156,000 was recognized as general and administrative expense.

A summary of the warrants outstanding at December 31, 2011 is as follows:

Date of Issue	Warrants Outstanding as of December 31, 2011	Exercise Price	Expiration
June 1, 2007	476,175	$2.40	May 31, 2015
December 3, 2010	15,984	2.40	December 2, 2013
February 2011	312	2.40	February 7, 2014
March 2011	300	2.40	March 30, 2014
September 30, 2009	106,476	3.20	September 29, 2012
November 2008	9,464	5.60	November 6, 2013
September 2011	8,493	6.24	November 6, 2013
December 23, 2008	8,281	6.40	December 22, 2016
December 2011	15,625	6.40	December 2014
November 6, 2008	68,471	6.56	November 6, 2013
May 2011	723	6.88	May 2, 2014
September 2011	21,187	8.00	September 6, 2016
May 26, 2010	31,250	8.48	November 17, 2015
May 2011	54,824	9.12	May 31, 2016
June 2011	279,738	9.12	June 28, 2016
November 2011	93,456	9.12	November 10, 2014
June 1, 2007	1,311,968	9.60	May 31, 2015
December 3, 2010	119,892	9.60	December 2, 2013
February 2011	2,343	9.60	February 7, 2014
March 2011	2,250	9.60	March 30, 2014
September 28, 2009	108,944	10.08	September 27, 2012
June 2011	98,913	11.04	June 28, 2016
January 2011	15,625	11.52	January 14, 2015
June 2011	651	11.52	June 14, 2014
January 1, 2010	6,250	12.00	December 31, 2012
March 23, 2010 to May 26, 2010	14,583	12.00	May 25, 2013
July 2, 2010	5,416	12.00	July 1, 2013

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(6) Stockholders’ Equity (Deficit) - (continued)

Date of Issue	Warrants Outstanding as of December 31, 2011	Exercise Price	Expiration
July 7, 2010	18,750	12.00	July 6, 2013
July 14, 2010	120,936	12.00	July 13, 2015
October 13, 2010	5,000	12.00	October 12, 2013
November 23, 2010	4,739	12.00	November 22, 2015
December 3, 2010	23,978	12.00	December 3, 2013
December 13, 2010	8,333	12.00	December 12, 2015
December 29, 2010	7,385	12.00	December 28, 2015
January 2011	4,166	12.00	January 2, 2016
February 2011	468	12.00	February 7, 2014
March 2011	450	12.00	March 30, 2014
September 2011	216,456	12.00	September 6, 2016
November 29, 2010	2,304	12.80	November 23, 2013
January 2011	29,296	12.80	January 25, 2016
November 29, 2010	26,355	13.28	November 29, 2015
February 1, 2010	15,625	16.00	January 31, 2013
November 5, 2010	203,125	24.00	November 4, 2013
February 9, 2003	833	24.48	February 8, 2013
January 8, 2003	833	42.56	January 7, 2013
December 26, 2002	1,666	51.84	December 25, 2012
Total	3,568,308

(b) Common Stock Equivalents

The following common stock equivalents on an as-converted basis were excluded from the calculation of diluted net loss per share, as the effect would be antidilutive (in thousands):

	December 31,
	2010	2011
Common stock options	203	1,551
Common stock warrants	2,884	3,568
Common stock issuable on conversion of notes payable	1,162	1,555

(c) Common Stock Issuances

Issuances of common stock during 2011 and 2010 were as follows:

Date	Transaction	# of Shares	Price Range per share	Gross Cash Proceeds
March 2010	Private Placement	90,729	$12.00	$1,088,750
March 2010	Al Rajhi interest conversion(3)	71,163	12.00
May 2010	SDS Loan conversion(4)	331,250	3.20
June 2010	Private Placement	145,833	12.00	1,750,000
July 2010	Private Placement	54,167	12.00	650,000
July 2010	Toucan Partners consulting fees(1)(2)	529	3.20
September 2010	Private Placement	16,667	12.00	200,000
October 2010	Note conversion	3,686	12.32

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(6) Stockholders’ Equity (Deficit) - (continued)

Date	Transaction	# of Shares	Price Range per share	Gross Cash Proceeds
December 2010	Stock issued in lieu of salaries(1)	44,047	11.68
December 2010	Consultant fees paid in stock(1)	97,442	12.32
December 2010	Loan conversion	22,074	7.36
December 2010	Private Placement	12,500	12.00	150,000
Total issued in 2010		890,087		$3,838,750
Jan 2011	Consultant fees paid in Stock(1)	33,526	$10.88 - 12.00	$—
Jan 2011	Private Placement	12,500	0.75	150,000
Jan 2011	Loan Conversion	92,818	7.68 - 8.80
Feb 2011	Consultant fees paid in Stock(1)	11,979	11.36
Feb 2011	Loan Conversion	8,500	4.80 - 8.48
March 2011	Consultant fees paid in Stock(1)	27,604	5.44 - 11.04
March 2011	Payables Conversion	346,385	4.80 - 7.52
March 2011	Loan Conversion	8,713	4.48 - 4.80
April 2011	Loan Conversion	42,454	4.48 - 4.64
May 2011	Consultant fees paid in Stock(1)	16,872	6.56 - 7.04
May 2011	Private Placement	9,766	7.68	75,000
May 2011	Private Placement	6,510	6.88	60,791
May 2011	Private Placement	9,766	7.68	75,000
May 2011	Private Placement	8,333	12.00	100,000
June 2011	Consultant fees paid in Stock(1)	24,960	10.88 - 13.76
June 2011	Loan Conversion	159,968	4.48 - 16.00
June 2011	Private Placement	448,104	6.88 - 9.76	4,890,000
July 2011	Payable Conversion	41,667	12.00
July 2011	Loan Conversion	18,750	7.36
Aug 2011	Loan Conversion	46,875	5.44
Sept 2011	Loan Conversion	62,299	5.12 - 5.44
Sept 2011	Loan Conversion	61,250	3.20
Oct 2011	Private Placement	16,447	9.12	150,000
Oct 2011	Loan Conversion	317,031	4.16 - 5.12
Nov 2011	Payables Conversion(5)	2,875,000	3.20
Dec 2011	Loan Conversion	56,121	4.00 - 4.64
Total Issued in 2011		4,764,198		$5,500,791

(1)	Common stock valued at closing price at date of issue.
(2)	The value of the stock issued to Toucan Partners in excess of the carrying amount of the loans and accrued interest payable amounted to $4,701,004, and together with the fair value of the warrants, of $916,716, was charged to loan conversion inducement expense in the accompanying consolidated statements of operations during 2009.
(3)	The fair value of the common stock issued in excess of the accrued interest payable converted into common stock amounted to $194,761 and was recorded in interest expense in the accompanying consolidated financial statements.
(4)	The value of the stock issued to SDS in excess of the carrying amount of the loan principal and accrued interest payable that was converted was $4,673,568. This amount was charged to loan conversion inducement expense in the accompanying consolidated statements of operations during 2010.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(6) Stockholders’ Equity (Deficit) - (continued)

(5)	The Company settled $9.2 million of outstanding accounts payable by issuing 2.875 million shares of common stock and recorded a charge to operations of $7.8 million, which was the aggregate difference between the market price and the conversion price.

(d) Employee 401(k) Plan

On August 19, 1999, the Company adopted a 401(k) Plan for certain eligible employees. Under the plan, an eligible employee may elect to contribute to the plan. In addition, the Company may elect to contribute matching contributions. Effective March 1, 2006, the Company no longer matches employee contributions.

(e) Stockholder Rights Agreement

On March 6, 2002, the Company adopted a Stockholder Rights Agreement, under which each common stockholder received a dividend of one right per share of common stock held. Each right entitles the holder to purchase one share of common stock at a price equal to $308.00 per share, subject to certain anti-dilution provisions, and is exercisable only in the event that a third party acquires beneficial ownership of, or announces a tender or exchange offer for, at least 15% of the Company’s outstanding common stock and such acquisition or offer is determined by the Board of Directors to not be in the best interests of the stockholders. If the acquisition or offer were determined by the Board of Directors to be in the best interests of the stockholders, the rights may be redeemed by the Company for $0.0001 per right. The rights expired on February 25, 2012. The Board of Directors and Mellon Investor Services LLC, its Rights Agent, on April 26, 2004, amended the Stockholder Rights Agreement. The definition of an “Acquiring Person” was amended to exclude Toucan Capital Fund II, L.P. and other investors selected by Toucan from the definition of “Acquiring Person” for those shares of the Company’s capital stock they acquire, or are deemed to beneficially own, in connection with the Recapitalization Agreement.

(7) Related Party Transactions

(a) Notes Payable to Related Parties

Convertible promissory notes have been issued to Toucan Capital and Toucan Partners. As of December 31, 2010 all of the notes issued prior to December 31, 2008 have either been converted or repaid.

In June and July 2009 we entered into Loan Agreements and Promissory Notes with Toucan Partners for an aggregate of $1,300,000 with a term of two years at 6% interest. $150,000 of the principal under this note was converted into 46,875 shares of common stock on October 1, 2011.

In September 2010 we entered into Convertible Loan Agreements and Promissory Notes with Toucan Partners for an aggregate of $900,000 with a term of sixty days at 6% interest. The loan was repaid in 2010.

Toucan Partners loaned the company $500,000 on March 31, 2011 under the terms of a convertible promissory note with a 10% OID and a 10% onetime interest charge. Toucan Partners converted the principal and accrued interest under the note into 126,042 shares of common stock in 2011.

On December 29, 2011 we entered into a Convertible Loan Agreement and Promissory Notes with Toucan Partners for an aggregate of $100,000 with an OID of 10% and one time interest charge of 10%. Warrants to purchase 15,625 shares of common stock at an exercise price of $6.40 were issued in connection with the note.

Notes payable to related parties are more fully described in Note (9).

(b) Cognate Agreement

During the quarter ended June 30, 2011, the Company entered into a new service agreement with Cognate Therapeutics, Inc. (“Cognate”), a contract manufacturing and services organization in which Toucan Capital has a majority interest. In addition, two of the principals of Toucan Capital are members of Cognate’s

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(7) Related Party Transactions - (continued)

Board of Directors and Linda Powers who is a director of Cognate and managing director of Toucan Capital is Chairperson of the Company’s Board of Directors and Chief Executive Officer of the Company. This agreement replaces the agreement dated May 17, 2007 between the Company and Cognate, which had expired. Under the service agreement, the Company agreed to continue to utilize Cognate’s services, for certain consulting and manufacturing services to the Company for its ongoing DCVax®-Brain Phase II clinical trial. The scope of services and the economics are comparable to the prior agreement, and the structure and process for payments are simplified. Under the terms of the new agreement the Company will pay Cognate a monthly facility fee and a fixed fee (in lieu of cost-plus charges) for each patient in the study, subject to specified minimum number of patients per month, plus charges for certain patient and product data services if such services are requested by the Company. The current service agreement expires on March 31, 2016. Additionally the Company has agreed to reimburse Cognate for enrollment ramp up costs, foreign program costs and costs of facilities and equipment dedicated to Company programs (which were also previously reimbursable). The amount of ramp up costs during 2011 was $275,000.

On November 23, 2011, the Company and Cognate executed the conversion of $9.2 million dollars of amounts owed by the Company to Cognate Bioservices, Inc. into 2.875 million shares of common stock, using the agreed upon conversion rate of $3.20 per share. The Company recognized a loss on conversion of $7.8 million, which was the difference between the market value of the shares and the carrying amount of the liability. The Company and Cognate are continuing to negotiate the repayment terms of the outstanding balance owed by the Company.

During the years ending December 31, 2010 and 2011, respectively, the Company recognized approximately $7.8 million and $4.7 million of research and development costs related to these service agreements. As of December 31, 2010 and 2011, the Company owed Cognate approximately $10.2 and $0.6 million, respectively.

(c) Toucan Capital

In accordance with a recapitalization agreement dated April 26, 2004 between the Company and Toucan Capital, as amended and restated on July 30, 2004 and further amended ten times between October 22, 2004 and November 14, 2005, pursuant to which Toucan Capital agreed to recapitalize the Company by making loans to the Company, the Company accrued and paid certain legal and other administrative costs on Toucan Capital’s behalf. Pursuant to the terms of the Conversion Agreement discussed above, the recapitalization agreement was terminated on June 22, 2007. Subsequent to the termination of the recapitalization agreement, Toucan Capital continues to incur costs on behalf of the Company. These costs primarily relate to consulting costs and travel expenses incurred in support of the Company’s international expansion efforts. In addition, since July 1, 2007 the Company has accrued and recorded rent expense due to Toucan Capital Corp. an affiliate of Toucan Capital for its office space in Bethesda, Maryland.

During the years ending December 31, 2010 and 2011, respectively, the Company recognized approximately $0.9 million and $0.5 million of general and administrative costs related to this recapitalization agreement, rent expense, as well as legal, travel and other costs incurred by Toucan Capital, Toucan Partners and Linda Powers on the Company’s behalf. At December 31, 2010 and 2011, accrued expenses payable to Toucan Capital and related parties amounted to $1.5 million and $0.6 million, respectively, and are included as part of accounts payable to related parties in the accompanying consolidated balance sheets.

Also during 2009, the Company agreed with Toucan Capital, Toucan Partners and Linda Powers that a portion of the accrued expenses owed by the Company to these parties for certain expense reimbursements will be converted into shares of common stock instead of paid in cash. Toucan Capital, Toucan Partners and Linda Powers have paid certain expenses on behalf of the Company. The parties agreed that these accrued expenses will be converted into common stock at a conversion rate equal to the price per share paid by unrelated investors at that time, and no less favorable than the conversion rate applied to any other creditor of

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(7) Related Party Transactions - (continued)

the Company ($3.20 per share). The parties are in the process of determining the amounts of unbilled accrued expenses. The impact of the conversion will result in a reduction of liabilities for the amount converted. In addition, the Company will recognize the value of common stock issued in excess of the amount of the accrued expenses converted, if any, as a charge to operations when the conversion takes place. Finalization of these arrangements is in process.

On March 21, 2008, the Company executed a Sublease Agreement (the “Sublease Agreement”) with Toucan Capital for the space the Company used as its headquarters at 7600 Wisconsin Avenue, Suite 750, Bethesda, Maryland. The Sublease Agreement is effective as of July 1, 2007 and expires on October 31, 2016, unless sooner terminated according to its terms. The Company was and remains obligated to pay operating expenses allocable to the subleased premises under Toucan Capital master lease. Effective November 30, 2009, the Sublease was terminated in connection with termination and buyout of the overall lease of this space. (The overall lease and the Company’s Sublease had 7 years left to run at that time). The termination and buyout did not require any lump sum exit payment. Instead, it requires a partial payout over several years. The Company's obligation will be approximately $127,000 in 2012. There are no amounts due after 2012. The Company and Artecel are have not yet agreed to repayment terms.

(d) Artecel

During 2011, the Company received an operational loan from an entity controlled by Toucan Capital. Artecel, a stem cell research company, provided the Company with $734,000 to be used as funding for ongoing clinical trials.

(8) Income Taxes

There was no income tax benefit attributable to net losses for 2011 and 2010. The difference between taxes computed by applying the U.S. federal corporate rate of 34% and the actual income tax provisions in 2011 and 2010 is primarily the result of establishing a valuation allowance on the Company’s deferred tax assets arising primarily from tax loss carry forwards.

The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31 are comprised of the following (in thousands):

	2010	2011
Net operating loss carry forwards	$41,175	$48,184
Research and development credit carry forwards	2,821	3,270
Other	25	25
Gross deferred tax assets	44,021	51,478
Less valuation allowance	(44,021)	(51,478)
Net deferred tax assets	$—	$—

The increase in the valuation allowance for deferred tax assets for 2011 and 2010 of $4.6 million and $7.5 million, respectively, was due to the inability to utilize net operating losses and research and development credits.

At December 31, 2011, the Company had net operating loss carry forwards for income tax purposes of approximately $141.7 million and unused research and development tax credits of approximately $3.3 million available to offset future taxable income and income taxes, respectively, expiring beginning 2019 through 2030. The Company’s ability to utilize net operating loss and credit carry forwards is limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in stock ownership in excess of 50% such that some net operating losses may never be utilized. The tax years 2008 through 2011 remain open to examination by federal agencies and other jurisdictions in which the Company operates.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(9) Notes Payable

The Company regularly issues notes and the proceeds from the notes are used to finance operations. The notes may contain conversion features and may be issued along with warrants to purchase common stock. For convertible notes, the Company allocates the proceeds received between convertible notes payable and warrants on a relative fair value basis, if applicable. The resulting discount for warrants is amortized using the effective interest method over the life of the debt instrument. After allocating a portion of the proceeds to the warrants, the effective conversion price of the convertible note payable can be determined. If the effective conversion price is lower than the market price of the Company's common stock on the date of issuance, a beneficial conversion feature is recorded as an additional discount to the convertible notes payable. The beneficial conversion feature discount is also amortized using the effective interest method over the life of the debt instrument. The amortization is recorded as interest expense on the consolidated statement of operations. The Company is currently negotiating the repayment terms of notes payable outstanding as of December 31, 2011, which have due dates prior to December 31, 2011.

Significant transactions consisted of the following during 2010 and 2011:

2011 Notes Payable Transactions

On November 10, 2011, the Company received proceeds of $2,000,000 from issuing a 6% unsecured note payable due in May 2012. Five year warrants to purchase 65,790 shares of common stock at an exercise price of $9.12 were issued in connection with the note.

During 2011, the Company received proceeds of $130,000 from issuing a note which became due on August 2, 2011. The Company is currently seeking to negotiate extended payment terms with the note holder.

2010 Notes Payable Transactions

A 12% unsecured note payable to SDS Capital with principal of $1,000,000, originating during 2008, and originally due in April 2009, was converted into 331,250 shares of common stock during 2010. The due date of the original note was extended several times prior to being converted. The value of the common stock issued to SDS Capital in excess of the carrying amount of the note principal and accrued interest payable that was converted amounted to $4,673,000 and was charged to conversion inducement expense in the consolidated statements of operations during 2010.

On December 31, 2010, SDS Capital sold a second 12% unsecured note with principal of $1,000,000 to other new investors. In connection with SDS Capital's sale of the note, the Company issued convertible notes payable to the new investors in exchange for the original note.

On December 31, 2010, the Company received $790,000 from SDS Capital upon issuing two 12% unsecured notes which became due in July 2011. The Company is currently seeking to negotiate extended payment terms with SDS. Five year warrants to purchase 7,385 shares of common stock at an exercise price of $12.00 were issued in connection with the note.

2011 Notes Payable to Related Parties Transactions

On November 28, 2011, a 12% unsecured note payable to Al Rajhi with principal of $4,000,000, originating during 2008, and originally due in November 2008, was restated. Under the restated terms, Al Rajhi agreed to convert a portion of principal and accrued interest amounting to $2,523,201 into a convertible note with conversion price of $9.12. The due date of the convertible note payable is currently being negotiated. In addition, the remaining unpaid principal and accrued interest amounting to $2,076,846 is repayable in installments of $450,000, with the final installment due in 2012. The Company paid the first installment of $450,000 at the time the note was restated. In connection with the restated note payable agreement the Company issued 27,667 three year warrants to purchase common stock at an exercise price of $9.12 per share.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2011 Convertible Notes Payable to Related Party Transactions

The Company received proceeds of $500,000 in connection with issuing an unsecured convertible note to Toucan Partners on March 31, 2011. The note was due on December 14, 2013 and carried an original issue discount of 10% and a one time interest charge of 10%. The conversion price of the note was 80% of the average five day closing price of the Company's common stock for twenty five days prior to conversion. The balance of the note payable amounting to $550,000 was converted into 126,042 shares of common stock on October 28, 2011.

The Company received proceeds of $100,000 in connection with issuing an unsecured convertible note to Toucan Partners on December 29, 2011. The note is due on demand and carries an original issue discount of 10% and a one time interest charge of 10%. The conversion price of the note is 95% of the average five day closing price of the Company's common stock for twenty days prior to conversion. Three year warrants to purchase 15,625 shares of common stock at an exercise price of $6.40 were issued in connection with the note.

Principal amounting to $150,000 representing a portion of a 6% unsecured convertible note payable to Toucan Partners, originating during 2009, and originally due in July 2011, was converted into 46,875 shares of common stock on October 1, 2011.

As noted above, a portion of the note payable to Al Rajhi was restated into a convertible note payable with principal of $2,523,201 on November 28, 2011.

2010 Convertible Notes Payable to Related Party Transactions

The Company received proceeds of $1,750,000 in connection with issuing a 6% unsecured convertible note to Regen Med on July 14, 2010. The note was due on September 14, 2010, and was convertible at $12.00. Five year warrants to purchase 145,833 shares of common stock at an exercise price of $12.00 were issued to Regen Med in connection with the note. On the maturity date, September 14, 2010, the term of the note was extended to October 1, 2010. On September 28, 2010, two entities repaid $350,000 of the principal directly to Regen Med, and the two entities assumed the rights under the note payable agreement. On October 1, 2010, Toucan Partners repaid $900,000 of the principal directly to Regen Med, and assumed the rights under the note payable. Also on October 1, 2010, an individual repaid $500,000 of the principal directly to Regen Med, and assumed the rights under the note payable. In connection with the repayment to Regen Med by the individual and entities described above, the Company issued replacement 6% unsecured convertible notes with aggregate principal of $1,750,000 with a term of 60 days on September 28 and October 1, 2010. The notes were convertible at $12.00. Five year warrants to purchase 133,063 shares of common stock were issued in connection with the notes. The exercise price of the warrants included down-round protection. The Company repaid $551,000 of the notes issued on September 28 and October 1, 2010 to unrelated parties and repaid $900,000 of the note issued on October 1, 2010 to Toucan Partners during 2010 (during 2011, the Company repaid the remaining principal of $299,000 under the replacement notes).

2011 Convertible Notes Payable Transactions

During 2011, the Company repaid $299,000 remaining on the Regen Med replacement 6% unsecured convertible notes issued on September 28 and October 1, 2010.

During 2011, the Company repaid $100,000 the principal outstanding under the 10% unsecured convertible note issued on December 27, 2010.

During 2011, the Company received proceeds of $1,550,000 in connection with a $3,050,000 financing agreement originating on December 14, 2010 (the total amount of the financing agreement was subsequently reduced to $2,550,000). The advances under the agreement include a one-time 11% interest charge and are repayable on December 16, 2013. The conversion price of the advances is 80% of the average five day

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2011 Convertible Notes Payable Transactions - (continued)

closing price of the Company's common stock for twenty five days prior to conversion (the market price discount was subsequently reduced to 70%). During 2011, $813,216 of the advances under the agreement was converted into 175,000 shares of common stock.

On January 19, 2011, the Company entered into an agreement to borrow up to $2,220,000 under two convertible notes. The first note for $1,120,000 carries an original issue discount of 10% and annual interest of 9% and is due on June 30, 2012. The second note for $1,100,000 carries an original issue discount of 10% and annual interest of 6% and is due on December 31, 2013. Both notes were initially convertible into shares of the Company's common stock, at 80% of the average price of the Company's common stock for the five lowest trading days during the 10 days immediately preceding conversion. The conversion prices of the notes have down-round protection upon the occurrence of specified events. The proceeds of Note 1 of $1 million were received at closing on January 21, 2011, and $1,159,000 of the principal and interest was subsequently converted into 248,200 shares of common stock. The proceeds of Note 2 initially were to be received in four monthly tranches starting on July 19, 2011. On May 4, 2011, the Company received funding of $600,000 under Note 2 and agreed to modify the terms of the agreement to accelerate advances under Note 2, and lower the market price discount from 80% to 70% for both Note 1 and Note 2. On December 16, 2011, the Company received the remaining $400,000 advance under Note 2.

The Company received proceeds of $3,000,000 in connection with a convertible note financing agreement with Whitebox Advisors originating on May 31, 2011. The note is due on November 30, 2012 and bears interest at 10%. The note is convertible at maturity, at the election of Whitebox, at price of $9.12 into shares of unregistered, restricted common stock at that time. So long as more than 50% of the original principal amount is outstanding, the conversion price is subject to anti-dilution adjustment based on subsequent offerings (but not less than $5.60). The Company may prepay the note in whole or in part at any time or times after August 31, 2011, provided that the full amount of interest that would have been due up to the due date is paid. Whitebox may elect to receive such prepayment in cash and/or in shares of common stock. The Company issued five year warrants to purchase 329,004 shares of common stock with an exercise price of $9.12 per share in connection with the note.

The Company received proceeds of $400,000 in connection with issuing a 4% unsecured convertible note on November 16, 2011. The note is due on November 16, 2013 and carried an original issue discount of 10%. The conversion price of the note is 90% of the closing price of the Company's common stock at the time of conversion.

The Company received proceeds of $290,000 in connection with issuing unsecured convertible notes during 2011 due in 2011 and 2012. The conversion prices for some of the notes are $8.00 and $12.00. Other notes have a conversion price based on the closing price of the Company's common stock, as defined.

As described below, on May 26, 2011, the Company negotiated the conversion of $295,000 note principal and accrued interest into 34,968 shares of common stock related to 10% unsecured convertible notes payable originating on November 29, 2010, resulting in a charge to operations amounting to $125,000 during 2011.

2010 Convertible Notes Payable Transactions

The Company received proceeds of $9l7,000 in connection with issuing 6% unsecured convertible notes to various investors during January, February, and March 2010. The notes are due on dates between January 2012 and March 2012 and the conversion price is $8.00. During 2010, a note with principal of $42,000 was converted into 3,686 shares of common stock. The Company is currently seeking to negotiate extended payment terms with the remaining investors.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2010 Convertible Notes Payable Transactions - (continued)

The Company received proceeds of $100,000 in connection with issuing a 10% unsecured convertible note on December 27, 2010.

The Company received proceeds of $295,000 in connection with issuing 10% unsecured convertible notes to various investors on November 29, 2010. The notes were due on May 29, 2011 and the conversion price is to be determined based on the closing price of future equity offerings, as defined. Three year warrants to purchase 2,305 shares of common stock at an exercise price of $12.80 were issued in connection with the notes. On May 26, 2011, the Company negotiated the conversion of all note principal and accrued interest into 34,968 shares of common stock, resulting in a charge to operations amounting to $125,000 during 2011.

The Company received proceeds of $350,000 in connection with a $3,050,000 financing agreement originating December 14, 2010 (the total amount of the financing agreement was subsequently reduced to $2,550,000). The advances under the agreement include a one-time 11% interest charge and are repayable on December 16, 2013. The conversion price of the advances is 80% of the average five day closing price of the Company's common stock for twenty five days prior to conversion (the market price discount was subsequently reduced to70%).

As described above, the Company issued 6% unsecured convertible notes with aggregate principal of $1,750,000 with a term of 60 days on September 28 and October 1, 2010. The Company repaid $551,000 of the notes issued on September 28 and October 1, 2010 to unrelated parties and repaid $900,000 of the note issued on October 1, 2010 to Toucan Partners during 2010.

As described above, on December 31, 2010, SDS Capital sold a 12% unsecured note with principal of $1,000,000 to other new investors. In connection with SDS Capital's sale of the note, the Company issued three convertible notes payable to the new investors in exchange for the original note. The conversion price of the notes varies based on the closing price of the Company's common stock prior to conversion and matured during 2011. During 2010, principal of $162,000 outstanding under one of the notes was converted into 22,063 shares of common stock. The Company is currently seeking to negotiate extended payment terms with the investors.

Notes payable consists of the following at December 31,

	2010	2011
Notes payable – current
12% unsecured due July 2011 (net of discount of $38 in 2010 and $0 in 2011)	$714	$935
6% unsecured due May 16, 2012 (net of discount of $0 in 2010 and $236 in 2011)	—	1,764
12% unsecured originally due March 2011	650	450
	$1,364	$3,149
Notes payable related parties – current
12% unsecured due June 2012 (net of discount of $0 in 2010 and $21 in 2011)	$4,000	$2,056
Convertible notes payable, net – current
0% unsecured due June 2011 (net of discount $357 in 2010 and $0 in 2011)	$360	$—
6% unsecured due November 2010	300	—
6% unsecured originally due March 2011	110	110
6% unsecured due between March 2011 and February 2012 (net of discount of $424 in 2010 and $34 in 2011)	1,526	2,566
10% unsecured due between April 2011 and February 2012 (net of discount of $0 in 2010 and $55 in 2011)	—	100

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Notes payable consists of the following at December 31, - (continued)

	2010	2011
10% unsecured due between March and May 2011 (net of discount of $57 in 2010 and $25 in 2011)	338	—
11% unsecured due December 2011 (net of discount of $143 in 2010 and $38 in 2011)	102	50
10% unsecured convertible note due November 2012 (net of discount of $0 in 2010 and $1,833 in 2011)	—	1,167
6% unsecured due June 2012 (net of discount of $0 in 2010 and $261 in 2011)	—	839
	$2,736	$4,832
Convertible Notes payable related party, net – current
12% unsecured due June 2012 (net of discount of $0 in 2010 and $93 in 2011)	$—	$2,430
6% due July 2011 and November 2011 and on demand (net of discount of $351 in 2010 and $92 in 2011)	—	1,158
	$—	$3,588
Long term notes payable
20% unsecured convertible note due December 2013	$350	$—
6% unsecured note due October 2012	—	200
	$350	$200
Long term convertible notes, net
6% unsecured due March 2012 (net of discount of $321 in 2010 and $0 in 2011)	$555	$—
4% unsecured due November 15, 2013 (net of discount of $0 in 2010 and $42 in 2011)	—	402
4% unsecured due June 30, 2013 (net of discount of $0 in 2010 and $9 in 2011)	—	67
11% unsecured convertible note due December 2013 (net of discount of $0 in 2010 and $321 in 2011)	—	964
	$555	$1,433
Long term convertible notes related party, net
20% unsecured convertible note due December 2013 (net of discount of $0 in 2011)	$949	$—
Total notes payable, net	$9,954	$15,258

(10) Commitments and Contingencies

(a) Lease Obligations

The Company terminated its lease with Toucan Capital Corporation on December 31, 2009. The Company is obligated to pay monthly payments of approximately $5,000 per month during 2011 under the terminated lease.

On March 17, 2010, the Company entered into a non-cancelable operating lease for 7,097 square feet of office space in Bethesda, Maryland, which expires in September 2012. Future minimum lease payments under the lease are $126,027. Rent expense for 2010 and 2011 amounted to $100,085 and $165,821, respectively. The Company expects to lease part of this space to Toucan and proceeds of this sublease will be offset against the minimum lease payments specified above.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(11) Unaudited Quarterly Financial Information (in thousands, except loss per share data)

The following table contains selected unaudited statement of operations information for each of the quarters in 2010 and 2011. The Company believes that the following information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011
Total revenues	$—	$—	$10	$—
Net income (loss) applicable to common stockholders	$(8,408)	$(12,328)	$482	$(12,576)
Net income (loss) per share applicable to common stockholders – basic	$(1.76)	$(2.40)	$0.16	$(1.60)
Weighted average shares used in computing basic loss per share	4,818	5,243	5,945	5,945
Net income (loss) per share applicable to common stockholders – diluted	$(1.76)	$(2.40)	$0.00	$(2.24)
Weighted average shares used in computing diluted income /(loss) per share	4,818	5,243	7,696	5,945

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Fourth Quarter 2010
Total revenues	$—	$—	$10	$—
Net loss applicable to common stockholders	$(5,845)	$(8,727)	$(5,381)	$(7,415)
Net loss per share applicable to common stockholders – basic and diluted	$(1.60)	$(2.24)	$(1.28)	$(1.44)
Weighted average shares used in computing basic and diluted loss per share	3,746	3,991	4,401	4,502

(12) Subsequent Events

On January 13, 2012 the Company entered into a Convertible Loan Agreement and Promissory Notes with an affiliated investor for an aggregate of $200,000 with an OID of 10% and one time interest charge of 10%. The note will also bear 100% warrant coverage with an exercise price of $6.40 per share

The Company entered into an $802,000 convertible note with a non-affiliated investor (the “Note”), completing a series of transactions initially entered into on January 19, 2012, with the investor. The Note provided for original issue discount (OID) of ten percent and an annual interest rate of nine percent. The Note attributed $220,000 of the proceeds as a payment in lieu of the Company drawing upon an earlier convertible borrowing obligation of $666,666 which would have carried a 40% discount to the market price upon conversion. The Note also provided for an additional $500,000 advance to the Company and is convertible at any time after closing. The conversion price for the $500,000 tranche is equal to a twenty percent discount from the market price at the time of conversion. The conversion price for the $220,000 tranche is equal to a fifteen percent discount from the market price at the time of conversion.

On January 20, 2012 the Company entered into a $75,000 note payable with a non-affiliated investor. The terms provided conversion at $5.92 cents per share and a 30% warrant at $9.12 per share.

On January 31, 2012, the Company completed financings involving several parties and a series of tranches. The Company entered into two convertible notes totaling $605,000 with Toucan Partners (the “Toucan Notes”). These Toucan Notes provided for OID of ten percent and an annual interest rate of six percent.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(12) Subsequent Events - (continued)

The Toucan Notes are convertible at any time after closing. The conversion price is equal to a five percent discount from the market price at the time of conversion. The Toucan Notes are payable on demand, with one week prior notice. The Toucan Notes include one warrant for each share of the Company’s common stock into which the Toucan Notes are convertible.

The Company entered into a $200,000 convertible note with an officer of the Company (the “Affiliate Note”). The officer’s Note provided for OID of ten percent and an annual interest rate of six percent. The officer’s Notes are convertible at any time after closing. The conversion price is equal to a five percent discount from the market price at the time of conversion. The officer’s Note is payable on demand, with one week prior notice. The Affiliate Note includes one warrant for each share into which the Affiliate Note is convertible.

On February 9, 2012, the Company entered into an agreement with Toucan Partners LLC for financing of up to $2.25 million. Toucan provided the first $1.5 million of the funding at the time of execution, and will provide further funding when certain consents are obtained. In consideration of the financing, the Company issued to Toucan a convertible promissory note (the “Note”). The Note bears an Original Issue Discount (OID) of ten percent. The Note is payable on demand, with fourteen days’ prior notice. The Note is convertible at any time at a five percent discount to the market price of the common stock at the time of conversion. The Note is unsecured, but will become secured if the Company enters into any secured financing or encumbrance upon its assets while any portion of the Note remains outstanding or if there is an event of default under the Note. Pursuant to the Note, the Company also issued to Toucan warrants to purchase shares of the Company’s common stock, comprising one hundred percent warrant coverage of the repayment amount under the Note. The exercise price of the warrants will be $6.40 per share if the Company can obtain a waiver of any applicable anti-dilution provisions. If such waiver is not obtained, the exercise price of the warrants will be $9.12 per share, and the warrant coverage will be correspondingly adjusted

On February 23, 2012, a majority of the Company 's shareholders voted on and successfully passed a motion to increase the number of the Company's authorized shares of common stock to 450 million from 150 million. This motion will allow the Company to continue to raise capital through equity sales and eliminate the need for the valuation for excess shares that the Company recorded during the year ended December 31, 2011.

On March 2, 2012 the Company received $250,000 as the 2nd tranche of the $2.25 million financing agreement with Toucan Partners LLC.

On March 6, 2012 the Company received $500,000 as the 3rd tranche of the $2.25 million financing agreement with Toucan Partners LLC.

On March 15, 2012, the Company issued 13,542 shares of common stock to a private investor at $4.80 per share for net proceeds of $65,000.

On April 2, 2012, the Company received the first tranche, $1.7 million, from the issuance of a $2.5 million 8% secured note to Four M Purchasers, LLC. The remaining balance of the note is expected to be received within 90 days of the execution of the note. The loan agreement provides for the issuance of a five year warrant to purchase shares of common stock under the loan agreement at an exercise price of $6.40 per share. The Company also granted the lender a security interest in the Company's intellectual property and provides for the extension of the maturity date of the note issued to the Company dated November 10, 2011.

During the quarter ended, March 31, 2012, the Company issued 518,750 shares of common stock in addition to the share issuances described above. Of that amount, 512,500 shares were issued related to of loan conversions and 2,938 were issued in respect of consulting services rendered. During the quarter ended March 31, 2012, $3.4 million of debt principal was converted.

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2012 (Unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$111	$24
Prepaid expenses and other current assets	186	94
Total current assets	297	118
Property and equipment:
Laboratory equipment	60	29
Office furniture and other equipment	171	172
	231	201
Less accumulated depreciation and amortization	(133)	(123)
Property and equipment, net	98	78
Deposit and other non-current assets	33	16
Total assets	$428	$212
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable (includes related party of $4,503 and $1,589 in 2012 and 2011, respectively)	$8,173	$3,808
Accrued expenses (includes related party of $5,844 and $630 in 2012 and 2011, respectively)	8,186	2,815
Notes payable (includes related party of $2,177 and $2,056 in 2012 and 2011, respectively)	4,662	5,205
Convertible notes, net (includes related party of $6,382 and $3,588 in 2012 and 2011, respectively)	15,114	8,420
Embedded derivative liability	18	601
Liability for reclassified equity contracts	—	29,903
Total current liabilities	36,153	50,752
Long term liabilities:
Notes payable	100	200
Convertible notes payable, net	2,279	1,433
Total long term liabilities	2,379	1,633
Total liabilities	38,532	52,385
Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 40,000,000 shares authorized and none issued and outstanding
Common stock, $0.001 par value; 450,000,000 and 150,000,000 shares authorized, and 11,827,595 and 9,334,101 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	194	150
Additional paid-in capital	250,467	199,605
Deficit accumulated during the development stage	(288,575)	(251,778)
Cumulative translation adjustment	(190)	(150)
Total stockholders' equity (deficit)	(38,104)	(52,173)
Total liabilities and stockholders' equity (deficit)	$428	$212

See accompanying notes to the condensed consolidated financial statements

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from March 18 1996 (Inception) to September 30, 2012
	2012	2011	2012	2011
Revenues:
Research material sales	$—	$10	$—	$10	$580
Contract research and development from related parties	—	—	—	—	1,128
Research grants and other	120	—	450	—	1,511
Total revenues	120	10	450	10	3,219
Operating cost and expenses:
Cost of research material sales	—	—	—	—	382
Research and development	9,944	3,565	20,533	11,474	110,828
General and administration	3,913	2,804	8,152	10,675	83,445
Depreciation and amortization	5	2	10	6	2,372
Loss on facility sublease	—	—	—	—	895
Asset impairment loss and other (gain) loss	—	—	—	—	2,445
Total operating costs and expenses	13,862	6,371	28,695	22,155	200,367
Loss from operations	(13,742)	(6,361)	(28,245)	(22,145)	(197,149)
Other income (expense):
Valuation of reclassified equity instruments	—	8,875	491	7,413	16,071
Conversion inducement expense	—	—	—	(125)	(18,234)
Derivative valuation gain/(loss)	35	338	583	29	1,366
Gain on sale of intellectual property and property and equipment	—	—	—	—	3,664
Interest expense	(2,788)	(2,370)	(9,626)	(5,426)	(51,190)
Interest income and other	—	—	—	—	1,707
Net income (loss)	(16,495)	482	(36,797)	(20,254)	(243,765)
Issuance of common stock in connection with elimination of Series A and Series A-1 preferred stock preferences	—	—	—	—	(12,349)
Modification of Series A preferred stock warrants	—	—	—	—	(2,306)
Modification of Series A-1 preferred stock warrants	—	—	—	—	(16,393)
Series A preferred stock dividends	—	—	—	—	(334)
Series A-1 preferred stock dividends	—	—	—	—	(917)
Warrants issued on Series A and Series A-1 preferred stock dividends	—	—	—	—	(4,664)
Accretion of Series A preferred stock mandatory redemption obligation	—	—	—	—	(1,872)
Series A preferred stock redemption fee	—	—	—	—	(1,700)
Beneficial conversion feature of Series D preferred stock	—	—	—	—	(4,274)
Net income (loss) applicable to common stockholders	$(16,495)	$482	$(36,797)	$(20,254)	(288,575)
Net income (loss) per share applicable to common stockholders – basic	$(1.50)	$0.08	$(3.59)	$(3.78)
Weighted average shares used computing basic income (loss) per share	11,029	5,945	10,258	5,355
Net income (loss) per share applicable to common stockholders – diluted	$(1.50)	$0.06	$(3.59)	$(3.78)
Weighted average shares used computing diluted income (loss) per share	11,029	7,696	10,258	5,355

See accompanying notes to the condensed consolidated financial statements

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/LOSS
(in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from March 18, 1996 (Inception) to September 30, 2012
	2012	2011	2012	2011
Net income (loss)	$(16,495)	$482	$(36,797)	$(20,254)	$(243,765)
Other comprehensive loss
Foreign currency translation adjustment	—	79	(40)	(44)	(190)
Total comprehensive income (loss)	$(16,495)	$561	$(36,837)	$(20,298)	$(243,955)

See accompanying notes to the condensed consolidated financial statements

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS’ EQUITY
(DEFICIT)
(in thousands)
(Unaudited)

Nine Months Ended September 30, 2012
Common stock:
Balance, beginning of the period	$150
Notes payable conversions/stock issuances for cash and services	44
Balance, end of the period	$194
Additional paid-in-capital:
Balance, beginning of the period	$199,605
Stock issuances for cash	1,479
Notes payable conversions	7,797
Modifications/reclassifications of equity instruments	29,412
Stock based compensation	2,574
Debt disounts/beneficial conversion features of securities	7,885
Stock issuance for services	1,715
Balance, end of the period	$250,467
Deficit accumulated during development stage:
Balance, beginning of the period	$(251,778)
Net loss	(36,797)
Balance, end of the period	$(288,575)
Cumulative translation adjustment:
Balance, beginning of the period	$(150)
Foreign currency translation adjustment	(40)
Balance, end of the period	$(190)
Total stockholders' equity (deficit)	$(38,104)

See accompanying notes to the condensed consolidated financial statements

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended September 30,		Period from March 18, 1996 (Inception) to September 30, 2012
	2012	2011
Cash Flows from Operating Activities:
Net Loss	$(36,797)	$(20,254)	$(243,765)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	10	6	2,373
Amortization of deferred financing costs	—	—	320
Amortization debt discount	8,692	4,058	38,917
Derivative valuation (gain) loss	(583)	(29)	(1,365)
Accrued interest converted to stock	—	—	260
Accreted interest on convertible promissory note	—	—	1,484
Stock-based compensation costs	2,574	7,354	22,433
Stock and warrants issued for services and other expenses	1,714	3,470	21,983
Loan conversion inducement	—	125	10,415
Valuation of reclassified equity contracts	(491)	(7,413)	(16,070)
Asset impairment loss and loss (gain) on sale of properties	—	—	(936)
Loss on facility sublease	—	—	895
Increase (decrease) in cash resulting from changes in assets and liabilities:
Prepaid expenses and other current assets	(92)	(84)	524
Accounts payable and accrued expenses	10,485	2,615	30,700
Deposits and other non-current assets	(17)	—	(17)
Accrued loss on sublease	—	—	(265)
Deferred rent	—	—	410
Net Cash used in Operating Activities	(14,505)	(10,152)	(131,705)
Cash Flows from Investing Activities:
Purchase of property and equipment, net	(31)	(31)	(5,124)
Proceeds from sale of property and equipment	—	—	258
Proceeds from sale of intellectual property	—	—	1,816
Proceeds from sale of marketable securities	—	—	2,000
Refund of security deposit	—	—	(3)
Transfer of restricted cash	—	—	(1,035)
Net Cash used in Investing Activities	(31)	(31)	(2,088)
Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	—	6,272	19,230
Proceeds from issuance of convertible notes payable	13,181	500	38,414
Repayment of note payable to related parties	—	—	(8,050)
Repayment of convertible promissory note	—	—	(1,069)
Borrowing under line of credit, Northwest Hospital	—	(399)	2,834
Repayment of line of credit, Northwest Hospital	—	—	(2,834)
Payment on capital lease obligations	—	—	(323)
Payments on note payable	—	—	(420)
Proceeds from issuance preferred stock, net	—	—	28,708
Proceeds from exercise of stock options and warrants	—	—	228
Proceeds from issuance common stock, net	1,482	5,340	60,557
Proceeds from sale of stock warrant	—	4	90
Payment of preferred stock dividends	—	—	(1,251)
Series A preferred stock redemption fee	—	—	(1,700)
Deferred financing costs	—	—	(320)
Net Cash provided by Financing Activities	14,663	11,717	134,094
Effect of exchange rates on cash and cash equivalents	(40)	(44)	(190)
Net increase (decrease) in cash and cash equivalents	87	1,490	111
Cash and cash equivalents at beginning of period	24	153	—
Cash and cash equivalent at end of period	$111	$1,643	$111

See accompanying notes to the condensed consolidated financial statements

NORTHWEST BIOTHERAPEUTICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended September 30,		Period from March 18, 1996 (Inception) to September 30, 2012
	2012	2011
Supplemental disclosure of cash flow information – Cash paid during the period for interest	$—	$—	$1,879
Supplemental schedule of non-cash financing activities:
Equipment acquired through capital leases	$—	$—	$285
Issuance of common stock in connection with elimination of Series A and Series A-1 preferred stock preferences	—	—	12,349

Issuance of common stock in connection with conversion of liabilities	7,785	2,790	26,840
Modification of Series A preferred stock warrants	—	—	2,306
Modification of Series A-1 preferred stock warrants	—	—	16,393
Warrants issued on Series A and Series A-1 preferred stock dividends	—	—	4,664
Liability for reclassified equity contracts	29,412	—	29,412
Accretion of mandatorily redeemable Series A preferred stock redemption obligation	—	—	1,872
Debt discount on promissory notes	7,885	4,891	27,386
Conversion of convertible promissory notes and accrued interest to Series D preferred stock	—	—	5,324
Conversion of convertible promissory notes and accrued interest to Series A-1 preferred stock	—	—	7,707
Conversion of convertible promissory notes and accrued interest to common stock	—	—	269
Issuance of Series C preferred stock warrants in connection with lease agreement	—	—	43
Issuance of common stock or notes to settle accounts payable	—	—	4
Liability for and issuance of common stock and warrants to Medarex	—	—	840
Issuance of common stock to landlord	—	—	35
Deferred compensation on issuance of stock options and restricted stock grants	—	—	759
Cancellation of options and restricted stock	—	—	849
Financing of prepaid insurance through note payable	—	—	491
Stock subscription receivable	—	—	480

See accompanying notes to the condensed consolidated financial statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Northwest Biotherapeutics, Inc. and its subsidiaries, NW Bio Europe S.A.R.L. and NW Bio GmBh (collectively, the “Company”, “we”, “us”, and “our”). All material intercompany balances and transactions have been eliminated. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”). All normal recurring adjustments which are necessary for the fair presentation of the results for the interim periods are reflected herein. Operating results for the three month and nine month periods ended September 30, 2012 and 2011 are not necessarily indicative of results to be expected for a full year.

Effective September 25, 2012, all shares of the Company’s common stock issued and outstanding were combined and reclassified on a one-for-sixteen basis. The effect of this reverse stock split has been retroactively applied to all periods presented.

The Company has experienced recurring losses from operations. Net cash outflows from operations were $6.1 million for the three months ended September 30, 2012, and $14.5 million for the nine months ended September 30, 2012.

The independent registered public accounting firm’s report on the financial statements for the fiscal year ended December 31, 2011 states that because of recurring operating losses, net operating cash flow deficits, and a deficit accumulated during the development stage, there is substantial doubt about the Company’s ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

The Company implemented the following accounting policies during the period ended September 30, 2012.

Revenue recognition.  In various situations, the Company receives certain payments from patients. These are generally non-refundable, and are not dependent on the Company’s ongoing future performance. The Company has adopted a policy of recognizing these payments as revenue when received.

Accounts Receivable.  The accounts receivable balances may include balances due from research grants and other services. We record an allowance for doubtful accounts for our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance for doubtful accounts based primarily on historical write-off experience. Account balances that are deemed uncollectible, are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of September 30, the Company had a full valuation allowance on accounts receivable of $195,000.

In September 2011, the Financial Accounting Standards Board issued ASU No. 2011-05, Comprehensive Income, or ASU 2011-05. The guidance in ASU 2011-05 revises the manner in which entities present comprehensive income in their financial statements. An entity is required to report the components of comprehensive income in either one or two consecutive financial statements:

•	A single, continuous statement must present the components of net income and total net income, the components of other comprehensive income and total other comprehensive income, and a total for comprehensive income; or

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2. Summary of Significant Accounting Policies - (continued)

•	In a two-statement approach, an entity must present the components of net income and total net income in the first statement. That statement must be immediately followed by a financial statement that presents the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income.

ASU 2011-05 does not change the items that must be reported in other comprehensive income. The amendments in ASU 2011-05 are effective for fiscal years beginning after December 15, 2011. The Company adopted this guidance, and implemented the two-statement approach.

The other significant accounting policies used in the preparation of the Company’s condensed consolidated financial statements are disclosed in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

3. Stock-Based Compensation

Compensation expense for all stock-based awards is measured at the grant date based on the fair value of the award and is recognized as an expense, on a straight-line basis, over the employee's requisite service period (generally the vesting period of the equity award). The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. Stock-based compensation expense is recognized only for those awards that are expected to vest using an estimated forfeiture rate. We estimate pre-vesting option forfeitures at the time of grant and reflect the impact of estimated pre-vesting option forfeitures in compensation expense recognized. For options and warrants issued to non-employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.

A summary of stock options activity for 2012 is as follows (shares in thousands):

	Number of Options	Weighted Average Exercise Price	Average Grant Date Fair Value	Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2011	1,574	$10.56	$10.56
2012 activity	—	$—	$—
Outstanding at September 30, 2012	1,574	$10.56	$10.56	5.8 years	$—

Stock-based compensation expense was as follows for the three months and nine months ended September 30, 2012 and 2011 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Research and development	$91	$226	$380	$2,172
General and administrative	586	1,178	2,194	5,182
Total stock-based compensation expense	$677	$1,404	$2,574	$7,354

There were no options to purchase common stock granted during the three month and nine month periods ended September 30, 2012, although certain options previously granted were vested. At September 30, 2012, the unrecognized compensation expense related to stock options was $2.6 million which is to be recognized over a weighted average period of approximately 2.8 years.

4. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4. Fair Value Measurements - (continued)

highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company's liability for reclassified equity contracts was measured using significant unobservable (Level 3) inputs.

In 2011, as a result of the Company entering into convertible promissory notes and issuing warrants to purchase common stock, the Company's total potential outstanding common stock exceeded the Company’s authorized shares by approximately 6.8 million shares as of December 31, 2011, as also discussed in Note 7. As a result, the Company was required to value a number of shares equal to the excess issuable on exercise of warrants and options and on conversion of convertible notes and recognize the value as a liability. Effective February 6, 2012, the Company’s stockholders approved an increase in the number of authorized shares sufficient to cover the excess. At that time, the liability was re-measured, with changes in value included in other income/(expense), and then reclassified to additional paid-in capital (thereby removing it from the Company’s liabilities).

The following table represents the activity for the Company’s liability for reclassified equity contracts for the three month and nine month periods ended September 30, 2012 and 2011:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Beginning balance	$—	$—	$29,903,000	$—
Liabilities reclassified	—	5,446,000	693,000	23,975,000
Change in value of reclassified liabilities	—	(8,875,000)	(491,000)	(7,413,000)
Liabilities reclassified to equity	—	—	(30,105,000)	—
Ending balance	$—	$(3,429,000)	$—	$16,562,000

The Company concluded that certain conversion features and warrant agreements included down-round provisions and were not indexed to the Company’s stock (and are therefore recorded as derivative liabilities). The Company recognizes the derivative liabilities at their respective fair values using a binomial model adjusted for the probability of issuance using a Monte Carlo simulation. Changes in the fair value are recorded in “Derivative valuation gain (loss)” in the condensed consolidated statements of operations. Key assumptions for determining fair values during the periods presented included expected terms ranging from between 3 and 15 months, volatility ranging from between 95% and 190% and risk-free interest rate of 0.18%.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4. Fair Value Measurements - (continued)

The Company's embedded derivative liability was measured using significant unobservable (Level 3) inputs. The following table represents the Company’s embedded derivative liability activity for the three months and nine months ended September 30, 2012 and 2011:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Beginning balance	$53,000	$2,368,000	$601,000	$839,000
Reclassification to stockholders' equity upon conversion and expiration of derivative	—	(212,000)	—	(381,000)
Embedded derivative liability recognized	—	—	—	1,389,000
Net change in fair value of embedded derivative liabilities	(35,000)	(338,000)	(583,000)	(29,000)
Ending balance	$18,000	$1,818,000	$18,000	$1,818,000

5. Liquidity and Going Concern

The Company has experienced recurring losses from operations. Net cash outflows from operations were $6.1 million for the three months ended September 30, 2012, and $14.5 million nine months ended September 30, 2012, respectively. The Company had a working capital deficit of $35.9 million at September 30, 2012.

The Company had a deficit accumulated during the development stage of $288.6 million, which included $131.7 million for operating cash flows.

Since 2004, Toucan Capital Fund II, L.P. (“Toucan Capital”), Toucan Partners LLC (“Toucan Partners”), entities controlled by Ms. Linda Powers, the managing director of Toucan Capital and managing member of Toucan Partners, and Ms. Linda Powers (collectively “Toucan”) have provided substantial funding to the Company. During the period from 2004 to 2007, the funding consisted of various loans and purchases of common stock. Under a Conversion Agreement during 2007, all loans payable to Toucan outstanding at the time were converted to preferred stock and the preferred stock was subsequently converted to common stock. As a result of additional loans, as of September 30, 2012, notes payable and accrued interest include $5.2 million convertible notes payable to Toucan. The notes payable to Toucan outstanding as of September 30, 2012, are convertible in accordance with their terms at $3.20.

The Company utilizes the services of Cognate BioServices, Inc., an entity controlled by Toucan, for manufacturing DCVax product candidates, regulatory advice, research and development preclinical activities, and managing certain aspects of clinical trials. Accounts payable to Cognate BioServices, Inc. amounted to $4.8 million as of September 30, 2012.

The Company received proceeds of $0.7 million in 2011 on an operational loan basis, from Artecel, Inc. Repayment terms as well as warrant coverage were agreed in August 2012. The note carries original issue discount of ten percent, an interest rate of ten percent, and a nine-month maturity. The note is convertible at 90% of the average of the lowest five days’ closing prices of the Company’s common stock in the twenty trading days prior to conversion. The note carries one hundred percent warrant coverage, with an exercise price of $6.40, and an exercise period of five years. The Company and Artecel have entered into three extensions of this note. In consideration of the extensions, the Company agreed to issue warrants to Artecel on the same basis as warrants have been hissued to unrelated investors for note extensions.

As of September 30, 2012, Toucan, beneficially owned (including common stock issuable upon exercise of exercisable warrants and options) approximately 4.7 million shares of common stock.

In addition to financing obtained from Toucan and related entities, the Company has raised additional capital by issuing common stock and debt securities. As of September 30, 2012 the Company had

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5. Liquidity and Going Concern - (continued)

approximately $0.1 million of cash and cash equivalents on hand. The Company will need to raise additional capital in the near future to continue to fund its clinical trials and other operating activities and there can be no assurance that its efforts to seek such funding will be successful. The Company may seek funding from Toucan Capital or Toucan Partners or their affiliates or other third parties. Such parties are under no obligation to provide the Company with any additional funds, and any such funding may be dilutive to stockholders and may contain restrictive covenants. The Company is currently exploring additional financings with several other parties; however, there can be no assurance that the Company will be able to complete any such financings or that the terms of such financings will be attractive to the Company. If the Company’s capital raising efforts are unsuccessful, its inability to obtain additional cash as needed could have a material adverse effect on the Company’s financial position, results of operations and the Company’s ability to continue its existence.

During October 2012, the Company signed agreements to retire $28.4 million of convertible notes, notes and other payables by entering into Conversion Agreements with non-affiliated and affiliated note holders and creditors of the Company, including certain of directors and executive officers. This aggregate debt amount will be converted into 8,125,494 common shares and warrants exercisable for 3,624,436 shares of common stock, effective upon the closing of a public offering which has not yet occurred prior to the date of this report. The warrants will have an exercise period of five years from the date of issuance and an exercise price of $6.40 per share.

6. Notes Payable

Notes payable consist of the following at September 30, 2012 and December 31, 2011(in thousands):

	September 30, 2012	December 31, 2011
Notes payable – current
12% unsecured originally due July 2011	$934	$935
6% unsecured due May 16, 2013 (net of discount of $0 in 2012 and $236 in 2011)	1,450	1,764
12% unsecured originally due March 2011	100	450
	$2,484	$3,149
Notes payable related parties – current
12% unsecured due June 2012 and within six months (net of discount of $0 in 2012 and $21 in 2011)	$2,177	$2,056
Convertible notes payable, net – current
6% unsecured due between March 2011 and February 2012 (net of discount of $0 in 2012 $34 in 2011)	$2,020	$2,676
0% unsecured due between December 2012 and February 2013 (net of discount of $1,463 in 2012)	1,323	—
10% unsecured due between April 2011 and February 2012 (net of discount of $0 in 2012 $38 in 2011)	50	150
10% unsecured convertible note due November 2012 (net of discount of $333 in 2012 and $1,833 in 2011)	2,667	1,167
6% unsecured due June 2012 (net of discount of $0 in 2012 and $182 in 2011)	—	839
8% unsecured convertible note due April 2013 (net of discount of $753 in 2012)	2,672	—
	$8,732	$4,832

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6. Notes Payable - (continued)

	September 30, 2012	December 31, 2011
Convertible Notes payable related party, net – current
10% unsecured due within 6 months (net of discount of $46 in 2012)	$4,429	$—
12% unsecured due June 2012	—	2,430
6% due July 2011 and November 2011 and on demand (net of discount of $0 in 2012 and $92 in 2011)	1,953	1,158
	$6,382	$3,588
Long term notes payable
6% unsecured note due October 2012	$100	$200
Long term convertible notes, net
4% unsecured due November 15, 2013 (net of discount of $0 in 2012 and $42 in 2011)	$—	$402
4% unsecured due June 30, 2013 (net of discount of $9 in 2011)	—	67
6% due April 2014 and May 2014 (net of discount of $142 in 2012)	1,382	—
4% unsecured due Sept, 2014 (net of discount of $458 in 2012)	375	—
11% unsecured convertible note due December 2013 (net of discount of $32 in 2012 and $321 in 2011)	135	964
10% unsecured convertible note due May 2015 (net of discount of $611 in 2012)	388	—
	$2,279	$1,433
Total notes payable, net	$22,155	$15,258

The holders of notes payable with an aggregate principal balance of $7.9 million converted the notes into approximately 2.0 million shares of common stock during the nine months ended September 30, 2012.

The holders of notes payable with an aggregate principal balance of $1.1 million converted the notes into 0.3 million shares of common stock during the October 2012.

The Company received aggregate proceeds of $13.2 million in connection with issuing various notes during the nine months ended September 30, 2012. Warrants for the purchase of approximately 1.5 million shares of common stock were also issued in connection with the notes. The notes are payable on various dates through May 2015 and have interest rates between 0% and 11%.

The conversion prices of the notes, with fixed terms, range between $5.28 and $6.40. The Company is currently negotiating the repayment terms for notes payable which are past due.

7. Reclassified Equity Contracts

The Company accounts for potential shares that can be converted to common stock and that if converted, will be in excess of authorized shares, as a liability that is recorded on the balance sheet (at fair value) only until the authorized number of shares is increased (at which time the whole liability will be re-measured, with changes in value included in other income/ (expense), and then reclassified to additional paid-in capital). The value of the liability was computed by valuing the securities that management believed were most likely to be converted. This liability is revalued at each reporting date with any change in value included in other income/ (expense) until such time as enough shares are authorized to cover all potentially convertible instruments.

In 2011, as a result of the Company entering into convertible promissory notes and issuing stock options, and warrants to purchase common stock, the Company's total potential outstanding common stock exceeded

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7. Reclassified Equity Contracts - (continued)

the Company's authorized shares by approximately 6.8 million shares at December 31, 2011. During 2012, the number of potential shares in excess of authorized shares increased to approximately 7 million. Effective February 6, 2012, the number of authorized common shares was increased and the liability for potential shares in excess of total authorized shares was revalued at that date. This valuation resulted in non- cash gain of approximately $0.5 million during the nine months ended September 30, 2012. The liability that was reclassified to additional paid in capital (and thereby removed from the Company’s liabilities) during the nine months ended September 30, 2012 amounted to approximately $30 million.

8. Net Income (Loss) Per Share Applicable to Common Stockholders

For the three months ended September 30, 2011, options and warrants to purchase 0.4 million shares of common stock were included in the computation of diluted net income (loss) per share because they were dilutive. Convertible debt having a face value of $5.4 million is also considered dilutive for purposes of computing diluted net income (loss) per share. The conversion of the convertible debt increases the number of shares outstanding for purposes of computing diluted net income (loss) per share by 1.3 million shares for the three month period ended September 30, 2011. In determining the amount of net income used to compute diluted earnings per share, the Company applied the “if converted method.” Accordingly, net income for the three months ended September 30, 2011, has been increased by approximately $54,000, representing interest expense that would have been avoided if the debt had been converted as of July 1, 2011. Options, warrants, and convertible debt outstanding were all considered anti-dilutive for the three and nine months ended September 30, 2012, and for the nine months ended September 30, 2011, due to net losses.

The following securities were not included in the diluted net income (loss) per share calculation because their effect was antidilutive as of the periods presented (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Common stock options	1,574	1,574	1,574	1,574
Common stock warrants	5,437	3,038	5,437	3,326
Convertible notes	2,627	757	2,627	1,978
Excluded potentially dilutive securities	9,638	5,369	9,638	6,878

9. Related Party Transactions

Cognate BioServices

In April, 2011, the Company entered into a new service agreement with Cognate Therapeutics, Inc. (“Cognate”), a contract manufacturing and services organization in which Toucan Capital has a majority interest. In addition, two of the principals of Toucan Capital are members of Cognate’s board of directors and Linda Powers who is a director of Cognate and managing director of Toucan Capital is Chairperson of the Company’s Board of Directors and Chief Executive Officer of the Company. This agreement replaces the agreement dated May 17, 2007 between the Company and Cognate, which had expired. Under the service agreement, the Company agreed to continue to utilize Cognate’s services, for certain consulting and manufacturing services to the Company for its ongoing DCVax®-Brain Phase III clinical trial. The scope of services are comparable to the prior agreement, and the structure and process for payments are simplified. Under the terms of the current agreement the Company pays Cognate a monthly facility fee and a fixed fee (in lieu of cost-plus charges) for each patient in the study, subject to specified minimum number of patients per month, plus charges for certain patient and product data services if such services are requested by the Company. The current service agreement will expire on March 31, 2016.

During the three months ended September 30, 2012 and 2011, the Company recognized approximately $3.9 million and $2.4 million, respectively, of research and development costs related to these service agreements. During the nine months ended September 30, 2012 and 2011, the Company recognized

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Related Party Transactions - (continued)

approximately $9.9 million and $5.8 million, respectively, of research and development costs related to these service agreements. As of September 30, 2012 and December 31 2011, the Company owed Cognate approximately $4.8 million and $0.6 million, respectively.

During 2009, the Company and Cognate agreed that some or most of the accounts payable owed by the Company to Cognate, will be converted into shares of common stock instead of paid in cash. The conversion price and terms will be no less favorable than the conversion price and terms applied to any other creditor of the Company. The Company will recognize the value of common stock issued in excess of the amount of accounts payable converted, if any, as a charge to operations when the conversion takes place.

Toucan Capital and Toucan Partners

In accordance with a recapitalization agreement between the Company and Toucan Capital, as amended, pursuant to which Toucan Capital agreed to recapitalize the Company by making loans to the Company, Toucan Capital, Toucan Partners and Linda Powers paid certain of the Company’s operating costs on the Company’s behalf. Pursuant to the terms of the Conversion Agreement discussed above, the recapitalization agreement ended in late 2007. Subsequent to the ending of the recapitalization agreement, Toucan Capital continued to pay certain of the Company’s operating costs, including, among others, fees and costs for the CRO (contract research organization) managing the Company’s clinical trials, legal fees and filing fees for the Company’s patents, equipment and supplies, rent, payroll for personnel, travel expenses and other costs for the Company’s operations, product pipeline and international expansion efforts.

During 2009, the Company agreed with Toucan Capital, Toucan Partners and Linda Powers that some or all of the payables owed by the Company to these parties for expense reimbursements will be converted into shares of common stock instead of paid in cash. The conversion price and terms will be no less favorable than the conversion price and terms applied to any other creditor of the Company.

In November 2012, the Company agreed to reimburse Toucan for $4.6 million of these expenses previously incurred by Toucan for the Company. Toucan agreed to receive such reimbursement in the form of stock rather than cash. Pursuant to the prior agreement of the parties, Toucan was entitled to receive conversion terms no less favorable that had been provided to any non-affiliated creditor; however, Toucan agreed instead to accept the median terms provided to non-affiliated creditors over the preceding six months. The reimbursements are payable in approximately 1.7 million shares of common stock and 0.8 million warrants. The reimbursement and the conversion terms were approved by the Company’s Board of Directors. The Company will recognize the fair value of the common stock and warrants to the extent, if any that they are in excess of the $4.6 million of accrued expenses, as a charge to operations. The reimbursements of these expenses were accrued as of September 30, 2012. Accordingly, accounts payable to Toucan amounted to $4.6 million at September 30, 2012 and $0.6 million at December 31, 2011.

In November, 2011, Toucan provided the collateral required by an unrelated investor for a loan of $2 million to the Company. The investor required that Toucan place in escrow, as collateral to secure repayment of the loan and accumulated interest, approximately 406,250 million shares of common stock of the Company owned by Toucan. Toucan placed such shares in escrow as required. The investor’s loan had a maturity of six months, expiring in May, 2012. The Company did not repay the investor’s loan at its maturity, and had not repaid the loan as of the date of this report. The investor has continued to retain Toucan’s shares of Company stock as security for the loan. In August, 2012, the Company agreed to indemnify and compensate Toucan for providing the loan collateral by issuing to Toucan warrants equal to fifty percent of the number of shares provided as collateral by Toucan, with an exercise price of $6.40 and an exercise term of five years. The Company recorded additional expenses of $0.8 million and issued 203,125 warrants during the 3rd quarter of 2012 related to this transaction.

The Company terminated its sub-lease of office space with Toucan Capital on December 31, 2009. Under the sub-lease, the Company was responsible for its portion of the lease obligations with the landlord, on a straight pass-through basis. Those obligations included rent payments to the landlord for the remaining unused

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Related Party Transactions - (continued)

term of the lease. Pursuant to an extended payment arrangement with the landlord, those payments are to be made over a number of years. The Company's obligation will be approximately $127,000 in 2012.

Notes Payable — Related Parties

Al Rajhi converted the note payable with a principal balance of $2,523,201 into 4,426,670 shares of common stock on February 9, 2012.

The Company received proceeds of $1.3 million in connection with issuing a convertible note to Toucan Partners in July, 2007. The note carried ten percent original issue discount and an interest rate of ten percent. The note is convertible at a fixed price of $3.20 per share. The note had a 2-year maturity, and was due in July 2011. The note carried one hundred percent warrant coverage, with the warrants exercisable at the same price as the conversion price, and an exercise period of five years. The Company did not repay the note at its maturity and the note was still outstanding as of September 30, 2012. The Company and Toucan have agreed to extensions on the same terms as extensions have been provided to unrelated investors whose notes have not been repaid.

The Company received proceeds of $1.5 million in connection with issuing a convertible note to Toucan Partners on February 9, 2012. The note carried 100% warrant coverage. The exercise price of the warrants is $6.40. The note is unsecured, but will become secured if the Company enters into any secured financing or if there is an event of default, as defined. The note is payable on demand with 14 days written notice and carried an original issue discount of 10% and a one-time interest charge of 10%. The conversion price of the note is 95% of the average of the lowest five days’ closing prices of the Company's common stock in the twenty trading days prior to conversion.

The Company received proceeds of $1.3 million in connection with issuing unsecured convertible notes to Toucan Partners on dates between January 3, 2012 and March 6, 2012. The notes carried 100% warrant coverage. The exercise price of the warrants is $6.40. The notes are payable on demand with between 7 and 14 days written notice and carried an original issue discount of 10% and a one-time interest charge of 10%. The conversion prices of the notes are 95% of the average of the lowest five days’ closing prices of the Company's common stock in the twenty trading days prior to conversion.

The Company received proceeds of $0.7 million from an operational loan from Artecel, Inc. in 2011. Artecel is controlled by Toucan Capital. Repayment terms as well as warrant coverage were agreed in August 2012. The note carries original issue discount of ten percent, an interest rate of ten percent, and a nine-month maturity. The note is convertible at 90% of the average of the lowest five days’ closing prices of the Company’s common stock in the twenty trading days prior to conversion. The note carries 100% warrant coverage. The warrants have an exercise price of $6.40, and an exercise period of five years. The Company and Artecel have entered into three extensions of this note. In consideration of the extensions, the Company agreed to issue warrants to Artecel on the same basis as warrants have been issued to unrelated investors for note extensions.

Other Related Parties

The Company received proceeds of $0.2 million in connection with issuing an unsecured convertible note to an officer of the Company on January 3, 2012. The notes carried 100% warrant coverage. The exercise price of the warrants is $6.40, and the exercise period is 5 years. The note is payable on demand with 7 days written notice and carried an original issue discount of 10% and a one-time interest charge of 10%. The conversion price of the note is 95% of the average of the lowest five days’ closing prices of the Company's common stock in the twenty trading days prior to conversion.

The Company received proceeds of $0.3 million in connection with issuing an unsecured convertible demand note to an officer of the Company on June 29, 2012. The conversion price was $5.28 and the interest rate was 10%. The notes carried 100% warrant coverage. The exercise price is $5.60 and the exercise period of the warrants is five years.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9. Related Party Transactions - (continued)

During 2010, 2011 and 2012 year to date, a Board member of the Company arranged multiple financings for the Company, totaling approximately $8.0 million. The Company agreed to compensate the Board member at a rate below the usual fees of investment banks for such transactions, by paying the Board member 63 thousand shares of common stock valued at $0.3 million during the third quarter of 2012.

During 2008, 2009 and 2010, the Company received approximately $1.0 million in proceeds in connection with issuing unsecured notes. The fixed conversion fixed prices range from $3.20 to $8.00 and interest rates range from 6% to 12%.

10. Stockholders’ Equity (Deficit)

Common Stock Issuances

Issuances of common stock during 2012 were as follows (shares and dollars in thousands):

Description	Shares Issued	Purchase/Conversion Price	Fair Value/Proceeds/Debt Conversion
Issuance of shares to private investors	14	$5.28	$75
Issuance of shares to private investors	14	4.32	65
Conversion of notes payable	590	6.24	3,700
Conversion of accounts payable	3	5.12	15
Total 1st Quarter 2012	621		3,855
Issuance of shares to private investors	56	3.68	207
Conversion of notes payable	23	2.24	66
Conversion of notes payable	300	2.88	866
Shares issued for consulting services	1	4.00	3
Total 2nd Quarter 2012	380		1,142
Issuance of shares to private investors	222	5.11	1,135
Conversion of notes payable	1,080	2.94	3,172
Shares issued for consulting services	190	4.76	905
Total 3rd Quarter 2012	1,492		5,212
Total Nine Months Ended September 30, 2012	2,493		$10,209

Stock Purchase Warrants

Through September 30, 2012, the Company has issued warrants to strategic partners, consultants and investors with exercise prices ranging from $2.40 to $51.84 and exercise periods ranging from three to five years. The following is a summary of warrant activity for the nine months ended September 30, 2012:

	Number of Warrants	Weighted Average Exercise Price
Outstanding as of December 31, 2011	3,568,308	$8.96
Issued	1,868,550	7.14
Outstanding as of September 30, 2012	5,436,858	$8.30

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11. Subsequent Events

During October 2012, the Company signed agreements to retire $28.4 million of convertible notes, notes and other payables by entering into Conversion Agreements with non-affiliated and affiliated note holders and creditors of the Company, including certain of directors and executive officers. This aggregate debt amount will be converted into 8,125,494 common shares and warrants exercisable for 3,624,436 shares of common stock, effective upon the closing of a public offering. The warrants will have an exercise period of five years from the date of issuance and an exercise price of $6.40 per share.

During October and November 2012, the Company issued 1.0 million shares of common stock and received $5 million in private placement transactions. In addition, the holders of notes payable with an aggregate principal balance of $1.1 million converted the notes into 0.3 million of common stock during October 2012.

In November 2012, the Company agreed to reimburse Toucan for $4.6 million of Company operations expenses previously incurred. Toucan agreed to receive such reimbursement in the form of stock rather than cash. Pursuant to the prior agreement of the parties, Toucan was entitled to receive conversion terms no less favorable that had been provided to any non-affiliated creditor. However, Toucan agreed instead to accept the median terms provided to non-affiliated creditors over the preceding six months. The reimbursements of such expenses are payable in approximately 1.7 million shares of common stock and 0.8 million warrants. The Company will recognize the fair value of the common stock and warrants in excess of the $4.6 million of accrued expenses, if any, as a charge to operations. Pursuant to the prior agreement of the parties, Toucan was entitled to receive conversion terms no less favorable that had been provided to any non-affiliated creditor; however, Toucan agreed instead to accept the median terms provided to non-affiliated creditors over the preceding six months. The reimbursement of such expenses and the terms were approved by the Board of Directors. These expenses were accrued as of September 30, 2012.

2,250,000 Shares of Common Stock
Warrants to Purchase 1,125,000 Shares of Common Stock

PROSPECTUS

Aegis Capital Corp

           , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table provides information regarding the various actual and anticipated expenses (other than underwriting discounts) payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NASDAQ initial listing fee.

Nature of Expense	Amount
SEC registration fee	$3,199
FINRA filing fee	5,047
NASDAQ initial listing fee	75,000
Accounting fees and expenses	150,000
Legal fees and expenses	250,000
Transfer agent’s fees and expenses	15,000
Printing and related fees	75,000
Miscellaneous	26,754
Total	$600,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Seventh Amended and Restated Certificate of Incorporation, as amended or the Certificate of Incorporation provides that no director will be personally liable to the company or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the company and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of the company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the Delaware General Corporation Law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities

During the three months ended June 30, 2010, the Company sold to private investors 145,833 shares of common stock at $12.00 per share for net proceeds of $1,750,000. In connection with this private placement, the Company issued warrants to purchase 145,833 shares of common stock.

On July 2, 2010, the Company completed execution of a Conversion and Extension Agreement with SDS Capital (“SDS”) for the conversion or extension of all outstanding debt held by SDS, and new investment of two hundred and fifty thousand dollars ($250,000) in restricted Common Stock. The Conversion and Extension Agreement with SDS Capital relates to investment debt of $2 million plus accumulated interest. In October 2008, SDS loaned the Company $1 million, with an original maturity of six months and an annual interest rate of twelve percent. In November 2008, SDS loaned the Company an additional $1 million, also with an initial maturity of six months and an annual interest rate of twelve percent. SDS previously agreed to extend the maturity of the two loans on terms to be negotiated with the Company.

Under the terms of a conversion and extension agreement, SDS converted $1,060,000, representing principal and accrued interest on an unsecured 12% loan made in November 2008 into 331,250 shares of common stock during May 2010 and December 2010. The value of the stock issued to SDS in excess of the carrying amount of the loan principal and accrued interest payable that was converted was $4,673,000.

In July 2010, the Company sold to Toucan Partners 54,167 shares of common stock at $12.00 per share for net proceeds of $650,000. In connection with this private placement, the Company issued warrants to purchase 5,417 shares of common stock.

The Company received proceeds of $1,750,000 in connection with issuing a 6% unsecured convertible note to Regen Med on July 14, 2010. The note was due on September 14, 2010, and was convertible at $12.00. Five year warrants to purchase 145,833 shares of common stock at an exercise price of $12.00 were issued to Regen Med in connection with the note. On the maturity date, September 14, 2010, the term of the note was extended to October 1, 2010. On September 28, 2010, two entities repaid $350,000 of the principal directly to Regen Med, and the two entities assumed the rights under the note payable agreement. On October 1, 2010, Toucan Partners repaid $900,000 of the principal directly to Regen Med, and assumed the rights under the note payable. Also on October 1, 2010, an individual repaid $500,000 of the principal directly to Regen Med, and assumed the rights under the note payable. In connection with the repayment to Regen Med by the individual and entities described above, the Company issued replacement 6% unsecured convertible notes with aggregate principal of $1,750,000 with a term of 60 days on September 28 and October 1, 2010. The notes were convertible at $12.00. Five year warrants to purchase 133,063 shares of common stock were issued in connection with the notes. The exercise price of the warrants included down-round protection. The Company repaid $551,000 of the notes issued on September 28 and October 1, 2010 to unrelated parties and repaid $900,000 of the note issued on October 1, 2010 to Toucan Partners during 2010 (during 2011, the Company repaid the remaining principal of $299,000 under the replacement notes).

On October 1, 2010 the Company entered into unsecured 6% Loan Agreements and Promissory Notes (the “Additional October Note”) with an unrelated third party in the amount of $500,000, on the same terms and conditions as the September Notes with non-affiliated investors, and used the proceeds to partially repay the Bridge Funding. The notes had a term of 60 days and were convertible into shares of the Company’s common stock at $12.00 per share.

On October 19, 2010, we sold approximately 12,500 shares of common stock at a purchase price of $12.00 per share and raised aggregate gross proceeds of approximately $150,000 in a closed equity financing with an unrelated investor. We issued a three year warrant to purchase 1,250 shares of common stock at an exercise price of $12.00 per share.

On November 29, 2010 the Company received $295,000 upon issuing unsecured 10% convertible loan agreements and promissory notes due on May 29, 2011 to a group of non-affiliated investors. The terms promissory notes have a principal amount of $324,500 (reflecting an original issue discount of $29,500).

On December 16, 2010 the Company entered into a $100,000 unsecured 10% convertible loan agreement with a non affiliated party due March 17, 2011. Warrants to purchase 8,333 shares of common stock at an exercise price of $12.00 per share were issued with the loan agreements.

On December 16, 2010, the Company entered into an agreement to potentially borrow up to $3,050,000 in tranches from a non affiliated third party (the “Lender”). As of December 31, 2010 formal agreements have been closed for a borrowing of $1,450,000. Under this arrangement, the Lender provides secured collateralized promissory notes to the Company for the funding tranches (“Lender Notes”). The notes are secured by certain assets of the Lender, which makes the funding eligible for certain securities law treatment for the Lender (the Lender investment is a recourse loan to the Company) which the Lender considers beneficial. When the Lender advances a tranche of funding under a Lender Note to the Company, that funding becomes a repayment obligation of the Company, which is embodied in a convertible promissory note from the Company to the Lender (the “Company Note”). The Company may repay any advance from the Lender at any time with either cash, surrender of the collateral, or surrender of the Company Note which would terminate the Company’s obligation under such Lender Notes.

As of December 31, 2010, the Lender had executed Lender Notes to the Company with principal amounts of $950,000 and $500,000. These Lender Notes carry a one-time interest charge equal to 11 percent of the principal payable at maturity. The Lender Notes have a maturity date of December 16, 2013. In the event that the Lender fails to meet its obligations under its notes, the Company has recourse to liquidate the security collateralizing the loan. The proceeds generated from liquidating the collateral will also be treated as Lender Note.

As of December 31, 2010 $350,000 had been advanced against the $950,000 Lender Note.

As of December 31, 2010, the Company had executed corresponding Company Notes, payable to the Lender, with principal amounts of $1,050,000 (reflecting the $950,000 principal amount in the Lender’s note, plus an original issue discount of $100,000) and $550,000 (reflecting the $500,000 principal amount in the Lender’s note, plus original issue discount of $50,000). The Company Notes also carry a one-time interest charge of 10 percent payable at maturity. The Company Notes have a maturity date of December 16, 2013. The conversion price of the advances is 80% of the average five day closing price of the Company’s common stock for the twenty five days prior to conversion (the market price was subsequently reduce to 70%). The Company Notes may be surrendered to terminate the Company’s obligation under the Lender Notes. The Company has not incurred an obligation under the Company Notes until they are surrendered.

As of December 31, 2010, SDS sold a promissory note in the original principal amount of $1,000,000 to three non-affiliated, third parties. The Company exchanged the note for amended convertible notes with the following terms:

(1)	A convertible note in the amount of $370,000. The note matures on December 20, 2011 and carries a one-time interest charge payable at maturity of $37,000. The note is convertible into shares of the Company’s stock at a conversion price equal to 70 percent of the average daily closing bid price for the ten trading day period preceding the date of the conversion notice which was $7.52 on the date the note was issued.
(2)	A convertible note in the amount of $130,000. The note matures on June 2, 2011 and carries zero interest. The note is convertible into shares of the Company’s stock at a conversion price equal to 80 percent of the average of the five lowest closing prices in the 25 days previous to the conversion date which was $8.64 on the date the note was issued. Any amount that is still outstanding at maturity is repayable in cash.
(3)	A convertible note in the amount of $500,000. The note matures on June 2, 2011 and carries zero interest. The note is convertible into shares of the Company’s stock at a conversion price equal to the lesser of (i) the average of the closing prices for the ten trading days preceding the issue date of this note which was $10.72, or (ii) seventy percent of the volume weighted average price for the fifteen trading days prior to a conversion date. The conversion price is adjustable for down rounds as long as any amount due is outstanding under the note, subject to substantial exceptions.

On December 31, 2010, the Company received $790,000 from an existing investor, SDS Capital (“SDS”), as of December 31, 2010 in the form of a Note with a maturity of July 2011, and an annual interest rate of twelve percent (12%). SDS also received ten percent (10%) warrant coverage. The warrants have an exercise period of five years, and an exercise price of seventy-five cents ($0.75) per share.

In January 2011 the Company entered into securities purchase agreements with a non-affiliated investors, under which the investors purchased 12,500 shares of common stock for $210,000. The investor received a five year warrant to purchase 11,719 shares of common stock at an exercise price of $12.80 per share and a five year warrant to purchase 5,859 shares at $12.80 per share.

On January 19, 2011, the Company entered into an agreement to borrow up to $2,220,000 under two convertible notes. The first note for $1,120,000 carries an original issue discount of 10% and annual interest of 9% and is due on June 30, 2012. The second note for $1,100,000 carries an original issue discount of 10% and annual interest of 6% and is due on December 31, 2013. Both notes were initially convertible into shares of the Company's common stock, at 80% of the average price of the Company's common stock for the five lowest trading days during the 10 days immediately preceding conversion. The conversion prices of the notes have down-round protection upon the occurrence of specified events. The proceeds of Note 1 of $1 million were received at closing on January 21, 2011, and $1,159,000 of the principal and interest was subsequently converted into 248,200 shares of common stock. The proceeds of Note 2 initially were to be received in four monthly tranches starting on July 19, 2011. On May 4, 2011, the Company received funding of $600,000 under Note 2 and agreed to modify the terms of the agreement to accelerate advances under Note 2, and lower the market price discount from 80% to 70% for both Note 1 and Note 2. On December 16, 2011, the Company received the remaining $400,000 advance under Note 2.

On March 1, 2011, the Company into a transaction under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Act”) with Socius CG II, Ltd. (“Socius”). Pursuant to this initial 3(a)(10) transaction, Socius purchased certain claims for payment totaling $1,650,000 from Cognate BioServices, Inc.(“Cognate”) which Cognate had with respect to the Company. Thereafter, Socius elected to convert the claims into shares of the Company’s common stock. The conversion was effected through a settlement agreement between Socius and the Company. The settlement agreement was then the subject of a court proceeding (nominally brought by Socius against the Company, but handled on a cooperative basis through a Joint Stipulation by both parties) in order to obtain court approval of the settlement in accordance with the requirements of Section 3(a)(10). That Court approval was obtained on March 1, 2011. Pursuant to the settlement, the full amount of the $1,650,000 debt will be converted into shares of common stock at a conversion price equal to a thirty percent discount from the market price, with the market price being determined over a reference period of up to twenty (20) trading days from the date hereof (the “Reference Period”). In addition, the settlement provided that an equal amount of shares of common stock are to be delivered by the Company to Socius on a temporary basis, as a form of security during the Reference Period. At the end of the Reference Period, a true-up mechanism will be applied to confirm the final number of conversion shares based on the market price.

On March 30, 2011, a private non-affiliated investor provided $500,000 of funding to the Company. This funding was provided pursuant to a convertible note due three years after the date of issuance. The note is convertible into the Company’s common stock at any time during its term at a conversion price equal to a twenty percent (20%) discount from the market price at the time of conversion. The note carries an annual interest rate of ten percent (10%), and Original Issue Discount of ten percent (10%). The note comprises a tranche of the funding arrangement entered into by the Company and the private investor on December 14, 2010, as previously reported.

On March 31, 2011, Toucan Partners provided a matching amount of funding ($500,000) to the Company, in the same form (convertible note) and on the same terms and conditions as the private investor’s funding mentioned immediately above.

On May 2, 2011, the Company entered into securities purchase agreements with two non-affiliated investors, under which the investors purchased 19,531 shares of common stock for $150,000.

On May 2, 2011, the Company entered into securities purchase agreements with a non-affiliated investor, under which the investor purchased 7,234 shares of common stock for $50,000. The investor received a three year warrant to purchase 723 shares of common stock at an exercise price of $6.91.

On May 5, 2011, a private non-affiliated investor provided $600,000 of funding to the Company. This funding was provided pursuant to a convertible note due in June 2012. The note is convertible into the Company’s common stock at any time during its term at a conversion price equal to a 30% discount from the market price at the time of conversion. The note carries an annual interest rate of six percent, and Original Issue Discount of 10%. The note comprises a tranche of the funding arrangement entered into by the Company and the private investor on January 19, 2011, as previously reported.

In May 2011, the Company issued 8,333 shares of common stock and a five warrant to purchase 7,813 shares of common stock at an exercise price of $12.80 per share. The issuance was made pursuant to a securities purchase agreement with a non-affiliated investor under which the Company received $100,000.

On May 16 and May 25, 2011, a private non-affiliated investor provided $500,000 and $50,000, respectively, of funding to the Company. This funding was provided pursuant to a convertible note due three years after the date of issuance. The note is convertible into the Company’s common stock at any time during its term at a conversion price equal to a 20% discount from the market price at the time of conversion. The note carries a one-time interest charge of ten percent 10%, and Original Issue Discount of 10%. The notes comprise tranches of the funding arrangement entered into by the Company and the private investor on December 14, 2010.

On May 31, 2011, a private non-affiliated investor provided $3,000,000 of funding to the Company. This funding was provided pursuant to convertible note due in November 2012. The notes are convertible into the Company’s common stock upon maturity of the notes at a conversion price $9.12 per share. The notes carry an annual interest rate of 10%.

On June 9, 2011, the Company entered into securities purchase agreements with a non-affiliated investor, under which the investors purchased 27,412 shares of common stock for $250,000. The SPA also provides for the issuance of a warrant to purchase 5,482 shares at an exercise price of $9.12.

On June 14, 2011, the Company entered into securities purchase agreements with a non-affiliated investor, under which the investors purchased 6,510 shares of common stock for $75,000. The SPA also provides for the issuance of a warrant to purchase 651 shares at a price of $11.52 per share.

On June 24, 2011, the Company entered into securities purchase agreements with a non-affiliated investor, under which the investors purchased 1,320 shares of common stock for $15,000. The SPA also provides for the issuance of a warrant to purchase 217 shares at an exercise price of $11.52.

On June 28, 2011, the Company entered into securities purchase agreements with The Richard M. Schulze Family Foundation, under which the Foundation purchased 412,138 shares of common stock for $4,550,000. The SPA also provides for the issuance of a warrant to purchase 98,913 shares at an exercise price of $11.04 and a warrant to purchase 45,335 shares at an exercise price of $9.12.

In September 2011, the Company issued a fiver year warrant to purchase 9,823 shares of common stock at an exercise price of $12.00 per share and a five year warrant to purchase 1,592 shares of common stock at an exercise price of $8.00 per share in connection with an extension of a loan of $115,000 made to the Company by an Officer of the Company in November 2010.

In September 2011, the Company issued a warrant to purchase 31,563 shares of common stock at an exercise price of $12.00 per share with an exercise period of five years in connection with an extension of a loan of $500,000 made to the Company by an Officer of the Company in October 2010.

In September 2011 the Company issued a warrant to purchase 56,813 shares of common stock at an exercise price of $12.00 per share with an exercise period of five years in connection with an extension of a loan of $900,000 originally made to the Company by Toucan Partners in October 2010.

In September 2011 the Company issued a warrant to purchase 5,250 shares of common stock at an exercise price of $8.00 per share with an exercise period of five years in connection with an extension of a loan of $150,000 made to the Company by a an Officer of the Company in March 2009.

In September 2011 the Company issued a warrant to purchase 7,969 shares of common stock at an exercise price of $8.00 per share with an exercise period of five years in connection with an extension of loans in the amount of $100,000 made to the Company by Officers of the Company in Oct 2008.

On September 30, 2011 the Company converted a $605,000 note held by a related party to 126,042 shares of common stock using a conversion price of $4.80per share.

On October 7, 2011, the Company issued 34,375 shares of common stock as a result of the conversion of $143,790 of notes payable. On October 12, 2011, the Company issued 16,447 shares of common stock for $150,000 as a result of an equity purchase.

On October 20, 2011, the Company issued 62,500 shares of common stock as a result of a conversion of $263,312 of notes payable.

As of October 24, 2011, the Company agreed that the 46,875 shares issued to Toucan Partners on June 6, 2010, would be used to settle $150,000 of the $1.3 million note payable to Toucan Partners.

On October 27, 2011, the Company issued 6,230 shares of common stock as a result of the conversion of $30,000 of notes payable. On October 27, 2011, the Company issued 31,250 shares of common stock as a result of the conversion of $150,800 of notes payable. On October 27, 2011, the Company issued 9,759 shares of common stock as a result of the conversion of $50,000 of notes payable.

On November 1, 2011, the Company issued 126,042 shares of common stock as a result of the conversion of $605,000 of related party notes payable.

On November 14, 2011 the Registrant entered into a six month (6) non-convertible loan agreement with Four M for a loan in the principal amount of $2,000,000 and an annual interest rate of 6%. In connection with the loan, the Company issued the lender warrants to purchase 65,790 shares of the Company’s common stock, par value $0.001 per share, at an exercise price of $9.12 per share and an exercise period of five years.

On November 25, 2011 the Company issued 2,875,000 shares of common stock as a result of the conversion of $9.2 million of related party accounts payable.

On November 28, 2011, the Company entered into an agreement with an existing non-affiliated investor, resolving $5,046,401 of debt (principal and accumulated interest and Original Interest Discount). This debt arose from a $4 million Note which was entered into by the Company and the investor during May, 2008, with a 6-month maturity and a twelve percent annual interest rate, and which has previously been extended. Pursuant to the agreement, $2,523,201, comprising half of the total amount due, is being converted into common stock of the Company, par value $0.001, and $2,523,201, comprising the other half of the total amount due, is being repaid in cash, through a series of installment payments.

On December 1, 2011, the Company issued 18,750 shares of common stock as a result of the conversion of $88,416 of notes payable.

On December 6, 2011, the Company issued 12,500 shares of common stock as a result of the conversion of $51,083 of notes payable.

On December 8, 2011, the Company issued 3,249 shares of common stock as a result of the conversion of $15,000 of notes payable.

The Company entered into an $802,000 convertible note with a non-affiliated investor (the “Note”), completing a series of transactions initially entered into on January 19, 2011, with the investor. The Note provided for OID of ten percent and an annual interest rate of nine percent. The Note attributed $220,000 of the proceeds as a payment in lieu of the Company drawing upon an earlier convertible borrowing obligation of $666,666 which would have carried a 40% discount to the market price upon conversion. The Note also provided for an additional $500,000 advance to the Company and is convertible at any time after closing. The conversion price for the $500,000 tranche is equal to a twenty percent discount from the market price at the time of conversion. The conversion price for the $220,000 tranche is equal to a fifteen percent discount from the market price at the time of conversion.

On January 20, 2012, the Company entered into a securities purchase agreement, under which the investor purchased 14,205 shares of common stock for $75,000. The SPA also provides for the issuance of a five year warrant to purchase 3,516 shares at an exercise price of $6.40.

On January 31, 2012, the Company completed financings involving several parties and a series of tranches. The Company entered into two convertible notes totaling $505,000 with Toucan Partners (the “Toucan Notes”). These Toucan Notes provided for OID of ten percent and an annual interest rate of six percent. The Toucan Notes are convertible at any time after closing. The conversion price is equal to a five percent discount from the market price at the time of conversion. The Toucan Notes are payable on demand, with one week prior notice. The Toucan Notes include 100% warrant coverage.

The Company entered into a $200,000 convertible note with an officer of the Company (the “Affiliate Note”). The Affiliate Note provided for OID of ten percent and an annual interest rate of six percent. The Affiliate Notes are convertible at any time after closing. The conversion price is equal to a five percent discount from the market price at the time of conversion. The Affiliate Note is payable on demand, with one week prior notice. The Affiliate Note includes 100% warrant coverage.

On February 9, 2012, the Company entered into an agreement with Toucan Partners LLC for financing of up to $2.25 million. Toucan provided the first $1.5 million of the funding at the time of execution, and subsequently provided the further funding, as described below, when certain consents were obtained. In consideration of the financing, the Company issued to Toucan a convertible promissory note (the “Toucan Note”). The Toucan Note bears an OID of ten percent. The Toucan Note is payable on demand, with fourteen days’ prior notice. The Toucan Note is convertible at any time at a five percent discount to the market price of the common stock at the time of conversion. The Toucan Note is unsecured, but will become secured if the Company enters into any secured financing or encumbrance upon its assets while any portion of the Toucan Note remains outstanding or if there is an event of default under the Toucan Note. Pursuant to the Toucan Note, the Company also issued to Toucan warrants to purchase shares of the Company’s common stock, comprising one hundred percent warrant coverage of the repayment amount under the Note. The exercise price of the warrants will be $6.40 per share if the Company can obtain a waiver of any applicable anti-dilution provisions. If such waiver is not obtained, the exercise price of the warrants will be $9.12 per share, and the warrant coverage will be correspondingly increased.

On March 2, 2012, the Company received $250,000 as the 2nd tranche of the $2.25 million financing agreement with Toucan Partners LLC. The terms of this tranche (including OID, interest and 100% warrant coverage) were the same as the terms of the first tranche of the $2.25 million financing.

On March 6, 2012 the Company received $500,000 as the 3nd tranche of the $2.25 million financing agreement with Toucan Partners LLC. The terms of this tranche (including OID, interest and 100% warrant coverage) were the same as the terms of the first tranche of the $2.25 million financing.

On March 15, 2012, the Company issued 13,542 shares of common stock to a private investor at $4.80 per share for net proceeds of $65,000.

During April and May 2012, the Company received aggregate proceeds of $2.5 million related to the issuance of an 8% secured convertible note payable to Four M Purchasers (“Four M”). The note is payable on April 2, 2013, and is convertible at a price of $6.40 per share. Warrants to purchase 390,625 shares of common stock at an exercise price of $6.40 for five years were issued in connection with the note. The agreement provided that Four M advanced the Company $500,000 upon executing the agreement and would advance the remaining $2 million (on a 2:1 basis) when those funds were matched by other investors.

The Company obtained $935,000 in matching funds from other investors, pursuant to 8% convertible notes due in April 2013. In connection with the issuance of these convertible notes, the Company also issued warrants to purchase 146,094 shares of common stock at an exercise price of $6.40 per share for five years. Also, in April, the Company issued 56,250 shares of common stock to a non-affiliate investor for proceeds of

$207,000, and issued a warrant to purchase 56,250 a portion of which constituted matching funds under the Four M agreement, shares of common stock at an exercise price of $6.40 per share for five years.

Additionally, the Company issued 648 shares of its Common Stock with a fair value of $2,281 in consideration of consulting services rendered in April 2012.

On June 28, 2012, the Company issued a note to an officer of the Company in the amount of $280,000. The note is payable upon demand with seven days prior notice to the Company. The note includes an OID of 10%. The Company also issued a five year warrant to purchase 800,000 shares of the Company’s common stock at an exercise price of $5.60 per share.

On July 16, 2012, the Company entered into a Securities Purchase Agreement for the sale of a note and warrants to purchase shares of common stock. Pursuant to the agreement, the Company issued a note in the aggregate principal amount of $1,100,000 and warrant exercisable at $6.40 per share to purchase 78,125 shares of common stock. The note is convertible into shares of the Company’s common stock at a price of 80% of the market price at the time of conversion, determined according to a market based formula. In addition, the Company issued 78,125 shares of common stock to the investor at a fee.

On July 30, 2012, the Company entered into a Securities Purchase Agreements for the sale and issuance of an aggregate of 82,385 shares of common stock at a price of $5.28 per share for proceeds of $435,000. The Company also issued five year warrants to the investors to purchase an aggregate of 41,191 shares of common stock at an exercise price of $5.60.

On August 6, 2012, the Company entered into a Securities Purchase Agreement for the sale of OID Convertible Notes (the “OID Notes”) and warrants (the “August 2012 Warrants”) to purchase shares of common stock of the Company. Pursuant to the agreement, the Company issued notes in the aggregate principal amount of $1,136,665 and August 2012 Warrants exercisable at $5.60 per share to purchase an aggregate 118,403 shares of common stock of the Company.

In August 8, 2012, the Company entered into a Securities Purchase Agreement with a director for the sale and issuance of 35,714 shares of common stock at a price of $5.60 per share for proceeds of $200,000. The Company also issued a five year warrant to purchase 17,857 shares of common stock at an exercise price of $5.60.

On August 17, 2012, the Company entered into a note purchase agreement with a non-affiliated investor for the sale and issuance of a convertible promissory note in the principal amount of $1,105,000. The investor may elect to convert all or part of the note into common stock, beginning 180 days after the issuance of the note at a conversion price of $20.00 per share. The note matures 19 months after the issue date. The note includes an original issue discount of $100,000 and transaction fees of $5,000. Interest on the note accrues at a rate of 8% per annum.

On August 27, 2012, the Company entered into a Securities Purchase Agreement for the sale of a note and warrants to purchase shares of common stock at $6.40 per share to a non-affiliated investor. Pursuant to the agreement, we issued a note in the principal amount of $500,000 and warrants to purchase 39,063 shares of common stock.

On September 11, 2012, the Company sold a convertible promissory note to a non-affiliated investor in the principal amount of $833,333. The note has a 2-year term, and matures on September 11, 2014. The note includes an Original Issue Discount of ten percent. Interest on the Note accrues at a rate of 4% per annum, which will be paid in shares of our common stock. The investor may elect to convert all or part of the note into common stock, beginning on March 11, 2013 at a conversion price equal to 90% of the market price at the time of conversion, as long as the Company has an effective, applicable registration statement in place within ninety days of the issuance of the note. In addition, we issued to the investor a five year warrant exercisable for 39,062 shares of common stock with a warrant exercise price of $6.40 per share.

On September 27, 2012, the Company entered into a note purchase agreement with a non-affiliated investor for the sale and issuance of a convertible promissory note in the principal amount of $500,000. The note is convertible into shares of common stock at a conversion price of $15.00 per share, at the election of the investor beginning 180 days after the issuance of the note. The note matures 19 months after the issue date. The note includes an original issue discount of ten percent, and transaction fees of $5,000. Interest on the note accrues at a rate of 8% per annum.

On September 28, 2012, the Company entered into a Securities Purchase Agreement for the sale and issuance of 104,167 shares of common stock at a price of $4.80 per share for proceeds of $500,000.

In October 2012, the Company entered into Securities Purchase Agreements for the sale and issuance of an aggregate of 833,333 shares of common stock at a price of $4.80 per share for proceeds of $4,000,000.

On November 5, 2012, the Company entered into a Securities Purchase Agreement with a private investor for the sale and issuance of 208,333 shares of common stock at a price of $4.80 per share for proceeds of $1,000,000.

The sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D. The agreements executed in connection with this sale contain representations to support the Company’s reasonable belief that the security holder had access to information concerning the Company’s operations and financial condition, the security holder acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the security holder is sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act). In addition, the issuances did not involve any public offering; the Company made no solicitation in connection with the sale other than communications with the security holder; the Company obtained representations from the security holder regarding their investment intent, experience and sophistication; and the security holder either received or had access to adequate information about the Company in order to make an informed investment decision. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Seventh Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.1 filed with the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1(File No. 333-134320) on July 17, 2006)
3.2	Third Amended and Restated Bylaws of the Company (incorporated by reference to exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K on June 22, 2007)
3.3	Amendment to Seventh Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K on June 22, 2007)
3.4	Amendment to Seventh Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.4 filed with Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 on January 28, 2008)
3.5	Amendment to Seventh Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.1 filed with the Registrant’s Quarterly Report on Form 10-Q on May 21, 2012)
3.6	Amendment to Seventh Amended and Restated Certificate of Incorporation (incorporated by reference to exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K on September 26, 2012).
4.1	Form of common stock certificate (incorporated by reference to exhibit 4.1 filed with the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-67350) on November 14, 2001)
4.2	Form of Warrant Agency Agreement by and between Northwest Biopharmaceuticals, Inc. and Computershare Trust Company, N.A. and Form of Warrant Certificate.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP.
10.1	Amended and Restated Loan Agreement and 10% Promissory Note dated November 14, 2005 in the principal amount of $400,000 as amended and restated on April 14, 2007 between the Company and Toucan Partners, LLC (incorporated by reference to exhibit 10.1 filed with the Registrant’s Form 10-K on April 17, 2007)
10.2	Second Amended and Restated Loan Agreement and 10% Promissory Note originally dated December 30, 2005, and amended and restated on April 17, 2006 and April 14, 2007 in the principal amount of $250,000 between the Company and Toucan Partners, LLC (incorporated by reference to exhibit 10.2 filed with the Registrant’s Form 10-K on April 17, 2007)
10.3	Second Amended and Restated Loan Agreement and 10% Promissory Note originally dated March 9, 2006, and as amended and restated on April 17, 2006 and April 14, 2007 in the principal amount of $300,000 between the Company and Toucan Partners, LLC (incorporated by reference to exhibit 10.3 filed with the Registrant’s Form 10-K on April 17, 2007)
10.4	Form of Loan Agreement and 10% Convertible, Promissory Note between the Company and Toucan Partners, LLC (incorporated by reference to exhibit 10.4 filed with the Registrant’s Form 10-K on April 17, 2007)
10.5	Second Amended and Restated Investor Rights Agreement dated June 22, 2007 between the Company and Toucan Capital Fund II, LLP (incorporated by reference to exhibit 10.3 filed with the Registrant’s Current Report on Form 8-K on June 22, 2007)
10.6	Warrant to purchase securities of the Company dated July 26, 2005 issued to Toucan Capital Fund II, L.P (incorporated by reference to exhibit 10.3 filed with the Registrant’s Current Report on Form 8-K on August 1, 2005)
10.7	Warrant to purchase securities of the Company dated September 7, 2005 issued to Toucan Capital Fund II, L.P (incorporated by reference to exhibit 10.3 filed with the Registrant’s Current Report on Form 8-K on September 9, 2005)
10.8	Amended Form of Warrant to purchase securities of the Company dated November 14, 2005 and April 17, 2006, as amended April 14, 2007, issued to Toucan Partners, LLC (incorporated by reference to exhibit 10.21 filed with the Registrant’s Form 10-K on April 17, 2007)
10.9	Form of Warrant to purchase securities of the Company dated April 14, 2007 issued to Toucan Partners, LLC (incorporated by reference to exhibit 10.22 filed with the Registrant’s Form 10-K on April 17, 2007)
10.10	Loan Agreement and 10% Convertible Promissory Note in the principal amount of $100,000 between the Company and Toucan Partners, LLC, dated April 27, 2007 (incorporated by reference to exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K on May 3, 2007)
10.11	Warrant to purchase securities of the Company issued to Toucan Partners, LLC, dated April 27, 2007 (incorporated by reference to exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K on May 3, 2007)
10.12	Form of Toucan Partners Loan Agreement and 10% Convertible Note, dated as of June 1, 2007 (incorporated by reference to exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K on June 7, 2007)
10.13	Form of Toucan Partners Warrant, dated as of June 1, 2007 (incorporated by reference to exhibit 10.2 filed with the Registrant’s Current Report on Form 8-K on June 7, 2007)
10.14	Amended and Restated Warrant to purchase Series A Preferred Stock issued to Toucan Capital Fund II, L.P., dated as of June 1, 2007 (incorporated by reference to exhibit 10.3 filed with the Registrant’s Current Report on Form 8-K on June 7, 2007)
10.15	Warrant to purchase Series A-1 Preferred Stock issued to Toucan Capital Fund II, L.P., dated as of June 1, 2007 (incorporated by reference to exhibit 10.4 filed with the Registrant’s Current Report on Form 8-K on June 7, 2007)

Exhibit Number	Description
10.16	Warrant to purchase Series A-1 Preferred Stock issued to Toucan Capital Fund II, L.P., dated as of June 1, 2007 (incorporated by reference to exhibit 10.5 filed with the Registrant’s Current Report on Form 8-K on June 7, 2007)
10.17	Northwest Biotherapeutics, Inc. $225,000 Demand Note dated June 13, 2007 (incorporated by reference to exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K on June 18, 2007)
10.18	Conversion Agreement dated June 15, 2007 and effective June 22, 2007 between the Company and Toucan Capital Fund II, LLP (incorporated by reference to exhibit 10.1filed with the Registrant’s Current Report on Form 8-K on June 22, 2007)
10.19**#	Services Agreement between Cognate BioServices, Inc. and Northwest Biotherapeutics dated April 1, 2011
10.20	1998 Stock Option Plan (incorporated by reference to exhibit 10.15 filed with the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-67350) on November 14, 2001)
10.21	1999 Executive Stock Option Plan (incorporated by reference to exhibit 10.16 filed with the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-67350) on November 14, 2001)
10.22	2001 Stock Option Plan (incorporated by reference to exhibit 10.17 filed with the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-67350) on November 14, 2001)
10.23	2001 Nonemployee Director Stock Incentive Plan (incorporated by reference to exhibit 10.18 filed with the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-67350) on November 14, 2001)
10.24	Employee Stock Purchase Plan (incorporated by reference to exhibit 10.19 filed with the Registrant’s Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-67350) on November 14, 2001)
10.25	2007 Stock Option Plan (incorporated by reference to exhibit 10.5 filed with the Registrant’s Current Report on Form 8-K on June 22, 2007)
10.26	Form of Stock Option Agreement under the 2007 Stock Option Plan (incorporated by reference to exhibit 10.2 filed with the Registrant’s Registration Statement on Form S-8 on November 21, 2007)
10.27	Loan Agreement and Promissory Note, dated May 6, 2008 between the Company and Al Rajhi Holdings WLL (incorporated by reference to exhibit 4.5 filed with the Registrant’s Current Report on Form 8-K on May 15, 2008)
10.28	Loan Agreement and Promissory Note, dated August 19, 2008 between the Company and Toucan Partners LLC (incorporated by reference to exhibit 10.1 filed with the Registrant’s Quarterly Report on Form 10-Q on August 19, 2008)
10.29	Loan Agreement and Promissory Note, dated October 1, 2008 between the Company and SDS Capital Group SPC, Ltd (incorporated by reference to exhibit 10.2 filed with the Registrant’s Quarterly Report on Form 10-Q on November 19, 2008)
10.30	Warrant, dated October 1, 2008, between the Company and SDS Capital Group SPC, Ltd (incorporated by reference to exhibit 10.3 filed with the Registrant’s Quarterly Report on Form 10-Q on November 19, 2008)
10.31	Loan Agreement and Promissory Note, dated October 21, 2008, between the Company and SDS Capital Group SPC, Ltd (incorporated by reference to exhibit 10.4 filed with the Registrant’s Quarterly Report on Form 10-Q on November 19, 2008)
10.32	Form of Loan Agreement and Promissory Note, between the Company and a Group of Private Investors (incorporated by reference to exhibit 10.5 filed with the Registrant’s Quarterly Report on Form 10-Q on November 19, 2008)

Exhibit Number	Description
10.33	Form of Warrant, between the Company and SDS Capital Group SPC. Ltd and a Group of Private Investors (incorporated by reference to exhibit 10.6 filed with the Registrant’s Quarterly Report on Form 10-Q on November 19, 2008)
10.34	Loan Agreement and Promissory Note, dated December 22, 2008, between the Company and Toucan Partners LLC (incorporated by reference to exhibit 10.62 filed with the Registrant’s Form 10-K on April 15, 2009)
10.35	Form of Warrant, dated December 22, 2008, between the Company and Toucan Partners LLC (incorporated by reference to exhibit 10.63 filed with the Registrant’s Form 10-K on April 15, 2009)
10.36	Form of Securities Purchase Agreement, by and among the Company and Al Rajhi Holdings (incorporated by reference to exhibit 10.64 filed with the Registrant’s Form 10-K on April 15, 2009)
10.37	Securities Purchase Agreement, by and among the Company and a Group of Equity Investors (incorporated by reference to exhibit 10.65 filed with the Registrant’s Form 10-K on April 15, 2009)
10.38	Form of Warrant, between the Company and a Group of Equity Investors (incorporated by reference to exhibit 10.66 filed with the Registrant’s Form 10-K on April 15, 2009)
10.39	Form of Loan Agreement and Promissory Note, dated March 27 2009, between the Company and a Group of Private Lenders (incorporated by reference to exhibit 10.67 filed with the Registrant’s Form 10-K on April 15, 2009)
10.40#	Employment Agreement dated May 31, 2011 between the Company and Marnix Bosch
10.41#	Employment Agreement dated June 8, 2011 between the Company and Alton Boynton
10.42#	Employment Agreement dated May 31, 2011 between the Company and Anthony Maida
10.43#	Employment Agreement dated June 8, 2011 between the Company and Leslie Goldman
10.44#	Employment Agreement dated June 8, 2011 between the Company and Linda Powers
10.45#	Amended and Restated Northwest Biotherapeutics, Inc. 2007 Stock Option Plan (incorporated by reference to Schedule 14C filed on August 16, 2012)
21	Subsidiary of the Registrant (incorporated by reference to exhibit 21.1 filed with Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 on December 17, 2007)
23.1	Consent of Peterson Sullivan LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.#	Power of Attorney

#	Previously filed.
**	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5) (ii)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(i)	The undersigned Registrant hereby undertakes that it will:
(1)	for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(2)	for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on December 4, 2012.

NORTHWEST BIOTHERAPEUTICS, INC.

By:	/s/ Linda Powers Linda Powers Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) and Chairperson

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Linda Powers Linda Powers	Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer) and Chairperson	December 4, 2012
/s/ Alton Boynton* Alton Boynton	Chief Scientific Officer and Director	December 4, 2012
/s/ Robert Farmer * Robert Farmer	Director	December 4, 2012
/s/ Dr. Navid Malik* Dr. Navid Malik	Director	December 4, 2012
/s/ Jerry Jasinowski* Jerry Jasinowski	Director	December 4, 2012
* By:	/s/ Linda Powers Linda Powers Attorney-in-fact